UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934


                                MEDIA LOGIC, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          COMMON STOCK, $.01 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   58441B100
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                              Arthur H. Amron, Esq.
                             411 West Putnam Avenue
                               Greenwich, CT 06830
                                 (203) 862-7028
--------------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)


                                December 29, 1997
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             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this
schedule because of Rule 13d-1(b)(3) or (4), check the following box   [   ]

Check the following box if a fee is being paid with this statement O. (A fee is not required only if the filing person: (1) has a previous statement on file reporting  beneficial  ownership  of more  than  five  percent  of the  class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.)
(See Rule 13d-7.)  [   ]

Note: Six copies of this statement, including all exhibits, should be filed with the commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

                                  SCHEDULE 13D
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 CUSIP No. CUSIP No. 58441B100                          Page    2   of  14 Pages
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   1     NAME OF REPORTING PERSON

         Wexford Spectrum Investors LLC

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         (Intentionally Omitted)

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [X]
                                                                       (b)

   3     SEC USE ONLY

   4     SOURCE OF FUNDS

            WC

   5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
                           7        SOLE VOTING POWER

                                          None

                           8        SHARED VOTING POWER

                                         1,233,332

                           9        SOLE DISPOSITIVE POWER

                                          None

                          10        SHARED DISPOSITIVE POWER

                                         1,233,332

   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    1,233,332

   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES


   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    11.28%

   14    TYPE OF REPORTING PERSON

                                  SCHEDULE 13D

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 CUSIP No. CUSIP No. 58441B100                          Page    3   of  14 Pages
--------------------------------------------------------------------------------

  1      NAME OF REPORTING PERSON

         Imprimis SB L.P.

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         (Intentionally Omitted)

  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [X}
                                                                       (b)

  3      SEC USE ONLY


  4      SOURCE OF FUNDS

            WC

  5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

  6      CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
                           7         SOLE VOTING POWER

                                          None

                           8        SHARED VOTING POWER

                                          2,466,668

                           9        SOLE DISPOSITIVE POWER

                                          None

                           10         SHARED DISPOSITIVE POWER

                                          2,466,668

   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    2,466,668

   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES


   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    21.27%

   14    TYPE OF REPORTING PERSON

                                  SCHEDULE 13D

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 CUSIP No. CUSIP No. 58441B100                          Page    4   of  14 Pages
--------------------------------------------------------------------------------

  1      NAME OF REPORTING PERSON

         Wexford Management LLC

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         (Intentionally Omitted)

  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [X}
                                                                       (b)

  3      SEC USE ONLY


  4      SOURCE OF FUNDS

            AF

  5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

  6      CITIZENSHIP OR PLACE OF ORGANIZATION

            Connecticut
                           7         SOLE VOTING POWER

                                          None

                           8        SHARED VOTING POWER

                                          3,700,000

                           9        SOLE DISPOSITIVE POWER

                                          None

                           10         SHARED DISPOSITIVE POWER

                                          3,700,000

   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    3,700,000

   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES


   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    30.17%

   14    TYPE OF REPORTING PERSON

                                  SCHEDULE 13D

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 CUSIP No. CUSIP No. 58441B100                          Page    5   of  14 Pages
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  1      NAME OF REPORTING PERSON

         Joseph M. Jacobs

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         (Intentionally Omitted)

  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [X}
                                                                       (b)

  3      SEC USE ONLY


  4      SOURCE OF FUNDS

            AF

  5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

  6      CITIZENSHIP OR PLACE OF ORGANIZATION

            United States of America
                           7         SOLE VOTING POWER

                                          None

                           8        SHARED VOTING POWER

                                          3,700,000

                           9        SOLE DISPOSITIVE POWER

                                          None

                           10         SHARED DISPOSITIVE POWER

                                          3,700,000

   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    3,700,000

   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES


   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    30.17%

   14    TYPE OF REPORTING PERSON

                    IN

                                  SCHEDULE 13D

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 CUSIP No. CUSIP No. 58441B100                          Page    6   of  14 Pages
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  1      NAME OF REPORTING PERSON

         Charles E. Davidson

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         (Intentionally Omitted)

  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [X}
                                                                       (b)

  3      SEC USE ONLY


  4      SOURCE OF FUNDS

            AF

  5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

  6      CITIZENSHIP OR PLACE OF ORGANIZATION

            United States of America
                           7         SOLE VOTING POWER

                                          None

                           8        SHARED VOTING POWER

                                          3,700,000

                           9        SOLE DISPOSITIVE POWER

                                          None

                           10         SHARED DISPOSITIVE POWER

                                          3,700,000

   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    3,700,000

   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES


   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    30.17%

   14    TYPE OF REPORTING PERSON

                    IN

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 CUSIP No. CUSIP No. 58441B100                          Page    7   of  14 Pages
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Item 1.   Security and Issuer.

          The classes of securities to which this statement relates are (a) the common stock, $.01 par value (the "Common Stock"), of Media Logic, Inc. (the "Company") and (b) warrants to purchase Common Stock (the "Warrants"). The Company is a Massachusetts corporation with its principal executive offices at 310 South Street, P.O. Box 2258, Plainville, MA 02762.

Item 2.   Identity and Background.

       (a) This statement is being filed by (i) Wexford Spectrum Investors LLC, a Delaware limited liability company ("Wexford Spectrum"), (ii) Imprimis SB L.P., a Delaware limited partnership ("Imprimis SB"),
            (iii) Wexford Management LLC, a Connecticut limited liability company ("Wexford Management"), (iii) Joseph M. Jacobs and (iv) Charles E. Davidson (the individuals and entities referred to above, collectively, the "Reporting Persons") with respect to shares of Common Stock and Warrants beneficially owned by the Reporting Persons.

       (b) The principal business and office address for the Reporting Persons is c/o Wexford Management LLC, 411 West Putnam Avenue, Suite 125, Greenwich, Connecticut 06830.

       (c) Wexford Spectrum is a Delaware limited liability company, the members of which are private investment funds. Wexford Spectrum was organized for the purpose of making various investments.

            Imprimis SB is a Delaware limited partnership, the general partner of which is Imprimis SB GP LLC ("Imprimis GP") and the limited partner of which ("Imprimis LP" and collectively with Imprimis GP, "Imprimis Partners") is an entity the members of which are private investment funds. Imprimis SB was formed for the purpose of making various investments as a "small business concern" within the meaning of the Small Business Investment Act of 1958 and the regulations thereunder (the "SBIC Act"), including Title 13, Code of Federal Regulations, e121.301.

            Wexford Management, a registered Investment Advisor, is the manager of both Wexford Spectrum and Imprimis GP. Wexford Management also serves as an investment advisor or sub-advisor to the members of Wexford Spectrum and the members of the Imprimis Partners.

            Charles E. Davidson is chairman, a managing member and a controlling member of Wexford Management. Mr. Davidson owns a 66.04% interest in Wexford Management and is a controlling person or an investor in a number of private companies, including certain members of Wexford Spectrum and certain members of the Imprimis Partners.

            Joseph M. Jacobs is president, a managing member and a controlling member of Wexford Management. Mr. Jacobs owns 25.47% interest in Wexford Management and is a controlling person or an investor in a number of private companies, including certain members of Wexford Spectrum and certain members of the Imprimis Partners.

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 CUSIP No. CUSIP No. 58441B100                          Page    8   of  14 Pages
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       (d)  None of the  Reporting  Persons  has during the last five years been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

       (e) None of the Reporting persons was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

       (f) Mr. Davidson and Mr. Jacobs are United States citizens.


Item 3.   Source and Amount of Funds or Other Consideration.

         The members of Wexford Spectrum have contributed to the capital of Wexford Spectrum from their respective funds. Pursuant to a Securities Purchase Agreement (the "Spectrum SPA") dated December 22, 1997, Wexford Spectrum purchased from the Company, in a private transaction which closed on December 29, 1997 (the "Closing Date") for $509,999.40, 566,666 shares of Common Stock and in connection with such transaction also obtained 333,333 Warrants with a strike price of $1.50 per share and 333,333 Warrants with a strike price of $3.00 per share.

         The Imprimis Partners have contributed to the capital of Imprimis SB from their respective funds. Pursuant to a Securities Purchase Agreement (the "Imprimis SB SPA") dated December 22, 1997, Imprimis SB purchased from the Company, in a private transaction on the Closing Date for $1,020,000.60, 1,133,334 shares (the "Shares") of Common Stock and in connection with such transaction also obtained 666,667 Warrants with a strike price of $1.50 per share and 666,667 Warrants with a strike price of $3.00 per share.

         The Spectrum SPA and the Imprimis SB SPA (the "SPAs") state that (i) the Company shall (x) within thirty (30) days of the Closing Date file with the Securities and Exchange Commission (the "SEC") a Shelf Registration Statement (as defined below) relating to the offer and sale of (a) the Shares of Common Stock (including shares issuable or issued upon the exercise of any Warrants or the exercise of any other exchange, conversion or similar right), (b) any securities issued in respect of any such shares by way of a stock dividend or stock spilt or in connection with a combination of shares, recapitalization, merger, or consolidation or reorganization and (c) the Warrants (collectively, the "Registrable Securities") by the holders of Registrable Securities from time to time in accordance with the methods of distribution elected by such holders and set forth in such Shelf Registration Statement. "Register", "registered" and "registration" each refer to a registration of Registrable Securities effected by filing with the SEC a registration statement in compliance with the Securities Act and the declaration or ordering by the SEC of effectiveness of such registration statement. "Shelf Registration" means a registration effected pursuant to Section 18 of the SPAs. "Shelf Registration Statement" means a shelf registration statement of the Company filed with the SEC pursuant to the provisions of this Section which covers some or all of the Registrable Securities, as applicable, on Form S-3 under Rule 415 under the Securities Act, or any similar rule that may be adopted by the SEC amendments and supplements to

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 CUSIP No. CUSIP No. 58441B100                          Page    9   of  14 Pages
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such registration statement,  including post-effective  amendments, in each case including  the  prospectus  contained  therein,  all  exhibits  thereto  and all
material  incorporated  by  reference  therein;  provided,   however,  that  the
registration of the Warrants pursuant to this Section is subject to the prior approval of the Company's Board of Directors.

         (ii) The Company shall use its best efforts (x) to cause such Shelf Registration Statement to be declared effective under the Securities Act as promptly as practicable but in no event more than ninety (90) days after the Closing Date and (y) after the effectiveness of the Shelf Registration Statement, promptly upon the request of Wexford Spectrum and Imprimis SB or any permitted transferee or assignee pursuant to Section 18(h) of the SPAs holding any Registrable Securities (such transferees and assignees, together with Wexford Spectrum and Imprimis SB, are collectively referred to in this Section as the "Investors"), to take any action necessary to register the sale of any Registrable Securities of such Investor and to identify such Investor as a selling security holder.

         (iii) If the Shelf Registration Statement covering the Registrable Securities required to be filed by the Company under Section 18 (a)(i) of the SPAs is not declared effective by ninety (90) days after the Closing Date (the "Required Effective Date"), then the Company will make payments to Wexford Spectrum and Imprimis SB in such amounts and at such times as shall be determined pursuant to Section 18(a)(iii) of the SPAs. The amount to be paid by the Company to Wexford Spectrum and Imprimis SB shall be equal to one (1) percent of the Purchase Price per calendar week (or any pro rata portion thereof) from the Required Effective Date until the Shelf Registration Statement is declared effective by the SEC and shall be paid to Wexford Spectrum and Imprimis SB based upon the period between (x) the Required Effective Date and the first Computation date and (y) each Computation Date thereafter and the immediately preceding Computation Date (the "Periodic Amount"). The full amount of each Periodic Amount shall be paid to the Wexford Spectrum and Imprimis SB in immediately available funds within five (5) days after each Computation Date. Notwithstanding the foregoing, the amount payable by the Company pursuant to this provision shall not be payable (x) to the extent any delay in the effectiveness of the Shelf Registration Statement occurs because of an act of, or a failure to act or to act timely by, Wexford Spectrum and Imprimis SB or its counsel in connection with any act for which Wexford Spectrum and Imprimis SB and its counsel have had adequate and sufficient notice, or (y) in the event all of the Registrable Securities may be sold pursuant to Section (k) of Rule 144 promulgated under the 1993 Act. As used in this Section, `Computation Date" means the date which is thirty (30) days after the Required Effective Date, and, if the Shelf Registration Statement required to be filed by the Company pursuant to this Section is not then effective, thirty (30) days after the previous Computation Date (pro rata for any partial period) until the Shelf Registration Statement is so declared effective by the SEC.

Item 4.  Purpose of Transaction.

          The Reporting Persons have acquired the Shares and Warrants for investment purposes. In addition, the Reporting Persons and their affiliates may in the future acquire additional securities of Media Logic, Inc. from time to time, if such securities become available to them at favorable prices. Any such acquisitions may be made through private purchases, in the open market or by any other means deemed advisable, and may be at higher or lower prices than those paid for the securities already acquired.

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 CUSIP No. CUSIP No. 58441B100                          Page    10   of 14 Pages
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         Pursuant to the SPAs the Company  agreed  that the  Company's  Board of
Directors shall refrain from filling one of its two currently existing vacancies until such time as a Buyer Nominee (as defined below), if any, has been appointed a Director by the Board of Directors. For the longer of (x) a period of one (1) year beginning on the Closing Date and (y) the period that Wexford Spectrum and Imprimis SB and their Affiliates hold, in the aggregate, shares of capital stock equal to at least five percent (5%) of the outstanding Common Stock of the Company, Wexford Spectrum and Imprimis SB shall have the right to request that its representative, who shall be reasonably acceptable to the Company ("Buyer Nominee"), be appointed to the Company's Board of Directors. Such request shall be made in writing to the Company. Within ten (10) days after its receipt of such request, the Company's Board of Directors shall appoint the Buyer Nominee as a member of the Company's Board of Directors (the "Nominee Appointment"). At the first Company annual shareholders meeting following the Nominee Appointment and at each Company annual shareholders meeting thereafter, the Company shall nominate one representative of the Buyer to the Company's Board of Directors; provided however, that this subsection 4(i) shall be applied in concert with Section 4(i) of the Affiliate Purchase Agreement such that only one (1) representative of Imprimis SB and Wexford Spectrum shall serve on the Company's Board of Directors at any one time pursuant to Section 4(i) of this Agreement or Section 4(i) of the Affiliate Purchase Agreement. In addition, pursuant to the SPAs, the Company agreed to certain negative covenants and other matters.

          None of the Reporting Persons have any present plans or intentions with respect to a merger, reorganization, liquidation, sale of assets or financing of Media Logic, Inc. or a change in the management, capitalization or distribution policy of Media Logic, Inc.; but each reserves the right to propose or undertake or participate in any of the foregoing actions in the future.

Item 5.   Interest in Securities of the Issuer.

          As a result of the acquisition of the Shares and Warrants, the Reporting Persons may be deemed to own beneficially the respective percentages and numbers of outstanding Shares of Common Stock and Warrants set forth below (on the basis of 8,563,660 shares of Common Stock of Media Logic, Inc. issued and outstanding, which, based upon certain publicly available information, is the number of shares outstanding as of December 22, 1997).


A.   Wexford  Spectrum Investors  LLC

         (a)  Aggregate   number  of  shares  of  Common   Stock  and   Warrants
         beneficially owned:
              Percentage:  11.28%
         (b)  1. Sole power to vote or to direct  vote:  -0-
              2. Shared power to vote or to direct vote:  1,233,332
              3. Sole power to dispose or to direct the  disposition:  -0-
              4. Shared power to dispose or to direct the disposition: 1,233,332
         (c) There were no transactions by Wexford Spectrum during the past 60 days.
         (d) Wexford Spectrum may be deemed to have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of, the Common Stock and Warrants.
         (e) Not applicable.

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 CUSIP No. CUSIP No. 58441B100                          Page    11   of 14 Pages
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B.  Imprimis SB L.P.

         (a) Aggregate number of shares of Common Stock and Warrants beneficially owned:
              Percentage: 21.27%
         (b)  1. Sole power to vote or to direct  vote:  -0-
              2. Shared power to vote or to direct vote: 2,466,668
              3. Sole power to dispose or to direct the disposition:  -0-
              4. Shared power to dispose or to direct the disposition: 2,466,668
         (c)  There were no transactions by Imprimis SB during the past 60 days.
         (d) Imprimis SB may be deemed to have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of, the Common Stock and Warrants.
         (e) Not applicable.

B.   Wexford Management LLC

         (a)  Aggregate   number  of  shares  of  Common   Stock  and   Warrants
         beneficially owned:
              Percentage: 30.17%
         (b)  1. Sole power to vote or to direct vote:  -0-
              2. Shared power to vote or to direct vote: 3,700,000
              3. Sole power to dispose or to direct the disposition:  -0-
              4. Shared power to dispose or to direct the disposition: 3,700,000
         (c) There were no transactions by Wexford Management during the past 60 days.
         (d) Wexford Management may be deemed to have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of, the Common Stock and Warrants.
         (e) Not applicable.

C.   Joseph M. Jacobs

         (a)  Aggregate   number  of  shares  of  Common   Stock  and   Warrants
         beneficially owned:
                  Percentage: 30.17%
         (b)  1. Sole power to vote or to direct vote:  -0-
              2. Shared power to vote or to direct vote: 3,700,000
              3. Sole power to dispose or to direct the disposition:  -0-
              4. Shared power to dispose or to direct the disposition: 3,700,000
         (c) There were no transactions by Mr. Jacobs during the past 60 days.
         (d) Mr. Jacobs may be deemed to have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of, the Common Stock and Warrants.
         (e) Not applicable.

D.   Charles E. Davidson

         (a)  Aggregate   number  of  shares  of  Common   Stock  and   Warrants
         beneficially owned:
              Percentage: 30.17%
         (b)  1. Sole power to vote or to direct vote:  -0-
              2. Shared power to vote or to direct vote: 3,700,000
              3. Sole power to dispose or to direct the disposition:  -0-
              4. Shared power to dispose or to direct the disposition: 3,700,000

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 CUSIP No. CUSIP No. 58441B100                          Page    12   of 14 Pages
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         (c) There were no transactions by Mr. Davidson during the past 60 days.
         (d) Mr. Davidson may be deemed to have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of, the Common Stock and Warrants.
         (e)  Not applicable.


          Wexford Management may, by reason of its status as manager of Wexford Spectrum and of the Imprimis GP, be deemed to own beneficially the Common Stock and Warrants of which Wexford Spectrum and Imrpimis SB possess beneficial ownership.

           Each of Charles E. Davidson and Joseph M. Jacobs may, by reason of his status as a controlling person of Wexford Management, be deemed to own beneficially the Common Stock and Warrants of which Wexford Spectrum and Imprimis SB possess beneficial ownership

          Each of Charles E. Davidson, Joseph M. Jacobs and Wexford Management shares the power to vote and to dispose of the shares of Common Stock and Warrants of Wexford Spectrum and Imprimis SB beneficially owns.


Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

         See items 2, 3, 4 and 5 above.


Item 7. Material to be Filed as Exhibits.

         1. Exhibit 1 - Securities Purchase Agreement dated December 22, 1997 by and between Media Logic, Inc. and Wexford Spectrum Investors LLC.

         2. Exhibit 2 - Securities Purchase Agreement dated December 22, 1997 by and between Media Logic, Inc. and Imprimis SB L.P.

         3.       Exhibit 3 - Form of Warrant Agreement

--------------------------------------------------------------------------------
 CUSIP No. CUSIP No. 58441B100                          Page    13   of 14 Pages
--------------------------------------------------------------------------------


                                    SIGNATURE

         After reasonable inquiry and to the best of each of the undersigned's knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


Dated:  January 12, 1997

                                         WEXFORD SPECTRUM INVESTORS  LLC


                                    By:  /s/Arthur H. Amron
                                         ------------------
                                  Name:  Arthur H. Amron
                                 Title:  Vice President


                                         IMPRIMIS SB L.P.
                                     By: IMPRIMIS SB GP LLC, its General Partner


                                     By:  /s/Arthur H. Amron
                                          ------------------
                                   Name:  Arthur H. Amron
                                  Title:  Vice President


                                          WEXFORD MANAGEMENT LLC


                                     By:  /s/Arthur H. Amron
                                          ------------------
                                   Name:  Arthur H. Amron
                                  Title:  Senior Vice President


                                          /s/Charles E. Davidson
                                          ----------------------
                                          Charles E. Davidson


                                          /s/Joseph M. Jacobs
                                          -------------------
                                          Joseph M. Jacobs

--------------------------------------------------------------------------------
 CUSIP No. CUSIP No. 58441B100                          Page    13   of 14 Pages
--------------------------------------------------------------------------------

                                    EXHIBIT I

    Pursuant to Rule 13d-1(f)(1)(iii) of Regulation 13D-G of the General Rules and Regulations of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, the undersigned agree that the statement to which this Exhibit is attached is filed on behalf of each of them in the capacities set forth below.

                                         WEXFORD SPECTRUM INVESTORS  LLC


                                    By:  /s/Arthur H. Amron
                                         ------------------
                                  Name:  Arthur H. Amron
                                 Title:  Vice President


                                         IMPRIMIS SB L.P.
                                     By: IMPRIMIS SB GP LLC, its General Partner


                                     By:  /s/Arthur H. Amron
                                          ------------------
                                   Name:  Arthur H. Amron
                                  Title:  Vice President


                                          WEXFORD MANAGEMENT LLC


                                     By:  /s/Arthur H. Amron
                                          ------------------
                                   Name:  Arthur H. Amron
                                  Title:  Senior Vice President


                                          /s/Charles E. Davidson
                                          ----------------------
                                          Charles E. Davidson


                                          /s/Joseph M. Jacobs
                                          -------------------
                                          Joseph M. Jacobs

                          SECURITIES PURCHASE AGREEMENT

                  THIS SECURITIES PURCHASE AGREEMENT, dated as December 22, 1997, is entered into by and between MEDIA LOGIC, INC., a Massachusetts corporation (the "Company"), and IMPRIMIS SB L.P., a Delaware limited partnership (the "Buyer").

                              W I T N E S S E T H:

                  WHEREAS, the Company and the Buyer are executing and delivering this Agreement in accordance with and in reliance upon the exemption from securities registration afforded, inter alia, by Rule 506 under Regulation D ("Regulation D") as promulgated by the United States Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "1933 Act"), and/or Section 4(2) of the 1933 Act; and

                  WHEREAS, the Buyer wishes to purchase, upon the terms and subject to the conditions of this Agreement, shares of the common stock, $.01 par value per share, of the Company (the "Common Stock"), upon the terms and subject to the conditions set forth herein;

                  NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                  1. AGREEMENT TO PURCHASE; PURCHASE PRICE.

                  a. Purchase.  Upon the terms and subject to the conditions set forth in this Agreement, the undersigned hereby agrees to purchase from the Company 1,133,334 shares (the "Shares") of Common Stock for ninety cents ($0.90) per share, for an aggregate purchase price (the "Purchase Price") of $1,020,000.60. The Purchase Price for the Shares shall be payable in United States Dollars.

                  b. Form of Payment. In consideration of the issuance and sale of the Shares and the Warrants (as hereinafter defined) by the Company to the Buyer, the Buyer shall pay the Purchase Price by delivering immediately available good funds in United States Dollars pursuant to the wire instructions set forth in Section 1(c). Immediately upon payment by the Buyer to the Company of the Purchase Price of the Shares, the Company shall deliver certificates evidencing such Shares duly executed on behalf of the Company and countersigned by the Company's transfer agent to the Buyer, together with warrant certificates, the form of which is attached hereto as ANNEX I hereto, evidencing the Warrants (the "Warrants"), duly executed on behalf of the Company, and the Shares and Warrants shall each be free and clear of all security interests, liens, pledges, charges, escrows, options, rights of first refusal, encumbrances, agreements, arrangements, commitments or other claims of any kind or character (collectively, the "Claims"). The obligation of the parties hereto as set forth in this Section 1(b) are subject to the satisfaction of the conditions set forth (i) in the case of the Buyer, in Section 7(c) and (ii) in the case of the Company, in Section 6(d), each of which may not be waived by either party hereto.

                  c. Method of Payment. Payment of the Purchase Price shall be made by wire transfer of funds to the Company in accordance with the following instructions:

                           FLEET BANK OF MA
                           Account Name  MEDIALOGIC, INC.
                           Account No. 050-0759123  Bank ABA #011500010
                           SWIFT address: FLTBUS3B Bank Phone # 800/841-4000 Please reference invoice # on Transfer

         d. Affiliates. For purposes of this Agreement (except as expressly defined in Section 3(t) solely for purposes of Section 3(t)), "Affiliate" shall mean (a) such as is defined in the Securities Exchange Act of 1934, as amended, and (b) as to each other, IMPRIMIS SB L.P. and WEXFORD SPECTRUM INVESTORS LLC.

                  2.  BUYER   REPRESENTATIONS,   WARRANTIES,   ETC.;  ACCESS  TO
INFORMATION; INDEPENDENT INVESTIGATION.

                  The Buyer represents and warrants to, and covenants and agrees with, the Company as follows:

                  a. Without limiting Buyer's right to sell the Shares pursuant to the Registration Statement (as hereinafter defined), the Buyer is purchasing the Shares in the ordinary course of its business and for its own account for investment only and not with a view towards the public sale or distribution thereof and not with a view to or for sale in connection with any distribution thereof or any arrangement or understanding with any other persons regarding the distribution or purchase of such Shares;

                  b. The Buyer is (i) an "accredited investor" as that term is defined in Rule 501 of the General Rules and Regulations under the 1933 Act by reason of Rule 501(a)(3), (ii) experienced in making investments of the kind described in this Agreement and the related documents, (iii) able, by reason of the business and financial experience of its officers (if an entity) and professional advisors (who are not affiliated with or compensated in any way by the Company or any of its affiliates or selling agents), to protect its own interests in connection with the transactions described in this Agreement, and the related documents, and (iv) able to afford the entire loss of its investment in the Shares;

                  c. All subsequent offers and sales of the Shares by the Buyer shall be made pursuant to registration of the Shares under the 1933 Act or pursuant to an exemption from registration;

                  d. The Buyer understands that the Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and the Buyer's compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of the Buyer to acquire the Shares;

                  e. The Buyer and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Shares which have been requested by the Buyer. The Buyer and its advisors, if any, have been afforded the opportunity to ask questions of the Company and have received complete and satisfactory answers to any such inquiries. Without limiting the generality of the foregoing, the Buyer has also had the opportunity to obtain and to review the Company's (1) Annual Report on Form 10-K for the fiscal year ended March 31, 1997 (the "Form 10-K"), (2) Amendment No. 1 to the Form 10-K on Form 10-K/A, (3) Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 1997 and September 30, 1997 and (4) Proxy Statement dated August 11, 1997 (collectively, the "Company's SEC Documents").

                  f. The Buyer, taking into account the personnel and resources it can practically bring to bear on the purchase of the Shares, is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to making an investment decision like that involved in the purchase of the Shares and the Buyer understands that its investment in the Shares involves a high degree of risk;

                  g. The Buyer understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Shares;

                  h. The Buyer has full right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered on behalf of the Buyer and is a valid and binding agreement of the Buyer enforceable in accordance with its terms, subject as to enforceability to general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or in equity) and to bankruptcy, insolvency, fraudulent transfer, reorganization moratorium and other similar laws affecting creditors' rights generally.

                  i. Neither the Buyer, nor any affiliate of the Buyer, has any present intention of entering into, any put option, short position, or other similar position with respect to the Shares.

                  3. COMPANY REPRESENTATIONS, WARRANTIES, ETC.

                  The Company represents and warrants to the Buyer that:

                  a. Organization, Standing and Power. (i) The Company and its wholly-owned subsidiary, MediaLogic ADL, Inc. (the "Subsidiary"), are duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and the State of Delaware, respectively, and each has all requisite corporate power and authority to own, lease and operate its respective properties and to carry on its respective businesses as now being conducted and as currently proposed to be conducted. The Company and the Subsidiary are duly qualified to do business and are in good standing in each jurisdiction in which such qualification is necessary because of the property owned, leased or operated by them or because of the nature of their business as now being conducted, except for those jurisdictions where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the condition (financial or otherwise), operations, business, assets, liabilities, earnings or prospects of the Company and the Subsidiary taken as a whole ("Material Adverse Effect").

                  (ii) The Company has, prior to the execution and delivery by the Company of this Agreement, delivered to the Buyer a true and complete copy of the Certificate of Incorporation (together with any amendments thereto) and the By-laws of the Company. The minute books of the Company are true and complete in all material respects.

                  b. Securities Purchase Agreement; Warrants and Stock. The Company has all requisite corporate power and authority to execute and deliver this Agreement, the certificates evidencing the Warrants, and the certificates evidencing the Shares and to perform all of its obligations and undertakings under such agreements and to carry out the transactions contemplated under such agreements. This Agreement, the certificates evidencing the Shares and the Warrants and the transactions contemplated thereby, and the issuance and sale of the Shares and the Warrants, have each been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery or performance by the Company of this Agreement or the Warrants. This Agreement has been duly executed and delivered by the Company and this Agreement is, and the Warrants, when executed and delivered by the Company, will be, valid and binding agreements of the Company enforceable in accordance with their respective terms, subject as to enforceability to general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or in equity) and to bankruptcy, insolvency, moratorium, and other similar laws affecting the enforcement of creditors' rights generally.

                  c. Capitalization; Equity Interests. (i) As of the date of this Agreement, the authorized capital stock of the Company consists solely of 20,000,000 shares of Common Stock, of which 8,563,660 shares are issued and outstanding. The outstanding shares of Common Stock have been duly authorized and issued and are fully paid and non-assessable and not subject to any purchase option or right of first refusal or preemptive, subscription or similar rights. The Shares have been duly authorized and, when issued in accordance with this Agreement, will (i) be duly issued, fully paid and non-assessable and not subject to any purchase option or right of first refusal or preemptive, subscription or similar rights and (ii) not subject the holder thereof to personal liability by reason of being such holder. The shares of Common Stock initially issuable upon exercise of the Warrants (the "Exercise Shares") have been duly authorized and reserved for issuance upon exercise and, when issued upon such exercise, will (ii) be duly issued, fully paid and non-assessable and not subject to any purchase option, or right of first refusal or preemptive, subscription or similar rights and (ii) not subject the holder thereof to personal liability by reason of being such holder.

                  (ii) Except for this Agreement, the Warrants and as set forth in Schedule 3(c) of the Disclosure Schedule, (x) there are no bonds, debentures, notes or other indebtedness or securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote, (y) there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Common Stock or other voting securities of the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call right, commitment, agreement, arrangement or undertaking and (z) there are no outstanding rights, commitments, agreements, arrangements or undertakings of any kind obligating the Company to repurchase, redeem or otherwise acquire any shares of Common Stock or other voting securities of the Company or any securities of the type described in clauses (x) or (y) above. No dividends on any shares of Common Stock have been declared but not yet paid.

                  (iii) Except for the Subsidiary, the Company does not have any subsidiaries or own or hold, directly or indirectly, any equity or other security interests in any corporation, partnership, limited liability company, joint venture or other entity. The Company is not subject to any liability for any claim that the Company violated any applicable Federal or state securities laws in connection with the issuance of Common Stock or other securities. There are no restrictions on the transfer of shares of Common Stock other than those imposed by relevant state and Federal securities laws. There are no voting trusts, voting agreements, proxies or other agreements or instruments with respect to the voting of the Common Stock to which the Company is a party, or to the best of the knowledge of any of the Company's officers, directors or employees (the "Company's Knowledge"), among or between any persons other than the Company. Except as set forth in Schedule 3(c) of the Disclosure Schedule, no person has the right to demand or other rights to cause the Company to file any registration statement under the 1933 Act relating to any securities of the Company presently outstanding or any right to participate in any such registration statement.

                  (iv) The Company has  registered  its Common Stock pursuant to
Section 12 of the Exchange Act, and the Common Stock is listed and traded on the American Stock Exchange ("AMEX").

                  d. Non-contravention. The execution and delivery of this Agreement and the Warrants by the Company, the issuance of the Shares and the Warrants, and the consummation by the Company of the other transactions contemplated by this Agreement, the Warrants and compliance by the Company with any of the provisions hereof or thereof do not and will not conflict with or result in a breach or violation by the Company of any of the terms or provisions of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to any increased, additional, accelerated or guaranteed rights or entitlement of any person or entity under, or result in the creation of any Claim on the properties or assets of the Company under (i) the restated articles of organization or by-laws of the Company, (ii) any indenture, mortgage, note, bond, license, lease, contract, commitment, arrangement, deed of trust, or other material agreement or instrument to which the Company is a party or by which it or any of its properties or assets are bound, including any listing agreement for the Common Stock except as herein set forth, (iii) to its knowledge, any existing applicable law, rule, or regulation or any applicable decree, judgment, or (iv) to its knowledge, any judgment, decree or order of any court, United States federal or state regulatory body, administrative agency, or other governmental body having jurisdiction over the Company or any of its properties or assets (v) any license, franchise, permit or other similar authorization held by the Company, except such conflict, breach or default which would not have a Material Adverse Effect on the transactions contemplated herein.

                  e. Financial Statements. (i) The consolidated financial statements (the "Financial Statements") of the Company set forth in the (A) Company's Annual Report on Form 10-K for the year ended March 31, 1997, reported on by Arthur Andersen LLP, (B) Amendment No. 1 to the Form 10-K on Form 10-K/A, and (C) Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 1997 and September 30, 1997, in each case fairly present the consolidated financial position of the Company as of such dates and the consolidated results of operation and cash flows for such periods then ended in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis. Arthur Andersen LLP is an independent accountant as defined under the 1933 Act and the rules and regulations promulgated thereunder.

                  (ii) All reserves established by the Company are reflected on the balance sheets contained in the Financial Statements or in the footnotes to the Financial Statements of the Company and in management's reasonable estimate are adequate in the aggregate and there are no loss contingencies that are required to be accrued by Statement of Financial Accounting Standard No. 5 of the Financial Accounting Standards Board which are not provided for on such balance sheets. As of the date hereof, except for liabilities (A) reflected on or reserved against on the balance sheet as of September 30, 1997 (the "Latest Balance Sheet") (B) incurred in the ordinary course of the Company's business and consistent with past practice or (C) contemplated by this Agreement, the Company has no liabilities (absolute, accrued, fixed, contingent, known, unknown or otherwise) which would be required by GAAP to be reflected or reserved against on the balance sheet of the Company and which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

                  (iii) Any forecasts and projections previously delivered to the Buyer by the Company have been prepared in good faith and on the basis of assumptions that are fair and reasonable in light of current and reasonably foreseeable circumstances.

                  f. Approvals. No authorization, approval or consent of any court, governmental body, regulatory agency, self-regulatory organization, or stock exchange or market or the stockholders of the Company is required to be obtained by the Company for the issuance and sale of the Shares or the Warrants to the Buyer as contemplated by this Agreement, except such authorizations, approvals and consents that have been obtained and except as contemplated in
Section 4(s) of this Agreement.

                  g. SEC Filings. None of the SEC filings with the Securities and Exchange Commission since the filing of the 10-K on March 31, 1997 contained, at the time they were filed, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein in light of the circumstances under which they were made, not misleading. The Company has since December 22, 1996 timely filed all requisite forms, reports and exhibits thereto with the Securities and Exchange Commission.

                  h. Absence of Changes. Except as set forth on Schedule 3(h) of the Disclosure Schedule and except as may apply in the context of the Securities Purchase Agreement entered into between the Company and an Affiliate of the Buyer of even date herewith (the "Affiliate Purchase Agreement"), since September 30, 1997, the Company and the Subsidiary have operated in the ordinary course consistent with past practice and there has not been:

                  (i)  any  event,   occurrence  or   development  or  state  of
circumstances of facts which has had or would reasonably be expected to have a Material Adverse Effect;

                  (ii) any payment, discharge or satisfaction of any Claim or obligation of the Company or the Subsidiary or any amendment, termination or waiver of any rights of value to the Company or the Subsidiary, except in the ordinary course of business and consistent with past practice;

                  (iii) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of Common Stock of the Company or the Subsidiary any direct or indirect redemption, purchase or other acquisition of any such shares;

                  (iv) any creation of any Claim on, or any assignment or other disposition of, any property of the Company or the Subsidiary, except in the ordinary course of business consistent with past practice, and which Claims, assignments and dispositions together with all other such Claims, assignments and dispositions would not have a Material Adverse Effect;

                  (v) any write-down of the value of any asset of the Company or the Subsidiary or any write-off as uncollectible of any accounts or notes receivable or any portion thereof, other than write-downs or write-offs which in the aggregate do not exceed $25,000;

                  (vi) any capital expenditure or commitment or addition to property, plant or equipment of the Company or the Subsidiary, individually or in the aggregate, in excess of $25,000;

                  (vii) (A) any change in any bonus, commission, pension, profit-sharing or other benefit or compensation plan, policy or arrangement or commitment or (B) any increase in any such compensation, bonus, commission, pension, profit sharing or other benefit payable now or in the future to any shareholder, director or officer of the Company or the Subsidiary, or any Affiliate (as defined in the Exchange Act) of such person (or, in each case, the entering into of any agreement to effect the same);

                  (viii) any obligation or liability (whether absolute, accrued, contingent or otherwise, and whether due or to become due) incurred by the Company or the Subsidiary, other than obligations incurred in the ordinary course of business and consistent with past practice;

                  (ix) any issuance or sale, or any contract entered into for the issuance or sale, of any shares of capital stock or securities convertible into or exercisable for shares of capital stock of the Company or the Subsidiary;

                  (x) any cancellation of any debts or claims or any amendment, termination or waiver of any rights of value to the Company or the Subsidiary;

                  (xi) any material damage, destruction or loss (whether or not covered by insurance) affecting any asset or property of the Company or the Subsidiary;

                  (xii) any change in the independent public accountants of the Company or the Subsidiary or in the accounting methods or accounting practices followed by the Company or the Subsidiary or any change in depreciation or amortization policies or rates; or

                  (xiii) any agreement, whether in writing or otherwise, to take any of the actions specified in the foregoing items (i) through (xii).

                  i. Full Disclosure. There is no fact known to the Company (other than general economic conditions known to the public generally) or as disclosed in the documents referred to in Section 2(e), that has not been disclosed in writing to the Buyer that (i) would reasonably be expected to have a material adverse effect on the business or financial condition of the Company or the Subsidiary or (ii) would reasonably be expected to materially and adversely affect the ability of the Company to perform its obligations pursuant to this Agreement.

                  j. Absence of Litigation. Except as set forth in Schedule 3(j) of the Disclosure Schedule, there is no action, suit, claim, legal, or administrative or arbitration proceeding, inquiry or investigation before or by any court, public board or body pending or, to the knowledge of the Company, threatened against or affecting the Company or the Subsidiary, wherein an unfavorable decision, ruling or finding would have a Material Adverse Effect on the business or financial condition of the Company or the Subsidiary or the transactions contemplated by this Agreement or any of the documents contemplated hereby or which would adversely affect the validity or enforceability of, or the authority or ability of the Company to perform its obligations under, this Agreement or any of such other documents.

                  k.  Absence  of  Events  of  Default.  Except  as set forth in
Schedule 3(k) of the Disclosure Schedule, no Event of Default, as defined in the respective agreement to which the Company is a party, and no event which, with the giving of notice or the passage of time or both, would become an Event of Default (as so defined), has occurred and is continuing, which would have a Material Adverse Effect on the Company's financial condition or results of operations.

                  l. Assets, Property And Related Matters; Real Property. (i) The Company or the Subsidiary has good title to, or a valid leasehold interest in, as applicable, all of the assets reflected on the Financial Statements, free and clear of all Claims. To the Company's Knowledge, such assets (other than inventory) are in good operating condition and repair, subject to ordinary wear and tear and constitute all of the properties, interests, assets and rights held for use or used in connection with the business and operations of the Company or the Subsidiary and constitute all those necessary to continue to operate the business of the Company or the Subsidiary, as the case may be, consistent with current and historical practice.

                  (ii) All leases of real property to which the Company or the Subsidiary is a party ("Leases"), as set forth in Schedule 3(1) of the Disclosure Schedule, are in writing and in full force and effect and constitute valid and binding obligations of the Company and, to the Company's Knowledge, of the other parties thereto, enforceable in accordance with their respective terms subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. The Company or the Subsidiary holds good and valid title to the leasehold interests under the Leases for the term of each such Lease, free and clear of all Claims. The Leases have not been modified in any material respect, except to the extent that such modifications are disclosed, in writing, in a copy delivered to the Buyer. There exists no material default, or any event which upon notice or the passage of time, or both, would give rise to any material default, in the performance of the Company or the Subsidiary or, to the Company's Knowledge, by any lessor under any such lease. Except as disclosed on Schedule 3(l) of the Disclosure Schedule, the Company or the Subsidiary have not, and to the Company's Knowledge, no other person has, granted any oral or written right to anyone other than the Company or the Subsidiary to lease, sublease or otherwise occupy any of its properties through the end of the applicable lease periods.

                  (iii) The Company does not own, and has not previously owned, any real property.

                  m. Patents,  Trademarks and Similar  Rights.  (i) Set forth on
Schedule 3(m) of the Disclosure Schedule is a true and complete list of the patents, patent applications, trademarks (registered or unregistered) and service marks (and any applications or registrations therefor), trade names, corporate names, copyrights, copyright registrations and other intellectual property that currently exists in written form owned or filed by, or licensed to, the Company or the Subsidiary or used in the conduct of the Company's or the Subsidiary's business as presently conducted ("Intellectual Property"). With respect to registered trademarks, Schedule 3(m) of the Disclosure Schedule sets forth a list of all jurisdictions in which such trademarks are registered or applied for and all registration and application numbers. To the Company's Knowledge, the Company has all rights to Intellectual Property as are used or are necessary in connection with the businesses of the Company and the Subsidiary as presently conducted, and the Company owns, or has the right to use, execute, reproduce, display, perform, modify, enhance, distribute, prepare derivative works of and sublicense, without payment to any other person or entity, all Intellectual Property free and clear of all Claims whatsoever. The consummation of the transactions contemplated hereby will not conflict with, alter or impair any such right.

                  (ii) Neither the Company nor the Subsidiary has granted any options, licenses or agreements of any kind relating to Intellectual Property or the marketing or distribution thereof. Neither the Company nor the Subsidiary is bound by or a party to any options, licenses or agreements of any kind relating to the intellectual property of any other person or entity. The conduct of the business of the Company and of the Subsidiary as presently conducted does not, to the Company's Knowledge, violate, conflict with or infringe the intellectual property of any other person or entity. No claims are pending, or to the Company's Knowledge, threatened, against the Company or the Subsidiary by any person or entity with respect to the ownership, validity, enforceability, effectiveness or use of any Intellectual Property and, during the past three years, neither the Company nor the Subsidiary has received any communications alleging that the Company has violated any rights relating to intellectual property of any person or entity.

                  n. Agreements. (i) Schedule 3(n) of the Disclosure Schedule contains a true and complete list or description of all written or oral contracts, agreements and other instruments ("Contracts") to which the Company or the Subsidiary is a party (A) relating to indebtedness for money borrowed or the deferred purchase price of property or services or capital leases in excess of $50,000, (B) relating to any forward commitments or to other commitments in excess of $50,000 in any given year, (C) relating to any joint venture, partnership or limited liability company; (D) relating to the employment or compensation of any director, officer or shareholder of the Company or the Subsidiary, or any Affiliate of such companies, and not disclosed in the proxy statement filed in connection with the Company's fiscal year ended March 31, 1997, (E) relating to the employment or compensation of any employee, consultant, independent contractor or other agent of the Company or the Subsidiary, or any Affiliate of such companies, involving a payment in excess of $50,000 in any given year, (F) relating to the sale or other disposition of any assets, properties or rights (other than the sale of inventory), (G) which restricts the Company's or the Subsidiary's ability to do business in any geographic area or grants to any person exclusive or similar rights in any line of business or in any geographic area, (I) which restricts the Company's or the Subsidiary's ability from soliciting employees of another entity or restricts another entity's ability from soliciting the Company's or the Subsidiary's employees, (J) relating to the lease of any machinery, equipment, vehicle or other personal property owned by any other person or entity, for which the annual rental exceeds $50,000; (K) relating to the lease of any real or personal property to any other person or entity, for which the annual rental exceeds $50,000; (L) relating to any advance, loan, extension of credit or capital contribution to, or other investment in, any person or entity not in excess of $50,000 in the aggregate; or (M) that is otherwise material to the business, properties or assets of the Company or the Subsidiary and entered into other than in the ordinary course of business.

                  (ii) All Contracts are valid, binding and in full force and effect as to the Company or the Subsidiary and neither the Company nor, to the Company's Knowledge, any other party thereto is in breach or violation of, or default under, any such Contracts in any material respect.

                  o. Related Party Transactions. Except as set forth on Schedule 3(o) of the Disclosure Schedule, no current or former partner, director, officer, employee or shareholder of the Company or the Subsidiary or any associate or Affiliate thereof, or any parent, spouse, child, brother, sister or any other relative with a relationship (by blood, marriage or adoption) of not more remote than first cousin of any of the foregoing (collectively, "Family Members"), is presently, or during the 12-month period ending on the date of this Agreement has been, directly or indirectly (i) a party to any transaction with the Company (including any contract, agreement or other arrangement providing for the furnishing of services by, or rental of real or personal property from, or otherwise requiring payments to, any such director, officer, employee or shareholder or such associate) or (ii) to the Company's Knowledge, the direct or indirect owner of an interest in any corporation, firm, association or business organization (other than the ownership of less than two percent (2%) of the outstanding capital stock of any publicly traded entity) which is a present (or potential) competitor, lender, broker or customer of the Company or the Subsidiary, nor does any member of management or any of their Family Members receive income from any source other than the Company or the Subsidiary which relates to the Company's or the Subsidiary's business or should properly accrue to the Company or the Subsidiary. Schedule 3(o) of the Disclosure Schedule sets forth a list of all Family Members who are currently employed or who were employed by the Company or the Subsidiary at any time during the last three fiscal years together with a description of job, title and annual salary and bonus for each such person. Neither the Company nor the Subsidiary has any loans outstanding to any employee, officer, director or shareholder of the Company or the Subsidiary or to any Family Member.

                  p. Disclosure. No representation, warranty or statement of the Company contained in this Agreement, or any other agreement contemplated by this Agreement, or any certificate, schedule, annex or other writing furnished to the Buyer by the Company, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement contained herein or therein, in light of the circumstances under which they were made, not misleading.

                  q. Investment Company Act. The Company is not an "investment company" within the meaning of such term under the Investment Company Act of 1940 and the rules and regulations of the SEC thereunder.

                  r. Securities Act. Assuming that the representations and warranties of the Buyer contained in Article 2 are true and correct, the Company has complied with all applicable Federal and state securities laws in connection with the issuance and sale of the Shares. Neither the Company nor anyone acting on its behalf has offered to sell the Shares or similar securities to, or solicited offers with respect thereto from, or entered into any preliminary conversations or negotiations relating thereto with, any person, so as to bring the issuance and sale of such Shares under the registration provisions of the 1933 Act.

                  s. Brokers. Other than the Placement Agents (as defined below), no agent, broker, investment banker, person or firm acting on behalf of the Company or under the authority of the Company is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly from any of the parties in connection with any of the transactions contemplated by this Agreement.

                  t. Small Business Matters. The Company, together with its "Affiliates" (as that term is defined in Title 13, Code of Federal Regulations, e121.103), is a "small business concern" within the meaning of the Small Business Investment Act of 1958 and the regulations thereunder (the "SBIC Act"), including Title 13, Code of Federal Regulations, e121.301. The information set forth in the Small Business Administration Forms 480, 652 and Section A of Form 1031 which have been delivered on or prior to the date hereof to the SBIC, regarding the Company is accurate and complete. Neither the Company nor the Subsidiary or Affiliates thereof presently engages in, and it shall not hereafter engage in, any activities , nor shall the Company or its Subsidiary or Affiliates thereof use directly or indirectly the proceeds from the sale of the shares of the capital stock of the Company hereunder (including the Warrants and any capital stock issued respect hereof) for any purpose for which a "small business investment company" (an "SBIC") (as defined in Section 103(3) of the SBIC Act) is prohibited from providing funds by the SBIC Act, including Title 13, Code of Federal Regulations Section, ss. 107.720.G.

                  4. CERTAIN COVENANTS AND ACKNOWLEDGMENTS.

                  a. Restrictions On Transferability. The Company shall not be required to register the transfer of any Shares on the books of the Company unless: (i) such securities have been registered under applicable Federal and state securities laws, (ii) such shares are being transferred pursuant to Rule 144, or any successor rule, promulgated under the 1933 Act or (iii) the Company shall have been provided with an opinion of counsel reasonably satisfactory to it to the effect that the proposed transfer is exempt from the registration requirement of the 1933 Act and the relevant state securities laws.

                  b. Restrictive Legend. The Buyer acknowledges and agrees that until such time as the Shares have been registered under the 1933 Act as contemplated herein and sold in accordance with an effective registration statement, the Shares shall bear a restrictive legend in substantially the following form:

         THESE SECURITIES (THE "SECURITIES") HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES, A TRANSFER PURSUANT TO RULE 144, OR ANY SUCCESSOR RULE, UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL OR OTHER REASONABLE ACCEPTABLE EVIDENCE TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.

                  c. Filings. The Company undertakes and agrees to make all necessary filings in connection with the sale of the Shares and the Warrants to the Buyer under any United States laws and regulations and any applicable state securities or "Blue Sky" laws, or by any domestic securities exchange or trading market, and to provide a copy thereof to the Buyer promptly after such filing.

                  d. Reporting Status. So long as the Buyer beneficially owns any of the Shares, the Company shall file all reports required to be filed with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, and the Company shall not terminate its status as an issuer required to file reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act") even if the Exchange Act or the rules and regulations thereunder would permit such termination.

                  e. Use of Proceeds. (i) The Company will use the proceeds from the sale of the Shares and the Warrants and the exercise of any Warrants (excluding amounts paid by the Company for legal fees and finder's fees in connection with the sale of the Shares and the Warrants) for internal working capital purposes, and shall not, directly or indirectly, use such proceeds for any loan to or investment in any other corporation, partnership enterprise or other person.

                  (ii) The proceeds from the sale of the shares of capital stock of the Company (including the Warrants and any capital stock issued in respect thereof) pursuant to this Agreement (the "Proceeds") shall be used by the Company for general corporate purposes. The Company, the Subsidiary and Affiliates thereof shall provide to representatives of the Buyer which is an SBIC and the SBA reasonable access to its books and records for the purpose of confirming such use of the Proceeds or for other purposes related to the qualifications of the financing provided hereunder or under any of the Documents. If the Company breaches its representations and warranties made in
Section 3(t) in any materials respect, such SBIC may elect that any shares of the Company's capital stock and the Warrants held by such SBIC be repurchased by the Company at original cost plus accrued dividends or interest thereon.

                  (iii) So long as an SBIC holds any securities of the Company, the Company, its subsidiaries and Affiliates thereof will comply at all times with the non-discrimination requirements of 13 C.F.R. Parts 112, 113 and 117.

                  (iv) Within 45 days after the end of each fiscal year, and at any other time reasonably requested by any SBIC, the Company shall deliver to such SBIC a written assessment, in form and substance satisfactory to such SBIC of the economic impact of such SBIC's investment in the Company, specifying (1) the full-time equivalent jobs created or retained in connection with the investment, and (2) the impact of the investment on the Company's business in terms of revenue and profits, and on taxes paid by the Company, its subsidiaries and Affiliates thereof and their respective employees. Upon advance written request, the Company promptly (and in any event within 20 days of such request) shall furnish to any SBIC all information (1) reasonably requested by such SBIC in order for such SBIC to comply with the requirements of 13 C.F.R. Section
107.620 or to prepare and file Small Business Administration Form 468 and (2) reasonably requested or required by any Governmental Authority asserting jurisdiction over such SBIC. Any submission of financial information pursuant to this Section shall be under cover of a certificate executed by the president, chief executive officer, chief financial officer or treasurer of the Company certifying that such information (1) relates to the Company, its subsidiaries and affiliates thereof (2) is accurate and (3) if applicable, has been audited by the Company's independent auditors.

                  f. Broker's Fees. The Buyer acknowledges that the Company intends (i) to pay The Boston Group, L.P. and First Granite Securities, Inc. (together, the "Placement Agents") fees of ten percent (10%) and two percent (2%), respectively, of the Purchase Price paid by the Buyer, and (ii) to issue to the Placement Agents warrants to purchase an aggregate of 250,000 shares of

Common Stock of the Company (the "Placement Agent Warrants", such aggregate being the total number of Placement Agent Warrants to be issued under this Agreement and the Affiliate Purchase Agreement) with an exercise price per share equal to the greater of (a) $2.00 and (b) the Market Price (as defined in Section 4(h) of this Agreement).

                  g. Expenses. The Company shall pay the Buyer a non-accountable expense reimbursement (the "Expense Reimbursement") of $50,000 to cover the Buyer's expenses, including legal fees and disbursements. The Expense Reimbursement shall be payable in United States Dollars. In addition, the Company shall pay any and all stamp and other documentary taxes payable or determined to be payable in connection with the issuance of the Shares and agrees to hold the Buyer harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes.

                  h. Warrants. The Company shall issue to the Buyer the Warrants, which shall consist of five-year warrants to purchase 1,333,334 shares of Common Stock (the "Exercise Shares") of which (i) Warrants to purchase 666,667 shares of Common Stock shall be exercisable at a price per share equal to the greater of (a) $1.50 or (b) the closing or last price of the Common Stock on the Composite Tape or other comparable reporting system for the trading day immediately preceding the Closing Date (the "Market Price"), and (ii) Warrants to purchase 666,667 shares of Common Stock shall be exercisable at a price per share such that the weighted average exercise price of the 1,333,334 Warrants issued by the Company to the Buyer under this Agreement shall equal (a) $2.25, if the exercise price of the Warrants issued under Section 4(h)(i) is less than or equal to $1.75, or (b) $2.15, if the exercise price of the Warrants issued under Section 4(h)(i) is greater than $1.75; provided, however, that in no case will the exercise price of any Warrants be less than the Market Price.

                  i. Board of Directors. The Company's Board of Directors shall refrain from filling one of its two currently existing vacancies until such time as a Buyer Nominee (as defined below), if any, has been appointed a Director by the Board of Directors. For the longer of (x) a period of one (1) year beginning on the Closing Date and (y) the period that the Buyer and its Affiliates hold, in the aggregate, shares of capital stock equal to at least five percent (5%) of the outstanding Common Stock of the Company, the Buyer shall have the right to request that its representative, who shall be reasonably acceptable to the Company ("Buyer Nominee"), be appointed to the Company's Board of Directors. Such request shall be made in writing to the Company. Within ten (10) days after its receipt of such request, the Company's Board of Directors shall appoint the Buyer Nominee as a member of the Company's Board of Directors (the "Nominee Appointment"). At the first Company annual shareholders meeting following the Nominee Appointment and at each Company annual shareholders meeting thereafter, the Company shall nominate one representative of the Buyer to the Company's Board of Directors; provided, however, that this subsection 4(i) shall be applied in concert with Section 4(i) of the Affiliate Purchase Agreement such that only one (1) representative of IMPRIMIS SB L.P. and WEXFORD SPECTRUM INVESTORS LLC shall serve on the Company's Board of Directors at any one time pursuant to Section 4(i) of this Agreement or Section 4(i) of the Affiliate Purchase Agreement.

                  j. Conduct Of Business. (i) From the date of this Agreement until the Closing Date, the Company shall operate its business only in the ordinary course of business consistent with past practice. The Company shall not, until the Closing Date, directly or indirectly, cause or permit any state of affairs, action or omission described in clauses (i) through (xiii) of
Section 3(h).

                  (ii) From the Closing Date and for so long as the Buyer and its Affiliates, in the aggregate, hold an amount of shares of Common Stock equal to at least five percent (5)% of the Common Stock then outstanding, the Company shall not change its line of business without the prior written consent of the Buyer.

                  (iii) The Company shall (i) take all actions required to assure that the Company remains duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) take all actions required to assure that the Company obtains and maintains all material requisite governmental authority, licenses, and material permits to conduct its business, (iii) conduct its business in material compliance with all requirements of Federal and state law applicable to the Company, and (iv) use commercially reasonable efforts to file all reports or filings with the Internal Revenue Service required of a Qualified Small Business (as defined in Section 1202(d) of the Internal Revenue Code of 1986, as amended), and provide each licensed SBIC with all information requested by any Governmental Authority to permit such SBIC to comply with its obligations under the SBIC Act. Each SBIC shall use commercially reasonable efforts to protect any information which the Company labels as confidential. If any such confidential information is required to be disclosed by such SBIC in order to comply with any such request, the SBIC shall cause to be filed a confidential treatment request on behalf of the Company seeking to withhold from public availability all of such confidential information. For purposes of this Section 4(j), the term "Governmental Authority" shall mean any government or state (or any subdivision thereof), whether domestic, foreign or multinational (including European Union), or any agency, authority, bureau, commission, department or similar body or instrumentality thereof, or any governmental court or tribunal.

                  k. Further Assurances. Each party shall use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement as expeditiously as practicable and to ensure that the conditions set forth in Articles 6 and 7 are satisfied, insofar as such matters are within the control of any of them.

                  l.  Access And  Information.  From the date of this  Agreement until the first to occur of (x) the Closing Date and (y) the termination of this Agreement in accordance with Article 11, the Company shall permit the Buyer and its representatives to make such investigation of the business, operations and properties of the Company as the Buyer deems necessary or desirable in connection with the transactions contemplated by this Agreement. Such investigation shall include access to the respective directors, officers, employees, agents and representatives (including legal counsel and independent accountants) of the Company and the properties, books, records and commitments of the Company. The Company shall furnish the Buyer and its representatives with such financial, operating and other data and information, and copies of documents with respect to the Company or any of the transactions contemplated by this Agreement, as the Buyer shall from time to time reasonably request. Such access and investigation shall be made upon reasonable notice and at reasonable places and times. Such access and information shall not in any way affect or diminish any of the representations or warranties hereunder. Without limiting the foregoing, during such period, the Company shall keep the Buyer informed as to the business and operations of the Company and shall consult with the Buyer as appropriate.

                  m. Reporting Requirements. For so long as the Buyer and its Affiliates, in the aggregate, or its transferees (except transferees who acquire the Buyers' Common Stock in a transaction not exempt from the registration requirements of the 1933 Act), hold an amount of shares of Common Stock equal to at least five percent (5%) of the Common Stock then outstanding, the Buyer shall have the right to request, and if so requested the Company shall furnish to the Buyer, the following:

                  (i) as soon as practicable after the end of each month and fiscal quarter, and in any event within 45 days thereafter, copies of: (A) an unaudited consolidated balance sheet of the Company as at the end of such month and quarter, (B) unaudited consolidated statements of operations, shareholders' equity and cash flows of the Company for the period ending with such month and quarter and setting forth in comparative form the figures for the corresponding periods in the preceding fiscal year certified by the chief financial officer of the Company as complete and correct, and having been prepared in accordance with GAAP (other than monthly balance sheets and statements of operations, shareholders' equity and cash flows) subject to the absence of footnotes and changes resulting from year-end adjustments;

                  (ii) such financial information (other than the information described in clause (i) above) as the Company and Buyer may agree;

                  (iii) as soon as practicable after the end of each fiscal year of the Company, and in any event within 90 days thereafter, copies of: (i) a consolidated balance sheet of the Company as at the end of such year, and (ii) consolidated statements of operations, shareholders' equity and cash flows of the Company for such year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, together with supporting notes thereto and accompanied by an opinion thereon of independent accountants of recognized national standing, together with a summary prepared by the Company concerning the Company's operations and financial condition;

                  (iv) no later than 60 days prior to the end of each fiscal year of the Company, the proposed annual business plan and budget (including the capital expenditures and financing plans) of the Company for the next fiscal year;

                  (v) promptly after sending, making available, or filing the same, all reports and financial statements that the Company sends or makes available to the shareholders of the Company or files with the SEC; and

                  (vi) any other information respecting the business, properties or the condition or operations, financial or otherwise, of the Company that the Buyer may from time to time reasonably request, including, but not limited to, business units analyses, performance reviews analyses and monthly sales analyses.

                  The Buyer agrees that with respect to any information received by it pursuant to this subsection (m) ("Requested Information"), the Buyer will use the Requested Information solely for purposes of monitoring and/or assessing its investment in the Company and not for any other purpose and will keep the Requested Information confidential. The Buyer acknowledges that if, and to the extent, it receives Requested Information which is non-public, material information relating to the Company, it may be subject to legal restrictions in connection with the "insider trading" provisions of the federal securities laws with respect to such Requested Information.

                  n. No Shopping. From the date of this Agreement until the earlier of (i) the Closing Date and (ii) the date this Agreement is terminated in accordance with Article 11, the Company shall not, and shall ensure that any directors, officers, agents, representatives or Affiliates of the Company do not, directly or indirectly, solicit or initiate, enter into or conduct, discussions concerning, or exchange information (including by way of furnishing information concerning the Company or their respective businesses) or enter into any negotiations concerning, or solicit, entertain or agree to any proposals for, (i) a merger, consolidation or other business combination involving the Company, (ii) a sale of any equity interest in the Company, (iii) a sale of a significant portion of business or assets of the Company, (iv) a recapitalization or restructuring of the Company or (v) a transaction similar to any of the foregoing. In addition, during such time period, the Company shall not authorize, direct or knowingly permit any officer, shareholder, director, employee or agent of the Company to do any of the foregoing and the Company shall notify the Buyer promptly of the identity of any person who approaches the Company with respect to any of the foregoing, as well as the price and terms of any such proposal, if applicable

                  o. Public Announcements. No press release or public announcement related to this Agreement or the transactions contemplated hereby shall be issued or made without the joint approval of the Buyer and the Company, the Buyer's approval which shall not be unreasonably withheld, unless required by applicable law or legal process in which case the Buyer and the Company shall have the right, to the extent reasonably practicable, to review and comment on such press release or announcement prior to publication.

                  p. Reserved Shares. The Company shall reserve and at all times keep available, free from preemptive rights, out of its authorized but unissued stock, a sufficient number of shares of Common Stock to provide for the issuance of such shares upon the exercise of the Warrants.

                  q. Notification. The Company shall promptly notify the Buyer of (i) any notice or other communications from any person or entity that the consent of such person or entity is or may be required in connection with the consummation of the transactions contemplated hereby and (ii) any notice or other communication from any Governmental Authority (as defined in Section 4(j)(iii) of this Agreement) in connection with the consummation of the transactions contemplated hereby.

                  r. Negative Covenants. For so long as the Buyer and its Affiliates hold an aggregate amount of shares of Common Stock equal to at least five percent (5%) of the Common Stock then outstanding on a fully diluted basis, then the following actions by the Company or the Subsidiary, shall require the prior written consent of the Buyer (in addition to any stockholder or Board of Directors approval as may be required by applicable statute, agreement or otherwise):

                  (i) the purchase, construction, acquisition, sale, lease, exchange or disposition of any property or asset, or the making of any investment, other than in the ordinary course of business, the purchase price or value of which exceeds $100,000;

                  (ii) the entry into any agreement or series of related agreements, including any agreement to borrow money that, either individually or collectively, (A) creates a monetary obligation or a liability greater than $100,000 or (B) grants a mortgage on, a security interest in, a pledge or otherwise encumbers, any material asset of the Company or the Subsidiary;

                  (iii) the entry into any transaction, including any contract, agreement or other arrangement providing for the furnishing of services by, or rental of real or personal property from, or otherwise requiring payments or the issuance of securities (including stock options) (or any amendments, modifications or waivers of any such contract, agreement or arrangement) to any shareholder (who holds in excess of five percent (5%) of the issued and outstanding voting securities of the Company) or any officer or director of the Company or any of their respective Affiliates, or any Family Members of any of the foregoing;

                  (iv) the initiation by the Company of a voluntary case, the filing of, or authorization to file a bankruptcy petition, or request for relief, under Title 11 of the United States Code (11 U.S.C. ss. 1, et seq.) or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or consent by the Company to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or a general assignment by the Company for the benefit of creditors, or the failure by the Company generally to pay their respective debts as they become due, or the taking by the Company of any action to authorize any of the foregoing;

                  (v) the loan of funds to, or the guaranty of any obligation or liability of, or the entry into any other agreement, transaction or arrangement with any, officer, director or shareholder (who holds in excess of five percent (5%) of the issued and outstanding voting securities of the Company) of the Company, the Subsidiary or any of their respective Affiliates or of any Family Members of any of the foregoing other than the reimbursement of expenses of any such person in the ordinary course in accordance with the policies of the Company;

                  (vi) the merger or the consolidation of the Company or the Subsidiary with or into another entity or other business combination or the sale, assignment, lease or other disposition of all or substantially all of the assets of the Company or the Subsidiary;

                  (vii) any issuance of securities or any recapitalization, restructuring or other reorganization of the Company, including the capitalization of any subsidiaries of the Company, or any repurchase or redemption of the Company's securities, other than (A) the issuance of shares of Common Stock upon the exercise of stock options either currently outstanding or hereinafter granted pursuant to the Company's 1991 Stock Option Plan, (B) the issuance of shares of Common Stock (1) upon the exercise of warrants outstanding as of the date of this Agreement, (2) upon the conversion of Debentures (as defined in Section 7(i) of this Agreement) outstanding as of the date of this Agreement, (3) upon the exercise of the Affiliate Warrants, or (4) upon the exercise of the Placement Agent Warrants, and (C) as expressly provided in this Agreement;

                  (viii) any distributions or dividends, whether in cash, securities or in property in kind, by the Company to its stockholders;

                  (ix) any material changes in accounting policies of the Company and any removal or appointment of the Company's independent accountants;

                  (x) the settlement of legal, administrative or other suits or proceedings in the Company's name in which the amount in dispute equals or exceeds $100,000;

                  (xi) the establishment or amendment of, or the grant, acceleration or waiver of any terms or conditions in, or determination or acceleration pursuant to the terms of, any pension, retirement, savings, deferred compensation, profit sharing, benefit or incentive plan or any stock option, stock appreciation, stock purchase, performance or other similar plan, for any or all current or former employees, officers or directors of the Company or any of their respective Affiliates or of any Family Member of any of the foregoing; provided that the granting of options to employees (other than officers) for amounts less than 25,000 shares per employee, pursuant to the Company's 1991 Stock Option Plan, under which a maximum of 414,808 options are currently authorized but unissued and can therefore be additionally granted, shall not require the consent of the Buyer;

                  (xii) the amendment of the Certificate of Incorporation or By-laws in any respect;

                  (xiii) any change in any of the names under which the Company conducts business

                  (xiv) the issuance of any new, or amendment to or modification or restatement of any existing, warrants, options, Debentures, calls, rights, commitments, agreements, arrangements or similar undertakings, other than (A) the issuance of options pursuant to the Company's 1991 Stock Option Plan, (B) as may be required to effect the transactions contemplated by this Agreement, and
(C) as expressly provided in this Agreement; or

                  (xv) any other transaction, agreement or arrangement or series of related transactions, agreements or arrangements that is material to the business of the Company or to the condition (financial or otherwise), operations, business, assets, liabilities, earnings or prospects of the Company, taken as a whole.

                  s. Additional Listing Application. The Company shall, within two (2) Business Days of the execution of this Agreement, file with AMEX an Additional Listing Application (the "Initial Application") for the Registrable Securities (as defined below, but for purposes of this Section 4(s), excluding the Warrants). To the extent that AMEX approves the Initial Application as to only the Shares and not as to all Registrable Securities (excluding the Warrants), the Company shall, within two (2) Business Days of the Closing Date, file a second or amended Additional Listing Application for the portion of the Registrable Securities (excluding the Warrants) the listing of which was not approved pursuant to the Initial Application.

                  t. Registration of Warrants. The Company shall use its best efforts to, within 60 days of the Closing Date, register (as such term is defined in Section 18(a)(i) of this Agreement) the Warrants for public trading in the United States securities markets.

                  5. CLOSING DATE.

                  The date and time of the issuance and sale of the Shares and the Warrants (the "Closing Date") shall occur no later than 12:00 Noon, New York time on the first NYSE trading day after the fulfillment or waiver of all closing conditions pursuant to Sections 6 and 7, or such other mutually agreed to time. The closing shall occur on such date at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

                  6. CONDITIONS TO THE COMPANY'S OBLIGATION TO SELL.

                  The Buyer understands that the Company's obligation to sell the Shares on the Closing Date is subject to the following conditions, any of which may be waived by the Company (with the exception of the condition set forth in Section 6(d)):

                  a. Delivery by the Buyer of good funds as payment in full of an amount equal to the Purchase Price in accordance with Section 1(c) hereof;

                  b. The accuracy on the Closing Date of the representations and warranties of the Buyer contained in this Agreement as if made on the Closing Date and the performance by the Buyer on or before the Closing Date of all covenants and agreements of the Buyer required to be performed on or before the Closing Date;

                  c. There shall not be in effect any law, rule or regulation prohibiting or restricting the transactions contemplated hereby.

                  d. The Company shall have received notification from AMEX that the Shares have been approved for listing by AMEX.

                  7. CONDITIONS TO THE BUYER'S OBLIGATION TO PURCHASE.

                  The Company understands that the Buyer's obligation to purchase the Shares on the Closing Date is conditioned upon the following, any of which may be waived by the Buyer (with the exception of the condition set forth in Section 7(c)):

                  a. Delivery by the Company to the Buyer of this Agreement, duly executed by the Company;

                  b. Receipt by the Buyer from the Company of the Expense Reimbursement;

                  c. Delivery by the Company to the Buyer of certificates evidencing the Shares and the Warrants, each (i) duly and validly issued, (ii) in the case of the Shares, listed upon AMEX pursuant to an Additional Listing Application that has been approved by AMEX, and (iii) in accordance with this Agreement;

                  d. The accuracy in all material respects on the Closing Date of the representations and warranties of the Company contained in this Agreement as if made on the Closing Date and the performance by the Company on or before the Closing Date of all covenants and agreements of the Company required to be performed on or before the Closing Date and reasonably satisfactory to the Buyer.

                  e. All permits, consents, approvals, licenses, orders, authorizations, registrations, declarations, filings and other actions that are required in connection with the execution, delivery or performance of this Agreement, the Warrants and the certificates evidencing the Shares or the transactions contemplated hereby and thereby in order to prevent any of the effects described in Section 3(d) with respect to any note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment, agreement or arrangement to which the Company is a party or by which any of its properties or assets are bound or with respect to any license, franchise, permit or other similar authorization held by the Company shall have been obtained or taken.

                  f. There shall not have been any material adverse change in the condition (financial or otherwise), operations, business, assets, liabilities, earnings or prospects of the Company or the Subsidiary, taken as a whole.

                  g. The Buyer shall have received a certificate of (i) an executive officer of the Company, dated the Closing Date, in substantially the form of ANNEX II and (ii) the Clerk or Assistant Clerk of the Company, dated the Closing Date, in substantially the form of ANNEX III, together with a copy of all documents referenced therein.

                  h. Delivery by the Company to the Buyer of an opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., in substantially the form attached hereto as ANNEX IV.

                  i. Of the Company's 7% Convertible Subordinated Debentures Due March 24, 2000 and the 7% Convertible Debentures Due October 29, 2000 (collectively, the "Debentures"), no less than ninety percent (90%) of the Debentures have been either (i) converted into Common Stock at a price of ninety cents ($0.90) per share of Common Stock, or (ii) agreed in writing by the holders thereof to be amended such that each Debenture provides (A) for the conversion thereof, for a period of thirty (30) days from the Closing Date, into Common Stock at a price of ninety cents ($0.90) per share of Common Stock and thereafter shall be convertible at the terms originally set forth in such Debenture, and (B) for a minimum conversion price of ninety cents ($0.90) per share of Common Stock.

                  j. The Company's authorized and outstanding capital stock as of the Closing Date includes (i) no greater than 13,935,000 shares of Common Stock outstanding, including (A) the Shares to be issued to the Buyer pursuant to this Agreement and the shares of Common Stock to be issued pursuant to the Affiliate Purchase Agreement, and the capital stock issuable upon exercise of the Warrants and the warrants issued pursuant to the Affiliate Purchase Agreement (the "Affiliate Warrants"), and (B) shares of Common Stock issuable upon the conversion of any outstanding Debentures at a conversion price of ninety cents ($0.90) per share, and (ii) no greater than 3,540,000 outstanding options or warrants to purchase Common Stock, including (A) all options issued or authorized and unissued under the Company's 1991 Stock Option Plan and (B) the Placement Agent Warrants, and excluding the Warrants and the Affiliate Warrants.

                  k. The Buyer shall have received duplicate originals of (A) an executed copy of U.S. Small Business Administration (the "SBA") Form 480 Size Status Declaration, (B) an executed copy of SBA Form 652 Assurance of Compliance for Nondiscrimination and (C) the information needed to complete Part A and Part B of SBA Form 1031.

                  l. The Company shall be in compliance with the requirements of
Section 713(a) of the AMEX Listing Standards and Requirements in connection with the issuance of the Shares.

                  m. There shall not be in effect any law, rule or regulation prohibiting or restricting the transactions contemplated hereby.

                  n. The Market Price is less than or equal to $2.15.

                  8. LOCK-UP

                  The Buyer hereby covenants and agrees not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities of the Company that are substantially similar to the Common Stock, including but not limited to any securities that are convertible into or exchangeable for, or that represent the right to receive, the Common Stock or any substantially similar securities until the expiration of a period of seventy-five (75) days from the Closing Date; provided however, that this
Section 8 shall not apply, and have no effect upon the Buyer, if (i) there has been a public announcement that a person or group of affiliated or associated persons (other than the Buyer and its Affiliates) has acquired beneficial ownership of twenty percent (20%) or more of the outstanding Common Stock or
(ii) a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by a person or group of affiliated or associated persons (other than the Buyer and its Affiliates) of twenty percent (20%) or more of the outstanding Common Stock, has been commenced or an announcement of an intention to make such an offer has been made.

                  9. GOVERNING LAW; SPECIFIC ENFORCEMENT; MISCELLANEOUS.

                  (i) This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York. Each of the parties consents to the jurisdiction of the federal courts whose districts encompass any part of the City of New York or the state courts of the State of New York sitting in the City of New York in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions. A facsimile transmission of this signed Agreement shall be legal and binding on all parties hereto. This Agreement may be signed in one or more counterparts, each of which shall be deemed an original. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction. This Agreement may be amended only by an instrument in writing signed by the party to be charged with enforcement. This Agreement, the Warrants and the schedules, annexes and exhibits hereto or thereto contain the entire agreement among the parties with respect to the transactions contemplated by this Agreement and supersedes all prior agreements and understandings among the parties hereto with respect to the subject matter hereof.

                  (ii) Each party expressly agrees that the other party will be irreparably damaged if this Agreement is not specifically enforced, including, without limitation, the covenant set forth in Section 4(i). Upon a breach or threatened breach of the terms, covenants or conditions of this Agreement, the non-breaching party shall, in addition to all other remedies, be entitled to a temporary or permanent injunction, without any showing of any actual damage, or a decree for specific performance, in accordance with the provision hereof.

                  10. NOTICES.

                  All notices, requests and other communications to any party hereunder shall be in writing and sufficient if delivered personally or sent by telecopy (with confirmation of receipt) or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

COMPANY:                  MEDIA LOGIC, INC.
                          310 South Street
                          Plainville, MA  02762
                          Attention:  Chief Executive Officer
                          Telecopier No.:  (508) 695-8593

                          with a copy to:

                          Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. One Financial Center
                          Boston, MA 02111
                          Attention: Richard R. Kelly, Esq.
                          Telecopier No.:  (617) 542-2241


BUYER:                    IMPRIMIS SB L.P.
                          c/o Wexford Management LLC
                          411 West Putnam Avenue
                          Greenwich, Connecticut  06830
                          Attention:  Robert H. Holtz
                          Telecopy:  (203) 862-7310

                          With a copy to:

                          Howard, Darby & Levin
                          1330 Avenue of the Americas
                          New York, New York  10019
                          Attention:   Michael B. Hopkins, Esq.
                          Telecopy:  (212) 841-1010


or to such other address or telecopy number as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Each such notice, request or communication shall be effective when received or, if given by mail, when delivered at the address specified in this Section or on the fifth business day following the date on which such communication is posted, whichever occurs first.

                  11. TERMINATION. (a) This Agreement shall terminate on the earliest to occur of any of the following events:

                  (i) the mutual written agreement of the Buyer and the Company;

                  (ii) at the discretion of either party, if the Closing shall not have occurred prior to the close of business on December 31, 1997;

                  (iii) by written notice of the Buyer to the Company, if the Company shall have materially breached any of its representations, warranties or agreements contained in this Agreement; or

                  (iv) by written notice of the Company to the Buyer, if the Buyer shall have materially breached any of its representations, warranties or agreements contained in this Agreement.

                  (b) Nothing in this Section shall relieve any party of any liability for a breach of this Agreement prior to its termination, except that if this Agreement terminates in accordance with Section 11(a) and the Buyer receives reimbursement of its costs and expenses in accordance with Section 4(h), then this Agreement shall terminate without any further liability. Except as aforesaid, upon the termination of this Agreement, all rights and obligations of the parties under this Agreement shall terminate, except their obligations under Section 4(g) and Section 4(o).

                  12. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Each of the Company's and the Buyer's representations, warranties, agreements and covenants shall survive the execution and delivery hereof of this Agreement and the delivery of the Shares and the Warrants. Neither the period of survival nor the liability of the Company with respect to the representations and warranties shall be reduced by any investigation made at any time by or on behalf of the Buyer.

                  13. INDEMNIFICATION. (a) The Company indemnifies and holds harmless the Buyer and its Affiliates and each of their members, directors, officers, employees and other agents and representatives from and against any and all liabilities, judgments, claims, settlements, losses, damages (including any diminution in value as appropriate), reasonable fees (including attorneys' and other experts' fees and disbursements), liens, taxes, penalties, obligations and expenses (collectively, "Losses") incurred or suffered by any such person or entity arising from, by reason of or in connection with any misrepresentation or breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement or any certificate or other document delivered by the Company under this Agreement. The Company shall indemnify and hold harmless the Buyer and its Affiliates and each of their members, directors, officers, employees and other agents and representatives from and against any and all Losses incurred or suffered by the Buyer, arising from, by reason of or in connection with any third party claim or action, or potential or threatened claim or action, related to this Agreement and the transactions contemplated hereby.

                  (b) The Company shall not have any liability under Section 13(a) unless the aggregate of all Losses relating thereto for which the Company would, but for this Section 13(b), be liable exceeds $50,000, in which case the Buyer shall be entitled to all Losses regardless of the limitation set forth in this sentence. The limitation on liability set forth in the immediately preceding sentence shall not apply (i) in the event of fraud, intentional misrepresentation or intentional breach or (ii) in the case of any representation or warranty set forth in Section 3(a) or Section 3(c).

                  (c) The Buyer indemnifies and holds harmless the Company and its Affiliates, directors, officers, employees and other agents and representatives, from and against any and all Losses incurred or suffered by any such person or entity arising from, by reason of or in connection with any misrepresentation or breach of any representation, warranty or agreement of the Buyer contained in this Agreement or any certificate or other document delivered by the Buyer under this Agreement.

                  (d) In case any claim or litigation which might give rise to any obligation of a party under the indemnity and reimbursement provisions of this Agreement (each an "Indemnifying Party") shall come to the attention of the party seeking indemnification hereunder (the "Indemnified Party"), the Indemnified Party shall notify in writing promptly the Indemnifying Party of the existence, nature and amount of potential loss. Failure to give such notice shall not affect the rights of the Indemnified Party, except to the extent that the Indemnifying Party shall have been materially prejudiced by such failure.
The Indemnifying Party shall be entitled to participate in and, if (i) such claim can properly be resolved by money damages alone and the Indemnifying Party has the financial resources to pay such damages and (ii) the Indemnifying Party admits that this indemnity fully covers the claim or litigation, the Indemnifying Party shall be entitled to direct the defense of any claim at its expense, but such defense shall be conducted by legal counsel reasonably satisfactory to the Indemnified Party. No Indemnifying Party shall be liable to an Indemnified Party for any settlement of any action or claim without the consent of the Indemnifying Party; provided that the Indemnifying Party shall not unreasonably withhold its consent to any such settlement. No Indemnifying Party shall, except with the consent of the Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability and equitable claims in response to such claim or litigation.

                  (e) Nothing contained in this Article 13, or elsewhere in this Agreement, shall be deemed an election of remedies under this Agreement or limit in any way the liability of any party under any other agreement to which such party is a party relating to this Agreement or the transactions contemplated by this Agreement.

                  14. ASSIGNMENT. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any party hereto without the prior written consent of the other party; provided that notwithstanding the foregoing, the Buyer may assign this Agreement and the rights and obligations hereunder, in whole or in part, to an Affiliate. Any instrument purporting to make an assignment in violation of this Section shall be void. All covenants, agreements, representations, warranties and undertakings in this Agreement made by and on behalf of any party hereto shall bind and inure to the benefit of the successors and permitted assigns of such party.

                  15. BENEFITS OF AGREEMENT. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement is for the sole benefit of the parties hereto and not for the benefit of any third party.

                  16.  DESCRIPTIVE  HEADINGS;   CERTAIN   INTERPRETATIONS.   (a)
Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

                  (b) Whenever any party makes any representation, warranty or other statement to such party's knowledge, such party will be deemed to have made due inquiry into the subject matter of such representation, warranty or other statement.

                  (c) Except as otherwise expressly provided in this Agreement, the following rules of interpretation apply to this Agreement: (i) the singular includes the plural and the plural includes the singular; (ii) "or" and "any" are not exclusive and "include" and "including" are not limiting; (iii) a reference to any agreement or other contract includes permitted supplements and amendments; (iv) a reference to a law includes any amendment or modification to such law and any rules or regulations issued thereunder; (v) a reference to a person includes its permitted successors and assigns; (vi) a reference to GAAP refers to United States GAAP; and (vii) a reference in this Agreement to an Article, Section, Exhibit or Schedule is to the Article, Section, Exhibit or Schedule of this Agreement.

                  17. GENERAL. All Exhibits, Annexes, Schedules and Disclosure Schedules are hereby incorporated by reference and made a part of this Agreement.

                  18. REGISTRATION OF REGISTRABLE SECURITIES.

                         (a)        Shelf Registration.

                           (i) The Company  shall (x) within thirty (30) days of
         the Closing Date file with the Securities and Exchange Commission (the "SEC") a Shelf Registration Statement (as defined below) relating to the offer and sale of (a) the Shares of Common Stock (including shares issuable or issued upon the exercise of any Warrants or the exercise of any other exchange, conversion or similar right), (b) any securities issued in respect of any such shares by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger or consolidation or reorganization and (c) the Warrants (collectively, the "Registrable Securities") by the holders of Registrable Securities from time to time in accordance with the methods of distribution elected by such holders and set forth in such Shelf Registration Statement. "Register," "registered" and "registration" each refer to a registration of Registrable Securities effected by filing with the SEC a registration statement in compliance with the Securities Act and the declaration or ordering by the SEC of effectiveness of such registration statement. "Shelf Registration" means a registration effected pursuant to this Section 18. "Shelf Registration Statement" means a shelf registration statement of the Company filed with the SEC pursuant to the provisions of this Section 18 which covers some or all of the Registrable Securities, as applicable, on Form S-3 under Rule 415 under the Securities Act, or any similar rule that may be adopted by the SEC, amendments and supplements to such registration statement, including post-effective amendments, in each case including the prospectus contained therein, all exhibits thereto and all material incorporated by reference therein; provided, however, that the registration of the Warrants pursuant to this Section 18 is subject to the prior approval of the Company's Board of Directors.

                           (ii) The Company shall use its best efforts (x) to cause such Shelf Registration Statement to be declared effective under the Securities Act as promptly as practicable but in no event more than ninety (90) days after the Closing Date and (y) after the effectiveness of the Shelf Registration Statement, promptly upon the request of the Buyer or any permitted transferee or assignee pursuant to Section 18(h) holding any Registrable Securities (such transferees and assignees, together with the Buyer, are collectively referred to in this Section 18 as the "Investors"), to take any action necessary to register the sale of any Registrable Securities of such Investor and to identify such Investor as a selling securityholder.

                           (iii) If the Shelf Registration Statement covering the Registrable Securities required to be filed by the Company under
         Section 18(a)(i) is not declared effective by ninety (90) days after the Closing Date (the "Required Effective Date"), then the Company will make payments to the Buyer in such amounts and at such times as shall be determined pursuant to this Section 18(a)(iii). The amount to be paid by the Company to the Buyer shall be equal to one (1) percent of the Purchase Price per calendar week (or any pro rata portion thereof) from the Required Effective Date until the Shelf Registration Statement is declared effective by the SEC and shall be paid to the Buyer based upon the period between (x) the Required Effective Date and the first Computation Date and (y) each Computation Date thereafter and the immediately preceding Computation Date (the "Periodic Amount"). The full amount of each Periodic Amount shall be paid to the Buyer in immediately available funds within five (5) days after each Computation Date. Notwithstanding the foregoing, the amount payable by the Company pursuant to this provision shall not be payable (x) to the extent any delay in the effectiveness of the Shelf Registration Statement occurs because of an act of, or a failure to act or to act timely by, the Buyer or its counsel in connection with any act for which the Buyer and its counsel have had adequate and sufficient notice, or (y) in the event all of the Registrable Securities may be sold pursuant to Section
         (k) of Rule 144 promulgated under the 1993 Act. As used in this Section, "Computation Date" means the date which is thirty (30) days after the Required Effective Date, and, if the Shelf Registration Statement required to be filed by the Company pursuant to this Section is not then effective, thirty (30) days after the previous Computation Date (pro rata for any partial period) until the Shelf Registration Statement is so declared effective by the SEC.

                         (b)  Registration  Procedures.  In connection  with any
Shelf Registration Statement, the Company shall do each of the following:

                           (i) prepare promptly, and file with the SEC by thirty
         (30) days after the Closing Date, a Shelf Registration Statement with respect to the Registrable Securities and use its best efforts to cause to keep the Shelf Registration Statement continuously effective in order to permit the prospectus forming part thereof to be usable by the Investors for a period (the "Registration Period") equal to the earliest of (1) five years from the effective date of such Shelf Registration Statement, (2) the date when each Investor may sell all Registrable Securities held by such Investor pursuant to Section (k) of Rule 144 and (3) the date the Investors no longer owns any Registrable Securities, which Shelf Registration Statement (including any amendments or supplements thereto and prospectuses contained therein) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading;

                           (ii) prepare and file with the SEC such amendments (including post-effective amendments) and supplements to the Shelf Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Shelf Registration Statement effective and current during the entire Registration Period and, at all times during the Registration Period, to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by the Shelf Registration Statement, including such amendments and supplements as may be necessary, until all of such

         Registrable Securities have been disposed of in accordance with the intended method of disposition from time to time by prospective seller or sellers of such Registrable Securities as set forth in the Shelf Registration Statement;

                           (iii) furnish to each selling Investor, and its legal counsel identified to the Company, (1) promptly after the same is prepared and publicly distributed, filed with the SEC or received by the Company, one copy of the Shelf Registration Statement and any amendment thereto, each prospectus and each amendment or supplement thereto, (2) each letter written by or on behalf of the Company to the SEC or the staff of the SEC and each item of correspondence from the SEC or the staff of the SEC relating to such Shelf Registration Statement (other than any portion of any thereof which contains information for which the Company has sought confidential treatment), and (y) such number of copies of a prospectus in conformity with the requirements of the Securities Act, and such other documents, as such Investor may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities owned by such Investor;

                           (iv) permit a single firm of counsel designated by the Buyer and reasonable satisfactory to the Company to review the Shelf Registration Statement and all amendments and supplements thereto at a reasonable period of time prior to their filing with the SEC, and not file any document in a form to which such counsel reasonably objects in written notice to the Company given within three (3) business days of counsel's receipt of the Shelf Registration Statement or any amendment or supplement thereto;

                           (v) use its best efforts to register or qualify the shares of Registrable Securities covered by such Shelf Registration Statement under such other securities or blue sky or other applicable laws of such jurisdiction within the United States as each prospective seller shall reasonably request, to enable such seller to consummate the public sale or other disposition in such jurisdictions of the shares of Registrable Securities owned by such seller;

                           (vi) as promptly as practicable after becoming aware of such event, notify each holder of Registrable Securities of the happening of any event of which the Company has knowledge, as a result of which the prospectus included in the Shelf Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make statements therein in light of the circumstances under which they were made, not misleading, and use its best efforts promptly to prepare a supplement or amendment to the Shelf Registration Statement or other appropriate filing with the SEC to correct such untrue statement or omission, and deliver a number of copies of such supplement or amendment to each such holder as such holder may reasonable request;

                           (vii) as promptly as practicable after becoming aware of such event, notify each Investor who holds Registrable Securities being sold (or, in the event of an underwritten offering, the managing underwriters) of the issuance by the SEC of a notice of effectiveness or any stop order or other suspension of the effectiveness of the Registration Statement at the earliest possible time;

                           (viii) use its best efforts to cause the Registrable Securities to be listed for trading on the American Stock Exchange (or on any other national securities exchange on which the Company's Common Stock is then listed);

                           (ix) provide a transfer agent and registrar, which may be a single entity, for the Registrable Securities not later than the effective date of the Shelf Registration Statement;

                           (x) cooperate with the Investors to facilitate the timely preparation and delivery of certificates for the Registrable Securities to be offered pursuant to the Shelf Registration Statement and enable such certificate for the Registrable Securities to be in such denominations or amount as the case may be, as the Investors may reasonable request; and

                           (xi) take all other reasonable actions necessary to expedite and facilitate disposition by any Investor of the Registrable Securities pursuant to the Shelf Registration Statement.

                         (c)  Designation  of  Underwriter.  In the  case of any
registration effected pursuant to this Section 18, a majority in interest of the holders of Registrable Securities shall have the right to designate the managing underwriter in any underwritten offering.

                         (d) Cooperation by Prospective Sellers.

                           (i) Each prospective seller of Registrable Securities, and each underwriter designated by each such seller, will furnish to the Company such information as the Company may reasonably require from such seller or underwriter in connection with the Shelf Registration Statement (and the prospectus included therein). No holder of Registrable Securities may participate in any offering unless such holder completes and executes all questionnaires, indemnities, underwriting agreements and other documents required in connection with the offering.

                           (ii) Failure of a prospective seller of Registrable Securities to furnish the information and agreements described in this Agreement shall not affect the obligations of the Company under this Agreement to remaining sellers to furnish such information and agreements unless, in the reasonable opinion of counsel to the Company or the underwriters, such failure impairs or may impair the viability of the offering or the legality of the registration or the underlying offering.

                           (iii) The Investor included in the registration will not (until further notice by the Company) effect sales thereof (or deliver a prospectus to any purchaser) after receipt of telegraphic or written notice from the Company to suspend sales to permit the Company to correct or update a registration statement or prospectus. In connection with any offering each Investor who is a prospective seller, will not use any offering document, offering circular or other offering materials with respect to the offer or sale of Registrable Securities, other than the prospectuses provided by the Company and any documents incorporated by reference therein.

                         (e) Expenses.  All expenses  incurred in complying with
this Section 18, including, without limitation, all registration, qualifications and filing fees (including all expenses incident to filing with the American Stock Exchange), fees and expenses of complying with securities and "blue sky" laws, printing expenses and fees and disbursements of counsel for the Company and one counsel for the Investors, and of the independent certified public accountants shall be paid by the Company; provided, however, that all underwriting discounts and selling commissions applicable to the Registrable Securities covered by registrations effected pursuant to this Section 18 shall not be borne by the Company but shall be borne by the seller or sellers.

                         (f) Indemnification.

                           (i)  In  the  event  of  any   registration   of  any
         Registrable  Securities  under  the  Securities  Act  pursuant  to this
         Section 18 or registration or qualification of any Registrable Securities pursuant to this Section 18, the Company shall indemnify and hold harmless the seller of such shares, each underwriter of such shares, if any, each broker or any other person acting on behalf of such seller and each other person, if any, who controls any of the foregoing persons, within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which any of the foregoing persons may become subject under the Securities Act, the 1934 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any registration statement under which such Registrable Securities as registered under the Securities Act, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, or any document prepared or furnished by the Company incident to the registration or qualification of any Registrable Securities pursuant to this Section 18, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or, with respect to any prospectus, necessary to make the statements therein in light of the circumstances under which they were made, not misleading, or any violation by the Company of the Securities Act, the 1934 Act or any state securities or "blue sky" laws or any rule regulation under the Securities Act, the 1934 Act or state securities law or relating to action or inaction required of the Company in connection with such registration or qualification under such state securities or blue sky laws; and shall reimburse such seller, such underwriter, broker or other person acting on behalf of such seller and each such controlling person for any legal or any other expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company shall not be liable (i) in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the registration statement, the preliminary prospectus or prospectus or in any amendment or supplement thereof pursuant to this Section 18 in reliance upon and in conformity with written information furnished to the Company through an instrument duly executed by such seller or such underwriter specifically for use in the preparation thereof and (ii) to any broker or other person acting on behalf of such seller to the extent that any such loss, claim, damage or liability arises out of or is based upon any representation or other statement of such broker or other person that is not in conformity with the preliminary prospectus or prospectus.

                           (ii) Before Registrable Securities held by a prospective seller shall be included in any registration pursuant to this Section 18 such prospective seller and any underwriter acting on its behalf shall have agreed to indemnify and hold harmless (in the same manner and to the same extent as set forth in (i) above) the Company, each director of the Company, each officer of the Company who shall sign such registration statement and any person who controls the Company within the meaning of the Securities Act, with respect to any untrue statement or omission from such registration statement, any preliminary prospectus or prospectus contained therein, or any amendment or supplement thereof, if such untrue statement or omission was made in reliance upon and in conformity with written information furnished to the Company through an instrument duly executed by such seller or such underwriter, as the case may be, specifically for use in the preparation of such registration statement, preliminary prospectus, prospectus or amendment or supplement; provided that the maximum amount of liability in respect of such indemnification shall be limited, in the case of each prospective seller of Registrable Securities, to an amount equal to the net proceeds actually received by such prospective seller from the sale of Registrable Securities effected pursuant to such registration.

                           (iii) Notwithstanding the foregoing provisions of this Section 18, if pursuant to an underwritten public offering of Common Stock, the Company, the selling shareholders and the underwriters enter into an underwriting or purchase agreement relating to such offering which contains provisions covering indemnification among the parties thereto in connection with such offering, the indemnification provisions as set forth in this Section 18 shall be deemed inoperative for purposes of such offering.

                           (iv) Each party  entitled  to  indemnification  under
         this Section 18(f) (the "indemnified party") shall give notice to the party required to provide indemnification (the "indemnifying party") promptly after such indemnified party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the indemnifying party (at its expense) to assume the defense of any claim or any litigation resulting therefrom; provided that counsel who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the indemnified party and shall not, without the consent of the indemnified party, be counsel to the indemnifying party, and the indemnified party may participate in such defense, but only at such indemnified party's expense, and provided, further, that the omission by any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under this
         Section 18(f) except to the extent that the omission results in a failure of actual notice to the indemnifying party and such indemnifying party is damaged solely as a result of the failure to give notice. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

                         (g) Contribution.  To the extent any indemnification by
an indemnifying party is prohibited or limited by law, the indemnifying party agrees to make the maximum contribution with respect to any amounts for which it would otherwise be liable under Section 18(f) to the fullest extent permitted by law; provided, however, that (a) no contribution shall be made under circumstances where the maker would not have been liable for indemnification under the fault standards set forth in Section 18; (b) no seller of Registrable Securities guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any seller of Registrable Securities who was not guilty of such fraudulent misrepresentation; and (c) contribution by any seller of Registrable Securities shall be limited in amount to the net amount of proceeds received by such seller from the sale of such Registrable Securities.

                         (h) Reports  under  Exchange Act. With a view to making
available to the Investors the benefits of Rule 144 promulgated under the Securities Act or any other similar rule or regulation of the SEC that may at any time permit the Investors to sell securities of the Company to the public without registration ("Rule 144"), the Company agrees to use its best efforts to:

                   (a) make and keep public information available, as those terms are understood and defined in Rule 144;

                   (b) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

                   (c) furnish to each Investor so long as such Investor owns Registrable Securities which continue to be "restricted securities" within the meaning of Rule 144(a)(3) under the Securities Act, promptly upon request, (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed with the SEC by the Company and (iii) such other information as may be reasonably requested to permit the Investors to sell such securities pursuant to Rule 144 without registration.

                         (i) Assignment of the Registration  Rights.  The rights
to have the Company register Registrable Securities pursuant to this Agreement shall be automatically assigned by the Investors to any transferee of the Registrable Securities only if: (a) the Investor agrees in writing with the transferee or assignee to assign such rights, and a copy of such agreement is furnished to the Company within a reasonable time after such assignment, (b) the Company is, within a reasonable time after such transfer or assignment, furnished with written notice of (i) the name and address of such transferee or assignee and (ii) the securities with respect to which such registration rights are being transferred or assigned, (c) immediately following such transfer or assignment the further disposition of such securities by the transferee or assignee is restricted under the Securities Act and applicable state securities laws, and (d) at or before the time the Company received the written notice contemplated by clause (b) of this sentence the transferee or assignee agrees in writing with the Company to be bound by all of the provisions contained herein. In the event of any delay in filing or effectiveness of the Registration Statement as a result of such assignment, the Company shall not be liable for any damages arising from such delay, or the payments set forth in Section 18(a) hereof.

                         (j)  Persons   deemed  to  be  Holders  of  Registrable
Securities.  A  person  or  entity  is  deemed  to be a  holder  of  Registrable
Securities  whenever  such  person or entity  owns of  record  such  Registrable
Securities. If the Company receives conflicting instructions, notices or elections from two or more persons or entities with respect to the same Registrable Securities, the Company shall act upon the basis of instructions, notice or election received from the registered owner of such Registrable Securities.


                      [THIS SPACE INTENTIONALLY LEFT BLANK]

                  IN WITNESS WHEREOF, this Agreement has been duly executed by a duly authorized officer of each of the Buyer and the Company as of the date first above written.


                                       MEDIA LOGIC, INC.


                                       By:      /s/William E. Davis, Jr.
                                                ------------------------
                                                William E. Davis, Jr.
                                                Chief Executive Officer



                                       IMPRIMIS SB L.P.


                                       By:      IMPRIMIS SB GP LLC,
                                                its General Partner


                                       By:      WEXFORD MANAGEMENT LLC,
                                                its Manager



                                       By:      /s/Robert H. Holtz
                                                ------------------
                                       Name:    Robert H. Holtz
                                       Title:   Senior Vice President



                                       Address of Buyer: 411 West Putnam Avenue
                                                         Suite 125
                                                         Greenwich, CT 06830
                                       Telephone No.:    (203) 862-7000
                                       Telecopier No.:   (203) 862-7300

         ANNEX I      FORM OF WARRANT

         ANNEX II     FORM OF OFFICER'S CERTIFICATE OF THE COMPANY

         ANNEX III    FORM OF SECRETARY'S/ASSISTANT SECRETARY'S
                      CERTIFICATE OF THE COMPANY

         ANNEX IV FORM OF OPINION OF MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C.

THESE WARRANTS HAVE NOT BEEN REGISTERED UNDER THE FEDERAL OR APPLICABLE STATE SECURITIES LAWS AND INSTEAD ARE BEING ISSUED PURSUANT TO EXEMPTIONS CONTAINED IN SAID LAWS. THE WARRANTS REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT WITH RESPECT TO SUCH WARRANTS AND THE SHARES UNDERLYING SUCH WARRANTS SHALL BE EFFECTIVE UNDER THE SECURITIES ACT OF 1933,
(2) SUCH WARRANTS ARE TRANSFERRED PURSUANT TO RULE 144, OR ANY SUCCESSOR RULE, UNDER SUCH ACT OR (3) MEDIA LOGIC, INC. SHALL HAVE RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT NO VIOLATION OF SUCH ACT OR SIMILAR STATE ACTS WILL BE INVOLVED IN SUCH TRANSFER.


                                                                WARRANT NO. WX-1


                                     WARRANT

                       TO PURCHASE SHARES OF COMMON STOCK,

                           PAR VALUE $0.01 PER SHARE,

                                       OF

                                MEDIA LOGIC, INC.



                  THIS IS TO CERTIFY THAT IMPRIMIS SB L.P., or such holder's registered assigns (the "Investor"), is the owner of 666,667 Warrants (as defined below), each of which entitles the registered holder thereof to purchase from MEDIA LOGIC, INC., a Massachusetts corporation (the "Company"), one fully paid, duly authorized and nonassessable share of Common Stock, par value $0.01 per share, of the Company (the "Common Stock"), at any time or from time to time on or before 5:00 p.m., New York City time, on December 29, 2002, at an exercise price of $1.50 per share (the "Exercise Price"), all on the terms and subject to the conditions hereinafter set forth.

                  The number of shares of Common Stock issuable upon exercise of each such Warrant (the "Number Issuable"), which is initially one (1) share, is subject to adjustment from time to time pursuant to the provisions of Section 2 of this Warrant Certificate. The Warrants evidenced by this certificate are part of a series of Warrants being issued by the Company on the Issue Date (the "Warrants"). The execution and delivery of this Warrant Certificate is a condition precedent to the obligations of the Investor under the Securities Purchase Agreement, dated as of December 22, 1997, between the Investor and the Company (the "Securities Purchase Agreement").

                  Capitalized terms used herein but not otherwise defined shall have the meanings given them in Section 12 hereof.

                  Section 1. Exercise of Warrant. (a) The Warrants evidenced hereby may be exercised, in whole or in part, by the registered holder hereof at any time or from time to time on or before 5:00 p.m., New York City time, on December 29, 2002, upon delivery to the Company at the principal executive office of the Company in the United States of America, of (i) this Warrant Certificate, (ii) a written notice, in the form annexed hereto and entitled "Election To Purchase" and (iii) payment of the Exercise Price for the shares of Common Stock issuable upon exercise of such Warrants, which shall be payable by a certified or official bank check payable to the order of the Company (collectively, the "Warrant Exercise Documentation").

                  (b) As promptly as  practicable,  and in any event within five
(5) Business Days after receipt of the Warrant Exercise Documentation, the Company shall deliver or cause to be delivered (a) certificates representing the number (rounded up to the nearest full share) of validly issued, fully paid and nonassessable shares of Common Stock specified in the Warrant Exercise Documentation, and (b) if less than the full number of Warrants evidenced hereby are being exercised, a new Warrant Certificate or Certificates, of like tenor, for the number of Warrants evidenced by this Warrant Certificate, less the number of Warrants then being exercised. Such exercise shall be deemed to have been made at the close of business on the date of delivery of the Warrant Exercise Documentation so that the Person entitled to receive shares of Common Stock upon such exercise shall be treated for all purposes as having become the record holder of such shares of Common Stock at such time. No such surrender shall be effective to constitute the Person entitled to receive such shares as the record holder thereof while the transfer books of the Company for the Common Stock are closed for any purpose (but not for any period in excess of five days); but any such surrender of this Warrant Certificate for exercise during any period while such books are so closed shall become effective for exercise immediately upon the reopening of such books, as if the exercise had been made on the date the Warrant Exercise Documentation was received and for the Number Issuable of Common Stock specified in the Warrant Exercise Documentation and at the Exercise Price.

                  (c) The Company shall pay all expenses in connection with, and all taxes and other governmental charges (other than income taxes of the holder) that may be imposed in respect of, the issue or delivery of any shares of Common Stock issuable upon the exercise of the Warrants evidenced hereby. The Company shall not be required, however, to pay any tax or other charge imposed in connection with any transfer involved in the issue of any certificate for shares of Common Stock in any name other than that of the registered holder of the Warrants evidenced hereby.

                  Section 2.  Adjustments.

                           (a)  Adjustment  of  Number   Issuable.   The  Number
Issuable shall be subject to adjustment from time to time as follows:

                           (i) In case the Company shall at any time or from time to time after the Issue Date:

                                    (A) pay a dividend or make a distribution on
         the outstanding shares of Common Stock in capital stock of the Company;

                                    (B)  subdivide  the  outstanding  shares  of
         Common Stock into a larger number of shares; or

                                    (C) combine the outstanding shares of Common
         Stock into a smaller number of shares;


         then, and in each such case (other than a dividend or distribution received by or set aside for the benefit of the holder pursuant to
         Section 2(c) hereof), the Number Issuable in effect immediately prior to such event shall be adjusted (and any other appropriate actions shall be taken by the Company) so that the holder of any Warrant evidenced hereby thereafter exercised shall be entitled to receive the number of shares of Common Stock or other securities of the Company which such holder would have owned or had been entitled to receive upon or by reason of any of the events described above, had such Warrant been exercised immediately prior to the happening of such event. An adjustment made pursuant to this clause (i) shall become effective retroactively (x) in the case of any such dividend or distribution, to a date immediately following the close of business on the record date for the determination of holders of shares of Common Stock entitled to receive such dividend or distribution, or (y) in the case of any such subdivision or combination to the close of business on the date upon which such corporate action becomes effective.

                           (ii) If after the Issue Date, the Company shall at any time or from time to time issue or sell (x) shares of Common Stock or (y) securities convertible into or exchangeable for shares of Common Stock, or any options, warrants or other rights to acquire shares of Common Stock (other than (A) shares of Common Stock issued upon exercise of the Warrants, (B) shares of Common Stock issued upon conversion of the Debentures outstanding on the Issue Date that have been amended pursuant to Section 7(i) of the Securities Purchase Agreement, (C) shares of Common Stock issued pursuant to an employee stock option plan, stock bonus plan or other incentive compensation plan or award, each as approved by the Company's Board of Directors that, in the aggregate with all other shares of Common Stock issued pursuant to any such plans (whether or not approved by the Company's Board of Directors) constitute no more than ten percent (10%) of the issued and outstanding Common Stock, and (D) shares of Common Stock issued as a result of adjustments made under agreements related to shares described in clauses (A), (B) and (C)) at a price per share that is less than the Current Market Price per share of Common Stock then in effect as of the record date or issue date, as the case may be, referred to in the following sentence (the "Relevant Date") (treating the price per share of Common Stock, in the case of the issuance of any security convertible or exchangeable or exercisable into Common Stock as equal to (x) the sum of the price for such security convertible, exchangeable or exercisable into Common Stock plus any additional consideration payable (without regard to any anti-dilution adjustments) upon the conversion, exchange or exercise of such security into Common Stock divided by (y) the number of shares of Common Stock initially underlying such convertible, exchangeable or exercisable security), in each case, other than issuances or sales for which an adjustment is made pursuant to another paragraph of this Section 2, then, and in each such case, the Number Issuable then in effect shall be adjusted by multiplying the Number Issuable in effect on the day immediately prior to the Relevant Date by a fraction, (1) the numerator of which shall be the sum of the number of shares of Common Stock, on a fully diluted basis, outstanding on the Relevant Date, plus the number of additional shares of Common Stock issued or to be issued (or the maximum number into which such convertible or exchangeable securities initially may convert or exchange or for which such options, warrants or other rights initially may be exercised), and (2) the denominator of which shall be the sum of the number of shares of Common Stock, on a fully diluted basis, outstanding on the Relevant Date, plus the number of shares of Common Stock which the aggregate consideration (plus the aggregate amount of any additional consideration initially payable upon conversion or exchange of such convertible or exchangeable securities or exercise of such options, warrants or other rights) for the total number of such additional shares of Common Stock so issued (or into which such convertible or exchangeable securities may convert or exchange or for which such options, warrants or other rights may be exercised) would purchase at the Current Market Price per share of Common Stock on the Relevant Date. Such adjustment shall be made whenever such shares, securities, options, warrants or other rights are issued, and shall become effective retroactively to a date immediately following the close of business (x) in the case of an issuance to the stockholders of the Company, as such, on the record date for the determination of stockholders entitled to receive such shares, securities, options, warrants or other rights and (y) in all other cases, on the date (the "issue date") of such issuance; provided, that if any convertible or exchangeable securities, options, warrants, or other rights (or any portions thereof) which shall have given rise to an adjustment pursuant to this Section 2(a)(ii) shall have expired or terminated without the exercise thereof and/or if by reason of the terms of such convertible or exchangeable securities, options, warrants or other rights there shall have been an increase or increases, with the passage of time or otherwise, in the Number Issuable, then the Number Issuable hereunder shall be readjusted (but to no greater extent than originally adjusted) on the basis of (A) eliminating from the computation any additional shares of Common Stock corresponding to such convertible or exchangeable securities, options, warrants or other rights as shall have expired or terminated, (B) treating the additional shares of Common Stock, if any, actually issued or issuable pursuant to the previous exercise of such convertible and exchangeable securities, options, warrants, or other rights as having been issued for the consideration actually received and receivable therefor and (C) treating any of such convertible or exchangeable securities, options, warrants or other rights which remain outstanding as being subject to exercise or conversion. Solely for purposes of this clause (ii), (I) Common Stock shall include the Common Stock, par value $0.01 per share, of the Company and each other class of capital stock of the Company that does not have a preference over any other class of capital stock of the Company as to dividends or upon liquidation, dissolution or winding up of the Company and, in each case, shall include any other class of capital stock of the Company into which such stock is reclassified or reconstituted and (II) if the provisions of any securities convertible into or exchangeable for shares of Common Stock or options, warrants or other rights to acquire shares of Common Stock are amended after the date of issuance so as to reduce the applicable conversion price, exchange price or exercise price such amendment shall be deemed to be a new issuance of such securities.

                           (iii) In case the Company shall at any time or from time to time after the Issue Date distribute to any holder of shares of its Common Stock (including any such distribution made in connection with a consolidation or merger in which the Company is the resulting or surviving corporation and the Common Stock is not changed or exchanged) cash, evidences of indebtedness of the Company or another issuer, securities of the Company or another issuer or other assets (excluding dividends or other distributions of shares of Common Stock or other capital stock for which adjustment in the Number Issuable is made under
         Section 2(a)(i) or dividends or other distributions received by or set aside for the benefit of the holders of Common Stock pursuant to
         Section 2(c) below) or rights or warrants to subscribe for or purchase securities of the Company (excluding those in respect of which
         adjustment  in  the  Number   Issuable  is  made  pursuant  to  Section

         2(a)(ii)), then, and in each such case, the Number Issuable then in effect shall be adjusted by multiplying the Number Issuable in effect immediately prior to the date of such distribution by a fraction (x) the numerator of which shall be the Current Market Price per share on the record date referred to below and (y) the denominator of which shall be such Current Market Price per share less the then Fair Market Value (as determined in good faith by the Board of Directors of the Company, a certified resolution with respect to which shall be mailed to the holder of the Warrants evidenced hereby) of the portion of the cash, evidences of indebtedness, securities or other assets so distributed or of such subscription rights or warrants applicable to one share of Common Stock (but such denominator shall in no event be zero). Such adjustment shall be made whenever any such distribution is made and shall become effective retroactively to a date immediately following the close of business on the record date for the determination of stockholders entitled to receive such distribution.

                           (iv) In case the Company at any time or from time to time shall take any action which could have a dilutive effect on the number of shares of Common Stock that may be issued upon exercise of the Warrants, other than an action described in any of Section 2(a)(i) through 2(a)(iii), inclusive, or Section 2(b), then, the Number Issuable shall be adjusted in such manner and at such time as the Board of Directors of the Company reasonably determines to be equitable under the circumstances (such determination to be evidenced in a resolution, a certified copy of which shall be mailed to the holder of the Warrants evidenced hereby).

                           (v) Notwithstanding anything herein to the contrary, no adjustment under this Section 2(a) need be made to the Number Issuable unless such adjustment would require an increase or decrease of at least one percent (1%) of the Number Issuable then in effect. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least one percent (1%) of such Number Issuable. Any adjustment to the Number Issuable carried forward and not theretofore made shall be made immediately prior to the exercise of any Warrants pursuant hereto.

                           (vi) The Company promptly shall deliver to each registered holder of Warrants at least five (5) Business Days prior to effecting any transaction which would result in an increase or decrease in the Number Issuable pursuant to this Section 2(a) a notice thereof, together with a certificate, signed by the Chief Executive Officer or a Vice-President and by the Treasurer or an Assistant Treasurer or the Clerk or an Assistant Clerk of the Company, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the increased or decreased Number Issuable then in effect following such adjustment.

                           (vii) Notwithstanding anything contrary contained in this Section 2(a), the Company shall be entitled to make such upward adjustments in the Number Issuable, in addition to those otherwise required by this Section 2(a), as the Board of Directors of the Company in their discretion shall determine to be advisable in order that any stock dividend, subdivision or combination of shares, distribution of rights or warrants to purchase stock or securities, or distribution of securities convertible into or exchangeable for Common Stock, hereafter made by the Company to its shareholders shall not be taxable; provided, however, that any such adjustment shall be made, as nearly as practicable, in a manner which treats all holders of Warrants with similar protections on an equal basis.

                           (b) Reorganization, Reclassification,  Consolidation,
Merger  or  Sale  of  Assets.   In  case  of  any  capital   reorganization   or
reclassification or other change of outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), or in case of any consolidation or merger of the Company with or into another Person (other than a consolidation or merger in which the Company is the resulting or surviving person and which does not result in any reclassification or change of outstanding Common Stock), or in case of any sale or other disposition to another Person of all or substantially all of the assets of the Company (any of the foregoing, a "Transaction"), the Company, or such successor or purchasing Person, as the case may be, shall execute and deliver to each holder of the Warrants evidenced hereby, at least five (5) Business Days prior to effecting any of the foregoing Transactions, a certificate that the holder of each such Warrant then outstanding shall have the right thereafter to exercise such Warrant into the kind and amount of shares of stock or other securities (of the Company or another issuer) or property or cash receivable upon such Transaction by a holder of the number of shares of Common Stock into which such Warrant could have been exercised immediately prior to such Transaction. Such certificate shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 2 and shall contain other terms identical to the terms hereof. If, in the case of any such Transaction, the stock, other securities, cash or property receivable thereupon by a holder of Common Stock includes stock, securities, other property or cash of a Person other than the successor or purchasing Persons and other than the Company, in connection with such Transaction, then such certificate also shall be executed by such Person, and such Person shall, in such certificate, specifically assume the obligations of such successor or purchasing Person and acknowledge its obligations to issue such stock, securities, other property or cash to holders of the Warrants upon exercise thereof as provided above. The provisions of this Section 2(b) similarly shall apply to successive Transactions.

                           (c) Special Distributions. If the holder so elects by
sending a Special Notice to the Company, in the event that the Company shall declare a dividend or make any other distribution (including, without limitation, in cash, in capital stock (which shall include, without limitation, any options, warrants or other rights to acquire capital stock) of the Company, whether or not pursuant to a shareholder rights plan, "poison pill" or similar arrangement) in other securities, property or assets, to holders of Common Stock (a "Special Distribution"), then the Board of Directors shall set aside the amount of such dividend or distribution that any holder of Warrants would have been entitled to receive had it exercised such Warrants prior to the record date for such dividend or distribution. Upon the exercise of a Warrant evidenced hereby, the holder shall be entitled to receive, such dividend or distribution that such holder would have received had such Warrant been exercised immediately prior to the record date for such dividend or distribution. Prior to any Special Distribution described in this Section 2(c), the Company shall as provided in
Section 4 hereof notify each holder (not less than five (5) Business Days prior to the occurrence of each Special Distribution) of its intent to make such Special Distribution and the holder, if it elects to have such distribution set aside the amount thereof rather than have an adjustment to the Number Issuable as provided in Section 2(a)(i), 2(a)(ii) or 2(a)(iii), shall notify the Company by sending a Special Notice prior to the date of any such Special Distribution.

                  Section 3. Redemption. The Company shall not have any right to redeem any of the Warrants evidenced hereby.

                  Section 4. Notice of Certain Events. In case at any time or from time to time the holders of the Warrants evidenced hereby are entitled to notice pursuant to the terms of Section 2, such notice shall provide (a) the date on which a record is to be taken for the purpose of such dividend, distribution, subdivision, combination or issuance of shares of Common Stock, securities convertible into or exchangeable for shares of Common Stock or options, warrants or other rights, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, subdivision, combination, shares of Common Stock, securities convertible into or exchangeable for shares of Common Stock or options, warrants or other rights, are to be determined, (b) the issue date (as defined in Section 2(a)(ii) hereof) or (c) the date on which such Transaction, dissolution, liquidation or winding up is expected to become effective.

                  Section 5. Certain Covenants. The Company covenants and agrees that all shares of capital stock of the Company which may be issued upon the exercise of the Warrants evidenced hereby will be duly authorized, validly issued and fully paid and nonassessable. The Company shall at all times reserve and keep available for issuance upon the exercise of the Warrants, such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the exercise of all outstanding Warrants, and shall take all action required to increase the authorized number of shares of Common Stock if at any time there shall be insufficient authorized but unissued shares of Common stock to permit such reservation or to permit the exercise of all outstanding Warrants. The Company shall prepare and file, and cooperate with the holder of this Warrant so that it may prepare and file, in each case within five Business Days of a request by such holder, notification and report forms in compliance with the HSR Act, and shall otherwise fully comply with the requirements of the HSR Act, to the extent required in connection with the exercise of the Warrant. The Company shall bear all of its own expenses and all of its own out of pocket expenses (including reasonable attorneys' fees, charges and expenses) and filing fees of such holder in connection with any such preparation and filing.

                  Section 6. Registered Holder. The person in whose name this Warrant Certificate is registered shall be deemed the owner hereof and of the Warrants evidenced hereby for all purposes.

                  Section 7. Transfer of Warrants. Any transfer of the rights represented by this Warrant Certificate shall be effected by the surrender of this Warrant Certificate, along with the form of assignment attached hereto, properly completed and executed by the registered holder hereof, at the principal executive office of the Company in the United States of America; provided that (a) a registration statement with respect to the Warrants proposed for transfer, and with respect to the shares of Common Stock underlying such Warrants, shall be effective under the Securities Act, (b) the Warrants are transferred pursuant to Rule 144 under the Securities Act or (c) the Company shall have received an opinion of counsel reasonably satisfactory to it that no violation of such act or similar state acts will be involved in such transfer. Thereupon, the Company shall issue in the name or names specified by the registered holder hereof and, in the event of a partial transfer, in the name of the registered holder hereof, a new Warrant Certificate or Certificates evidencing the right to purchase such number of shares of Common Stock as shall be equal to the number of shares of Common Stock then purchasable hereunder.

                  Section 8. Denominations. The Company covenants that it will, at its expense, promptly upon surrender of this Warrant Certificate at the principal executive office of the Company in the United States of America, execute and deliver to the registered holder hereof a new Warrant Certificate or Certificates in denominations specified by such holder for an aggregate number of Warrants equal to the number of Warrants evidenced by this Warrant Certificate.

                  Section 9. Replacement of Warrants. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant Certificate and, in the case of loss, theft or destruction, upon delivery of an indemnity reasonably satisfactory to the Company (in the case of an institutional investor, its own unsecured indemnity agreement shall be deemed to be reasonably satisfactory), or, in the case of mutilation, upon surrender and cancellation thereof, the Company will issue a new Warrant Certificate of like tenor for a number of Warrants equal to the number of Warrants evidenced by this Warrant Certificate.

                  Section 10. Governing Law. THIS WARRANT CERTIFICATE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISIONS).

                  Section 11. Rights Inure to Registered Holder. The Warrants evidenced by this Warrant Certificate will inure to the benefit of and be binding upon the registered holder thereof and the Company and their respective successors and permitted assigns. This Warrant Certificate shall be for the sole benefit of the registered holder thereof. Nothing in this Warrant Certificate shall be construed to give the registered holder hereof any rights as a holder of shares of Common Stock until such time, if any, as the Warrants evidenced by this Warrant Certificate are exercised in accordance with the provisions hereof.

                  Section 12. Definitions. For the purposes of this Warrant Certificate, the following terms shall have the meanings indicated below:

                  "Business Day" shall mean any day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law or executive order to close.

                  "Common Stock" shall have the meaning assigned to such term in the Preamble hereof.

                  "Company" shall have the meaning assigned to such term in the Preamble hereof.

                  "Current Market Price" per share shall mean, on any date specified herein for the determination thereof, (a) if the Common Stock is then listed on a national securities exchange, designated as a Nasdaq Stock Market security or quoted in the over-the-counter-market by a member firm of the NYSE, the average daily Market Price of the Common Stock for those days during the period of 15 days, ending on such date, on which the national securities exchanges were open for trading, and (b) if the Common Stock is not then so listed, designated or quoted, the Market Price on such date.

                  "Debentures"   shall  mean  the   Company's   7%   Convertible
Subordinated Debentures Due March 24, 2000 and the 7% Convertible Debentures Due October 29, 2000.

                  "Exercise Price" shall have the meaning assigned to such term in the Preamble hereof.

                  "Fair Market Value" shall mean the amount which a willing buyer, under no compulsion to buy, would pay a willing seller, under no compulsion to sell, in an arm's-length transaction.

                  "HSR  Act"  shall  mean  the  Hart  Scott  Rodino   Anti-Trust
Improvements Act of 1976, and the rules and regulations of the Federal Trade Commission promulgated thereunder.

                  "Investor" shall have the meaning assigned to such term in the Preamble hereof.

                  "Issue Date" shall mean December 29, 1997.

                  "Market Price" shall mean, per share of Common Stock, on any date specified herein: (a) if the Common Stock is listed on the American Stock Exchange or any other national securities exchange or is designated as a Nasdaq Stock Market security, the last trading price of the Common Stock on such date as reported in the Wall Street Journal; or (b) if the Common Stock is not so listed or designated, the average of the reported closing bid and ask prices of the Common Stock in the over-the-counter-market, on such date as reported by any member firm of the NYSE selected by the Company; or (c) if none of (a) or (b) is applicable, the Fair Market Value per share determined in good faith by the Board of Directors of the Company which shall be deemed to be Fair Market Value unless holders of at least 50% of Common Stock issued or issuable upon exercise of the Warrants request that the Company obtain an opinion of a nationally recognized investment banking firm chosen by the Company (who shall bear the expense) and reasonably acceptable to such requesting holders of the Warrants, in which event the Fair Market Value shall be as determined by such investment banking firm.

                  "Number Issuable" shall have the meaning given it in the Preamble hereof.

                  "NYSE" shall mean the New York Stock Exchange, Inc.

                  "Person" shall mean any individual, corporation, limited liability company, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

                  "Relevant Date" shall have the meaning assigned to such term in Section 2(a)(ii) hereof.

                  "Securities Act" shall mean the Securities Act of 1933.

                  "Special Distribution" shall have the meaning assigned to such term in Section 2(c) hereof.

                  "Special Notice" shall mean the notice sent by a holder to the Company indicating its preference to have any Special Distribution set aside for its benefit upon exercise of the Warrant.

                  "Transaction"  shall have the meaning assigned to such term in
Section 2(b) hereof.

                  "Warrants" shall have the meaning assigned to such term in the Preamble hereof.

                  "Warrant Exercise Documentation" shall have the meaning given it in Section 1 hereof.

                  Section 13. Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be sufficient if delivered personally or sent by telecopy (with confirmation of receipt) or by registered or certified mail, postage prepaid, return receipt requested, (a) if to the holder of a Warrant, at such holder's last known address or telecopy number appearing on the books of the Company; and
(b) if to the Company, at its principal executive office, or the telecopy number of such office, in the United States, or such other address or telecopy number as the party to whom notice is to be given may have furnished to the other party. Each such notice, request or communication shall be effective when received or, if given by mail, when delivered at the address specified in this Section or on the fifth Business Day following the date on which such communication is posted, whichever occurs first.

                  Section 14. Share Legend. Each certificate representing shares of Common Stock or any other securities issued upon exercise of this Warrant shall bear the following legend unless such shares or other securities have been registered under the Securities Act and any applicable state securities laws:

         "THESE SHARES HAVE NOT BEEN REGISTERED UNDER THE FEDERAL OR APPLICABLE STATE SECURITIES LAWS AND INSTEAD ARE BEING ISSUED PURSUANT TO
         EXEMPTIONS CONTAINED IN SAID LAWS. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED UNLESS (A) A REGISTRATION STATEMENT SHALL BE EFFECTIVE UNDER THE SECURITIES ACT OF 1933, (B) SUCH SHARES ARE TRANSFERRED PURSUANT TO RULE 144, OR ANY SUCCESSOR RULE, UNDER SUCH ACT OR (C) MEDIA LOGIC, INC. SHALL HAVE RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT NO VIOLATION OF SUCH ACT OR SIMILAR STATE ACTS WILL BE INVOLVED IN SUCH TRANSFER."

                  Section 15. No Rights or Liabilities as a Stockholder. This Warrant shall not entitle the holder hereof to any voting rights or other rights as a stockholder of the Company. No provision of this Warrant, in the absence of affirmative action by the holder hereof to purchase Common Stock by the exercise of this Warrant, and no mere enumeration herein of the rights or privileges of the holder hereof, shall give rise to any liability of such holder for the Exercise Price or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

         IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be duly executed as of the Issue Date.

                                    MEDIA LOGIC, INC.



                                    By:  /s/William E. Davis, Jr.
                                         ------------------------
                                         William E. Davis, Jr.
                                         Chief Executive Officer and President

                            [Form of Assignment Form]

                  [To be executed upon assignment of Warrants]


                  The undersigned hereby assigns and transfers this Warrant Certificate to ____________________ whose Social Security Number or Tax ID
Number is _________________ and whose record address is ______________________________, and irrevocably appoints ________________ as agent to transfer this security on the books of the Company. Such agent may substitute another to act for such agent.


Date:_________________________

                                      ------------------------------------
                                      Signature

                                      (Signature must conform in all respects to name of holder as specified on the face of this Warrant Certificate)

                         [Form Of Election To Purchase]

                 [To be executed upon exercise of the Warrants]



TO:      MEDIA LOGIC, INC.

         The undersigned hereby irrevocably elects to exercise Warrants represented by this Warrant Certificate to purchase ____ shares of Common Stock issuable upon the exercise of such Warrants and requests that certificates for such shares be issued in the name of:

         (Please insert social security, tax identification or other identifying number)


         ---------------------------

         ---------------------------

         ---------------------------
         (Please print name and address)


Date:_________________________



                                     ------------------------------------------
                                     Signature

                                     (Signature must conform in all respects to name of holder as specified on the face of this Warrant Certificate)

                          SECURITIES PURCHASE AGREEMENT

                  THIS SECURITIES PURCHASE AGREEMENT, dated as December 22, 1997, is entered into by and between MEDIA LOGIC, INC., a Massachusetts corporation (the "Company"), and WEXFORD SPECTRUM INVESTORS LLC, a Delaware limited liability company (the "Buyer").

                              W I T N E S S E T H:

                  WHEREAS, the Company and the Buyer are executing and delivering this Agreement in accordance with and in reliance upon the exemption from securities registration afforded, inter alia, by Rule 506 under Regulation D ("Regulation D") as promulgated by the United States Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "1933 Act"), and/or Section 4(2) of the 1933 Act; and

                  WHEREAS, the Buyer wishes to purchase, upon the terms and subject to the conditions of this Agreement, shares of the common stock, $.01 par value per share, of the Company (the "Common Stock"), upon the terms and subject to the conditions set forth herein;

                  NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                  1. AGREEMENT TO PURCHASE; PURCHASE PRICE.

                  a. Purchase.  Upon the terms and subject to the conditions set forth in this Agreement, the undersigned hereby agrees to purchase from the Company 566,666 shares (the "Shares") of Common Stock for ninety cents ($0.90) per share, for an aggregate purchase price (the "Purchase Price") of $509,999.40. The Purchase Price for the Shares shall be payable in United States Dollars.

                  b. Form of Payment. In consideration of the issuance and sale of the Shares and the Warrants (as hereinafter defined) by the Company to the Buyer, the Buyer shall pay the Purchase Price by delivering immediately available good funds in United States Dollars pursuant to the wire instructions set forth in Section 1(c). Immediately upon payment by the Buyer to the Company of the Purchase Price of the Shares, the Company shall deliver certificates evidencing such Shares duly executed on behalf of the Company and countersigned by the Company's transfer agent to the Buyer, together with warrant certificates, the form of which is attached hereto as ANNEX I hereto, evidencing the Warrants (the "Warrants"), duly executed on behalf of the Company, and the Shares and Warrants shall each be free and clear of all security interests, liens, pledges, charges, escrows, options, rights of first refusal, encumbrances, agreements, arrangements, commitments or other claims of any kind or character (collectively, the "Claims"). The obligation of the parties hereto as set forth in this Section 1(b) are subject to the satisfaction of the conditions set forth (i) in the case of the Buyer, in Section 7(c) and (ii) in the case of the Company, in Section 6(d), each of which may not be waived by either party hereto.

                  c. Method of Payment. Payment of the Purchase Price shall be made by wire transfer of funds to the Company in accordance with the following instructions:

                           FLEET BANK OF MA
                           Account Name  MEDIALOGIC, INC.
                           Account No. 050-0759123  Bank ABA #011500010
                           SWIFT address: FLTBUS3B Bank Phone # 800/841-4000 Please reference invoice # on Transfer

         d. Affiliates. For purposes of this Agreement (except as expressly defined in Section 3(t) solely for purposes of Section 3(t)), "Affiliate" shall mean (a) such as is defined in the Securities Exchange Act of 1934, as amended, and (b) as to each other, IMPRIMIS SB L.P. and WEXFORD SPECTRUM INVESTORS LLC.

                  2.  BUYER   REPRESENTATIONS,   WARRANTIES,   ETC.;  ACCESS  TO
INFORMATION; INDEPENDENT INVESTIGATION.

                  The Buyer represents and warrants to, and covenants and agrees with, the Company as follows:

                  a. Without limiting Buyer's right to sell the Shares pursuant to the Registration Statement (as hereinafter defined), the Buyer is purchasing the Shares in the ordinary course of its business and for its own account for investment only and not with a view towards the public sale or distribution thereof and not with a view to or for sale in connection with any distribution thereof or any arrangement or understanding with any other persons regarding the distribution or purchase of such Shares;

                  b. The Buyer is (i) an "accredited investor" as that term is defined in Rule 501 of the General Rules and Regulations under the 1933 Act by reason of Rule 501(a)(3), (ii) experienced in making investments of the kind described in this Agreement and the related documents, (iii) able, by reason of the business and financial experience of its officers (if an entity) and professional advisors (who are not affiliated with or compensated in any way by the Company or any of its affiliates or selling agents), to protect its own interests in connection with the transactions described in this Agreement, and the related documents, and (iv) able to afford the entire loss of its investment in the Shares;

                  c. All subsequent offers and sales of the Shares by the Buyer shall be made pursuant to registration of the Shares under the 1933 Act or pursuant to an exemption from registration;

                  d. The Buyer understands that the Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and the Buyer's compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of the Buyer to acquire the Shares;

                  e. The Buyer and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Shares which have been requested by the Buyer. The Buyer and its advisors, if any, have been afforded the opportunity to ask questions of the Company and have received complete and satisfactory answers to any such inquiries. Without limiting the generality of the foregoing, the Buyer has also had the opportunity to obtain and to review the Company's (1) Annual Report on Form 10-K for the fiscal year ended March 31, 1997 (the "Form 10-K"), (2) Amendment No. 1 to the Form 10-K on Form 10-K/A, (3) Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 1997 and September 30, 1997 and (4) Proxy Statement dated August 11, 1997 (collectively, the "Company's SEC Documents").

                  f. The Buyer, taking into account the personnel and resources it can practically bring to bear on the purchase of the Shares, is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to making an investment decision like that involved in the purchase of the Shares and the Buyer understands that its investment in the Shares involves a high degree of risk;

                  g. The Buyer understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Shares;

                  h. The Buyer has full right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered on behalf of the Buyer and is a valid and binding agreement of the Buyer enforceable in accordance with its terms, subject as to enforceability to general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or in equity) and to bankruptcy, insolvency, fraudulent transfer, reorganization moratorium and other similar laws affecting creditors' rights generally.

                  i. Neither the Buyer, nor any affiliate of the Buyer, has any present intention of entering into, any put option, short position, or other similar position with respect to the Shares.

                  3. COMPANY REPRESENTATIONS, WARRANTIES, ETC.

                  The Company represents and warrants to the Buyer that:

                  a. Organization, Standing and Power. (i) The Company and its wholly-owned subsidiary, MediaLogic ADL, Inc. (the "Subsidiary"), are duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and the State of Delaware, respectively, and each has all requisite corporate power and authority to own, lease and operate its respective properties and to carry on its respective businesses as now being conducted and as currently proposed to be conducted. The Company and the Subsidiary are duly qualified to do business and are in good standing in each jurisdiction in which such qualification is necessary because of the property owned, leased or operated by them or because of the nature of their business as now being conducted, except for those jurisdictions where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the condition (financial or otherwise), operations, business, assets, liabilities, earnings or prospects of the Company and the Subsidiary taken as a whole ("Material Adverse Effect").

                  (ii) The Company has, prior to the execution and delivery by the Company of this Agreement, delivered to the Buyer a true and complete copy of the Certificate of Incorporation (together with any amendments thereto) and the By-laws of the Company. The minute books of the Company are true and complete in all material respects.

                  b. Securities Purchase Agreement; Warrants and Stock. The Company has all requisite corporate power and authority to execute and deliver this Agreement, the certificates evidencing the Warrants, and the certificates evidencing the Shares and to perform all of its obligations and undertakings under such agreements and to carry out the transactions contemplated under such agreements. This Agreement, the certificates evidencing the Shares and the Warrants and the transactions contemplated thereby, and the issuance and sale of the Shares and the Warrants, have each been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery or performance by the Company of this Agreement or the Warrants. This Agreement has been duly executed and delivered by the Company and this Agreement is, and the Warrants, when executed and delivered by the Company, will be, valid and binding agreements of the Company enforceable in accordance with their respective terms, subject as to enforceability to general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or in equity) and to bankruptcy, insolvency, moratorium, and other similar laws affecting the enforcement of creditors' rights generally.

                  c. Capitalization; Equity Interests. (i) As of the date of this Agreement, the authorized capital stock of the Company consists solely of 20,000,000 shares of Common Stock, of which 8,563,660 shares are issued and outstanding. The outstanding shares of Common Stock have been duly authorized and issued and are fully paid and non-assessable and not subject to any purchase option or right of first refusal or preemptive, subscription or similar rights. The Shares have been duly authorized and, when issued in accordance with this Agreement, will (i) be duly issued, fully paid and non-assessable and not subject to any purchase option or right of first refusal or preemptive, subscription or similar rights and (ii) not subject the holder thereof to personal liability by reason of being such holder. The shares of Common Stock initially issuable upon exercise of the Warrants (the "Exercise Shares") have been duly authorized and reserved for issuance upon exercise and, when issued upon such exercise, will (ii) be duly issued, fully paid and non-assessable and not subject to any purchase option, or right of first refusal or preemptive, subscription or similar rights and (ii) not subject the holder thereof to personal liability by reason of being such holder.

                  (ii) Except for this Agreement, the Warrants and as set forth in Schedule 3(c) of the Disclosure Schedule, (x) there are no bonds, debentures, notes or other indebtedness or securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote, (y) there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Common Stock or other voting securities of the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call right, commitment, agreement, arrangement or undertaking and (z) there are no outstanding rights, commitments, agreements, arrangements or undertakings of any kind obligating the Company to repurchase, redeem or otherwise acquire any shares of Common Stock or other voting securities of the Company or any securities of the type described in clauses (x) or (y) above. No dividends on any shares of Common Stock have been declared but not yet paid.

                  (iii) Except for the Subsidiary, the Company does not have any subsidiaries or own or hold, directly or indirectly, any equity or other security interests in any corporation, partnership, limited liability company, joint venture or other entity. The Company is not subject to any liability for any claim that the Company violated any applicable Federal or state securities laws in connection with the issuance of Common Stock or other securities. There are no restrictions on the transfer of shares of Common Stock other than those imposed by relevant state and Federal securities laws. There are no voting trusts, voting agreements, proxies or other agreements or instruments with respect to the voting of the Common Stock to which the Company is a party, or to the best of the knowledge of any of the Company's officers, directors or employees (the "Company's Knowledge"), among or between any persons other than the Company. Except as set forth in Schedule 3(c) of the Disclosure Schedule, no person has the right to demand or other rights to cause the Company to file any registration statement under the 1933 Act relating to any securities of the Company presently outstanding or any right to participate in any such registration statement.

                  (iv) The Company has  registered  its Common Stock pursuant to
Section 12 of the Exchange Act, and the Common Stock is listed and traded on the American Stock Exchange ("AMEX").

                  d. Non-contravention. The execution and delivery of this Agreement and the Warrants by the Company, the issuance of the Shares and the Warrants, and the consummation by the Company of the other transactions contemplated by this Agreement, the Warrants and compliance by the Company with any of the provisions hereof or thereof do not and will not conflict with or result in a breach or violation by the Company of any of the terms or provisions of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to any increased, additional, accelerated or guaranteed rights or entitlement of any person or entity under, or result in the creation of any Claim on the properties or assets of the Company under (i) the restated articles of organization or by-laws of the Company, (ii) any indenture, mortgage, note, bond, license, lease, contract, commitment, arrangement, deed of trust, or other material agreement or instrument to which the Company is a party or by which it or any of its properties or assets are bound, including any listing agreement for the Common Stock except as herein set forth, (iii) to its knowledge, any existing applicable law, rule, or regulation or any applicable decree, judgment, or (iv) to its knowledge, any judgment, decree or order of any court, United States federal or state regulatory body, administrative agency, or other governmental body having jurisdiction over the Company or any of its properties or assets (v) any license, franchise, permit or other similar authorization held by the Company, except such conflict, breach or default which would not have a Material Adverse Effect on the transactions contemplated herein.

                  e. Financial Statements. (i) The consolidated financial statements (the "Financial Statements") of the Company set forth in the (A) Company's Annual Report on Form 10-K for the year ended March 31, 1997, reported on by Arthur Andersen LLP, (B) Amendment No. 1 to the Form 10-K on Form 10-K/A, and (C) Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 1997 and September 30, 1997, in each case fairly present the consolidated financial position of the Company as of such dates and the consolidated results of operation and cash flows for such periods then ended in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis. Arthur Andersen LLP is an independent accountant as defined under the 1933 Act and the rules and regulations promulgated thereunder.

                  (ii) All reserves established by the Company are reflected on the balance sheets contained in the Financial Statements or in the footnotes to the Financial Statements of the Company and in management's reasonable estimate are adequate in the aggregate and there are no loss contingencies that are required to be accrued by Statement of Financial Accounting Standard No. 5 of the Financial Accounting Standards Board which are not provided for on such balance sheets. As of the date hereof, except for liabilities (A) reflected on or reserved against on the balance sheet as of September 30, 1997 (the "Latest Balance Sheet") (B) incurred in the ordinary course of the Company's business and consistent with past practice or (C) contemplated by this Agreement, the Company has no liabilities (absolute, accrued, fixed, contingent, known, unknown or otherwise) which would be required by GAAP to be reflected or reserved against on the balance sheet of the Company and which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

                  (iii) Any forecasts and projections previously delivered to the Buyer by the Company have been prepared in good faith and on the basis of assumptions that are fair and reasonable in light of current and reasonably foreseeable circumstances.

                  f. Approvals. No authorization, approval or consent of any court, governmental body, regulatory agency, self-regulatory organization, or stock exchange or market or the stockholders of the Company is required to be obtained by the Company for the issuance and sale of the Shares or the Warrants to the Buyer as contemplated by this Agreement, except such authorizations, approvals and consents that have been obtained and except as contemplated in
Section 4(s) of this Agreement.

                  g. SEC Filings. None of the SEC filings with the Securities and Exchange Commission since the filing of the 10-K on March 31, 1997 contained, at the time they were filed, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein in light of the circumstances under which they were made, not misleading. The Company has since December 22, 1996 timely filed all requisite forms, reports and exhibits thereto with the Securities and Exchange Commission.

                  h. Absence of Changes. Except as set forth on Schedule 3(h) of the Disclosure Schedule and except as may apply in the context of the Securities Purchase Agreement entered into between the Company and an Affiliate of the Buyer of even date herewith (the "Affiliate Purchase Agreement"), since September 30, 1997, the Company and the Subsidiary have operated in the ordinary course consistent with past practice and there has not been:

                  (i)  any  event,   occurrence  or   development  or  state  of
circumstances of facts which has had or would reasonably be expected to have a Material Adverse Effect;

                  (ii) any payment, discharge or satisfaction of any Claim or obligation of the Company or the Subsidiary or any amendment, termination or waiver of any rights of value to the Company or the Subsidiary, except in the ordinary course of business and consistent with past practice;

                  (iii) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of Common Stock of the Company or the Subsidiary any direct or indirect redemption, purchase or other acquisition of any such shares;

                  (iv) any creation of any Claim on, or any assignment or other disposition of, any property of the Company or the Subsidiary, except in the ordinary course of business consistent with past practice, and which Claims, assignments and dispositions together with all other such Claims, assignments and dispositions would not have a Material Adverse Effect;

                  (v) any write-down of the value of any asset of the Company or the Subsidiary or any write-off as uncollectible of any accounts or notes receivable or any portion thereof, other than write-downs or write-offs which in the aggregate do not exceed $25,000;

                  (vi) any capital expenditure or commitment or addition to property, plant or equipment of the Company or the Subsidiary, individually or in the aggregate, in excess of $25,000;

                  (vii) (A) any change in any bonus, commission, pension, profit-sharing or other benefit or compensation plan, policy or arrangement or commitment or (B) any increase in any such compensation, bonus, commission, pension, profit sharing or other benefit payable now or in the future to any shareholder, director or officer of the Company or the Subsidiary, or any Affiliate (as defined in the Exchange Act) of such person (or, in each case, the entering into of any agreement to effect the same);

                  (viii) any obligation or liability (whether absolute, accrued, contingent or otherwise, and whether due or to become due) incurred by the Company or the Subsidiary, other than obligations incurred in the ordinary course of business and consistent with past practice;

                  (ix) any issuance or sale, or any contract entered into for the issuance or sale, of any shares of capital stock or securities convertible into or exercisable for shares of capital stock of the Company or the Subsidiary;

                  (x) any cancellation of any debts or claims or any amendment, termination or waiver of any rights of value to the Company or the Subsidiary;

                  (xi) any material damage, destruction or loss (whether or not covered by insurance) affecting any asset or property of the Company or the Subsidiary;

                  (xii) any change in the independent public accountants of the Company or the Subsidiary or in the accounting methods or accounting practices followed by the Company or the Subsidiary or any change in depreciation or amortization policies or rates; or

                  (xiii) any agreement, whether in writing or otherwise, to take any of the actions specified in the foregoing items (i) through (xii).

                  i. Full Disclosure. There is no fact known to the Company (other than general economic conditions known to the public generally) or as disclosed in the documents referred to in Section 2(e), that has not been disclosed in writing to the Buyer that (i) would reasonably be expected to have a material adverse effect on the business or financial condition of the Company or the Subsidiary or (ii) would reasonably be expected to materially and adversely affect the ability of the Company to perform its obligations pursuant to this Agreement.

                  j. Absence of Litigation. Except as set forth in Schedule 3(j) of the Disclosure Schedule, there is no action, suit, claim, legal, or administrative or arbitration proceeding, inquiry or investigation before or by any court, public board or body pending or, to the knowledge of the Company, threatened against or affecting the Company or the Subsidiary, wherein an unfavorable decision, ruling or finding would have a Material Adverse Effect on the business or financial condition of the Company or the Subsidiary or the transactions contemplated by this Agreement or any of the documents contemplated hereby or which would adversely affect the validity or enforceability of, or the authority or ability of the Company to perform its obligations under, this Agreement or any of such other documents.

                  k.  Absence  of  Events  of  Default.  Except  as set forth in
Schedule 3(k) of the Disclosure Schedule, no Event of Default, as defined in the respective agreement to which the Company is a party, and no event which, with the giving of notice or the passage of time or both, would become an Event of Default (as so defined), has occurred and is continuing, which would have a Material Adverse Effect on the Company's financial condition or results of operations.

                  l. Assets, Property And Related Matters; Real Property. (i) The Company or the Subsidiary has good title to, or a valid leasehold interest in, as applicable, all of the assets reflected on the Financial Statements, free and clear of all Claims. To the Company's Knowledge, such assets (other than inventory) are in good operating condition and repair, subject to ordinary wear and tear and constitute all of the properties, interests, assets and rights held for use or used in connection with the business and operations of the Company or the Subsidiary and constitute all those necessary to continue to operate the business of the Company or the Subsidiary, as the case may be, consistent with current and historical practice.

                  (ii) All leases of real property to which the Company or the Subsidiary is a party ("Leases"), as set forth in Schedule 3(1) of the Disclosure Schedule, are in writing and in full force and effect and constitute valid and binding obligations of the Company and, to the Company's Knowledge, of the other parties thereto, enforceable in accordance with their respective terms subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. The Company or the Subsidiary holds good and valid title to the leasehold interests under the Leases for the term of each such Lease, free and clear of all Claims. The Leases have not been modified in any material respect, except to the extent that such modifications are disclosed, in writing, in a copy delivered to the Buyer. There exists no material default, or any event which upon notice or the passage of time, or both, would give rise to any material default, in the performance of the Company or the Subsidiary or, to the Company's Knowledge, by any lessor under any such lease. Except as disclosed on Schedule 3(l) of the Disclosure Schedule, the Company or the Subsidiary have not, and to the Company's Knowledge, no other person has, granted any oral or written right to anyone other than the Company or the Subsidiary to lease, sublease or otherwise occupy any of its properties through the end of the applicable lease periods.

                  (iii) The Company does not own, and has not previously owned, any real property.

                  m. Patents,  Trademarks and Similar  Rights.  (i) Set forth on
Schedule 3(m) of the Disclosure Schedule is a true and complete list of the patents, patent applications, trademarks (registered or unregistered) and service marks (and any applications or registrations therefor), trade names, corporate names, copyrights, copyright registrations and other intellectual property that currently exists in written form owned or filed by, or licensed to, the Company or the Subsidiary or used in the conduct of the Company's or the Subsidiary's business as presently conducted ("Intellectual Property"). With respect to registered trademarks, Schedule 3(m) of the Disclosure Schedule sets forth a list of all jurisdictions in which such trademarks are registered or applied for and all registration and application numbers. To the Company's Knowledge, the Company has all rights to Intellectual Property as are used or are necessary in connection with the businesses of the Company and the Subsidiary as presently conducted, and the Company owns, or has the right to use, execute, reproduce, display, perform, modify, enhance, distribute, prepare derivative works of and sublicense, without payment to any other person or entity, all Intellectual Property free and clear of all Claims whatsoever. The consummation of the transactions contemplated hereby will not conflict with, alter or impair any such right.

                  (ii) Neither the Company nor the Subsidiary has granted any options, licenses or agreements of any kind relating to Intellectual Property or the marketing or distribution thereof. Neither the Company nor the Subsidiary is bound by or a party to any options, licenses or agreements of any kind relating to the intellectual property of any other person or entity. The conduct of the business of the Company and of the Subsidiary as presently conducted does not, to the Company's Knowledge, violate, conflict with or infringe the intellectual property of any other person or entity. No claims are pending, or to the Company's Knowledge, threatened, against the Company or the Subsidiary by any person or entity with respect to the ownership, validity, enforceability, effectiveness or use of any Intellectual Property and, during the past three years, neither the Company nor the Subsidiary has received any communications alleging that the Company has violated any rights relating to intellectual property of any person or entity.

                  n. Agreements. (i) Schedule 3(n) of the Disclosure Schedule contains a true and complete list or description of all written or oral contracts, agreements and other instruments ("Contracts") to which the Company or the Subsidiary is a party (A) relating to indebtedness for money borrowed or the deferred purchase price of property or services or capital leases in excess of $50,000, (B) relating to any forward commitments or to other commitments in excess of $50,000 in any given year, (C) relating to any joint venture, partnership or limited liability company; (D) relating to the employment or compensation of any director, officer or shareholder of the Company or the Subsidiary, or any Affiliate of such companies, and not disclosed in the proxy statement filed in connection with the Company's fiscal year ended March 31, 1997, (E) relating to the employment or compensation of any employee, consultant, independent contractor or other agent of the Company or the Subsidiary, or any Affiliate of such companies, involving a payment in excess of $50,000 in any given year, (F) relating to the sale or other disposition of any assets, properties or rights (other than the sale of inventory), (G) which restricts the Company's or the Subsidiary's ability to do business in any geographic area or grants to any person exclusive or similar rights in any line of business or in any geographic area, (I) which restricts the Company's or the Subsidiary's ability from soliciting employees of another entity or restricts another entity's ability from soliciting the Company's or the Subsidiary's employees, (J) relating to the lease of any machinery, equipment, vehicle or other personal property owned by any other person or entity, for which the annual rental exceeds $50,000; (K) relating to the lease of any real or personal property to any other person or entity, for which the annual rental exceeds $50,000; (L) relating to any advance, loan, extension of credit or capital contribution to, or other investment in, any person or entity not in excess of $50,000 in the aggregate; or (M) that is otherwise material to the business, properties or assets of the Company or the Subsidiary and entered into other than in the ordinary course of business.

                  (ii) All Contracts are valid, binding and in full force and effect as to the Company or the Subsidiary and neither the Company nor, to the Company's Knowledge, any other party thereto is in breach or violation of, or default under, any such Contracts in any material respect.

                  o. Related Party Transactions. Except as set forth on Schedule 3(o) of the Disclosure Schedule, no current or former partner, director, officer, employee or shareholder of the Company or the Subsidiary or any associate or Affiliate thereof, or any parent, spouse, child, brother, sister or any other relative with a relationship (by blood, marriage or adoption) of not more remote than first cousin of any of the foregoing (collectively, "Family Members"), is presently, or during the 12-month period ending on the date of this Agreement has been, directly or indirectly (i) a party to any transaction with the Company (including any contract, agreement or other arrangement providing for the furnishing of services by, or rental of real or personal property from, or otherwise requiring payments to, any such director, officer, employee or shareholder or such associate) or (ii) to the Company's Knowledge, the direct or indirect owner of an interest in any corporation, firm, association or business organization (other than the ownership of less than two percent (2%) of the outstanding capital stock of any publicly traded entity) which is a present (or potential) competitor, lender, broker or customer of the Company or the Subsidiary, nor does any member of management or any of their Family Members receive income from any source other than the Company or the Subsidiary which relates to the Company's or the Subsidiary's business or should properly accrue to the Company or the Subsidiary. Schedule 3(o) of the Disclosure Schedule sets forth a list of all Family Members who are currently employed or who were employed by the Company or the Subsidiary at any time during the last three fiscal years together with a description of job, title and annual salary and bonus for each such person. Neither the Company nor the Subsidiary has any loans outstanding to any employee, officer, director or shareholder of the Company or the Subsidiary or to any Family Member.

                  p. Disclosure. No representation, warranty or statement of the Company contained in this Agreement, or any other agreement contemplated by this Agreement, or any certificate, schedule, annex or other writing furnished to the Buyer by the Company, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement contained herein or therein, in light of the circumstances under which they were made, not misleading.

                  q. Investment Company Act. The Company is not an "investment company" within the meaning of such term under the Investment Company Act of 1940 and the rules and regulations of the SEC thereunder.

                  r. Securities Act. Assuming that the representations and warranties of the Buyer contained in Article 2 are true and correct, the Company has complied with all applicable Federal and state securities laws in connection with the issuance and sale of the Shares. Neither the Company nor anyone acting on its behalf has offered to sell the Shares or similar securities to, or solicited offers with respect thereto from, or entered into any preliminary conversations or negotiations relating thereto with, any person, so as to bring the issuance and sale of such Shares under the registration provisions of the 1933 Act.

                  s. Brokers. Other than the Placement Agents (as defined below), no agent, broker, investment banker, person or firm acting on behalf of the Company or under the authority of the Company is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly from any of the parties in connection with any of the transactions contemplated by this Agreement.

                  t. Small Business Matters. The Company, together with its "Affiliates" (as that term is defined in Title 13, Code of Federal Regulations, e121.103), is a "small business concern" within the meaning of the Small Business Investment Act of 1958 and the regulations thereunder (the "SBIC Act"), including Title 13, Code of Federal Regulations, e121.301. The information set forth in the Small Business Administration Forms 480, 652 and Section A of Form 1031 which have been delivered on or prior to the date hereof to the SBIC, regarding the Company is accurate and complete. Neither the Company nor the Subsidiary or Affiliates thereof presently engages in, and it shall not hereafter engage in, any activities , nor shall the Company or its Subsidiary or Affiliates thereof use directly or indirectly the proceeds from the sale of the shares of the capital stock of the Company hereunder (including the Warrants and any capital stock issued respect hereof) for any purpose for which a "small business investment company" (an "SBIC") (as defined in Section 103(3) of the SBIC Act) is prohibited from providing funds by the SBIC Act, including Title 13, Code of Federal Regulations Section, ss. 107.720.G.

                  4. CERTAIN COVENANTS AND ACKNOWLEDGMENTS.

                  a. Restrictions On Transferability. The Company shall not be required to register the transfer of any Shares on the books of the Company unless: (i) such securities have been registered under applicable Federal and state securities laws, (ii) such shares are being transferred pursuant to Rule 144, or any successor rule, promulgated under the 1933 Act or (iii) the Company shall have been provided with an opinion of counsel reasonably satisfactory to it to the effect that the proposed transfer is exempt from the registration requirement of the 1933 Act and the relevant state securities laws.

                  b. Restrictive Legend. The Buyer acknowledges and agrees that until such time as the Shares have been registered under the 1933 Act as contemplated herein and sold in accordance with an effective registration statement, the Shares shall bear a restrictive legend in substantially the following form:

         THESE SECURITIES (THE "SECURITIES") HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES, A TRANSFER PURSUANT TO RULE 144, OR ANY SUCCESSOR RULE, UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL OR OTHER REASONABLE ACCEPTABLE EVIDENCE TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.

                  c. Filings. The Company undertakes and agrees to make all necessary filings in connection with the sale of the Shares and the Warrants to the Buyer under any United States laws and regulations and any applicable state securities or "Blue Sky" laws, or by any domestic securities exchange or trading market, and to provide a copy thereof to the Buyer promptly after such filing.

                  d. Reporting Status. So long as the Buyer beneficially owns any of the Shares, the Company shall file all reports required to be filed with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, and the Company shall not terminate its status as an issuer required to file reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act") even if the Exchange Act or the rules and regulations thereunder would permit such termination.

                  e. Use of Proceeds. (i) The Company will use the proceeds from the sale of the Shares and the Warrants and the exercise of any Warrants (excluding amounts paid by the Company for legal fees and finder's fees in connection with the sale of the Shares and the Warrants) for internal working capital purposes, and shall not, directly or indirectly, use such proceeds for any loan to or investment in any other corporation, partnership enterprise or other person.

                  (ii) The proceeds from the sale of the shares of capital stock of the Company (including the Warrants and any capital stock issued in respect thereof) pursuant to this Agreement (the "Proceeds") shall be used by the Company for general corporate purposes. The Company, the Subsidiary and Affiliates thereof shall provide to representatives of the Buyer which is an SBIC and the SBA reasonable access to its books and records for the purpose of confirming such use of the Proceeds or for other purposes related to the qualifications of the financing provided hereunder or under any of the Documents. If the Company breaches its representations and warranties made in
Section 3(t) in any materials respect, such SBIC may elect that any shares of the Company's capital stock and the Warrants held by such SBIC be repurchased by the Company at original cost plus accrued dividends or interest thereon.

                  (iii) So long as an SBIC holds any securities of the Company, the Company, its subsidiaries and Affiliates thereof will comply at all times with the non-discrimination requirements of 13 C.F.R. Parts 112, 113 and 117.

                  (iv) Within 45 days after the end of each fiscal year, and at any other time reasonably requested by any SBIC, the Company shall deliver to such SBIC a written assessment, in form and substance satisfactory to such SBIC of the economic impact of such SBIC's investment in the Company, specifying (1) the full-time equivalent jobs created or retained in connection with the investment, and (2) the impact of the investment on the Company's business in terms of revenue and profits, and on taxes paid by the Company, its subsidiaries and Affiliates thereof and their respective employees. Upon advance written request, the Company promptly (and in any event within 20 days of such request) shall furnish to any SBIC all information (1) reasonably requested by such SBIC in order for such SBIC to comply with the requirements of 13 C.F.R. Section
107.620 or to prepare and file Small Business Administration Form 468 and (2) reasonably requested or required by any Governmental Authority asserting jurisdiction over such SBIC. Any submission of financial information pursuant to this Section shall be under cover of a certificate executed by the president, chief executive officer, chief financial officer or treasurer of the Company certifying that such information (1) relates to the Company, its subsidiaries and affiliates thereof (2) is accurate and (3) if applicable, has been audited by the Company's independent auditors.

                  f. Broker's Fees. The Buyer acknowledges that the Company intends (i) to pay The Boston Group, L.P. and First Granite Securities, Inc. (together, the "Placement Agents") fees of ten percent (10%) and two percent (2%), respectively, of the Purchase Price paid by the Buyer, and (ii) to issue to the Placement Agents warrants to purchase an aggregate of 250,000 shares of Common Stock of the Company (the "Placement Agent Warrants", such aggregate being the total number of Placement Agent Warrants to be issued under this Agreement and the Affiliate Purchase Agreement) with an exercise price per share equal to the greater of (a) $2.00 and (b) the Market Price (as defined in Section 4(h) of this Agreement).

                  g. Expenses. The Company shall pay the Buyer a non-accountable expense reimbursement (the "Expense Reimbursement") of $50,000 to cover the Buyer's expenses, including legal fees and disbursements. The Expense Reimbursement shall be payable in United States Dollars. In addition, the Company shall pay any and all stamp and other documentary taxes payable or determined to be payable in connection with the issuance of the Shares and agrees to hold the Buyer harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes.

                  h. Warrants. The Company shall issue to the Buyer the Warrants, which shall consist of five-year warrants to purchase 666,666 shares of Common Stock (the "Exercise Shares") of which (i) Warrants to purchase 333,333 shares of Common Stock shall be exercisable at a price per share equal to the greater of (a) $1.50 or (b) the closing or last price of the Common Stock on the Composite Tape or other comparable reporting system for the trading day immediately preceding the Closing Date (the "Market Price"), and (ii) Warrants to purchase 333,333 shares of Common Stock shall be exercisable at a price per share such that the weighted average exercise price of the 666,666 Warrants issued by the Company to the Buyer under this Agreement shall equal (a) $2.25, if the exercise price of the Warrants issued under Section 4(h)(i) is less than or equal to $1.75, or (b) $2.15, if the exercise price of the Warrants issued under Section 4(h)(i) is greater than $1.75; provided, however, that in no case will the exercise price of any Warrants be less than the Market Price.

                  i. Board of Directors. The Company's Board of Directors shall refrain from filling one of its two currently existing vacancies until such time as a Buyer Nominee (as defined below), if any, has been appointed a Director by the Board of Directors. For the longer of (x) a period of one (1) year beginning on the Closing Date and (y) the period that the Buyer and its Affiliates hold, in the aggregate, shares of capital stock equal to at least five percent (5%) of the outstanding Common Stock of the Company, the Buyer shall have the right to request that its representative, who shall be reasonably acceptable to the Company ("Buyer Nominee"), be appointed to the Company's Board of Directors. Such request shall be made in writing to the Company. Within ten (10) days after its receipt of such request, the Company's Board of Directors shall appoint the Buyer Nominee as a member of the Company's Board of Directors (the "Nominee Appointment"). At the first Company annual shareholders meeting following the Nominee Appointment and at each Company annual shareholders meeting thereafter, the Company shall nominate one representative of the Buyer to the Company's Board of Directors; provided, however, that this subsection 4(i) shall be applied in concert with Section 4(i) of the Affiliate Purchase Agreement such that only one (1) representative of IMPRIMIS SB L.P. and WEXFORD SPECTRUM INVESTORS LLC shall serve on the Company's Board of Directors at any one time pursuant to Section 4(i) of this Agreement or Section 4(i) of the Affiliate Purchase Agreement.

                  j. Conduct Of Business. (i) From the date of this Agreement until the Closing Date, the Company shall operate its business only in the ordinary course of business consistent with past practice. The Company shall not, until the Closing Date, directly or indirectly, cause or permit any state of affairs, action or omission described in clauses (i) through (xiii) of
Section 3(h).

                  (ii) From the Closing Date and for so long as the Buyer and its Affiliates, in the aggregate, hold an amount of shares of Common Stock equal to at least five percent (5)% of the Common Stock then outstanding, the Company shall not change its line of business without the prior written consent of the Buyer.

                  (iii) The Company shall (i) take all actions required to assure that the Company remains duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) take all actions required to assure that the Company obtains and maintains all material requisite governmental authority, licenses, and material permits to conduct its business, (iii) conduct its business in material compliance with all requirements of Federal and state law applicable to the Company, and (iv) use commercially reasonable efforts to file all reports or filings with the Internal Revenue Service required of a Qualified Small Business (as defined in Section 1202(d) of the Internal Revenue Code of 1986, as amended), and provide each licensed SBIC with all information requested by any Governmental Authority to permit such SBIC to comply with its obligations under the SBIC Act. Each SBIC shall use commercially reasonable efforts to protect any information which the Company labels as confidential. If any such confidential information is required to be disclosed by such SBIC in order to comply with any such request, the SBIC shall cause to be filed a confidential treatment request on behalf of the Company seeking to withhold from public availability all of such confidential information. For purposes of this Section 4(j), the term "Governmental Authority" shall mean any government or state (or any subdivision thereof), whether domestic, foreign or multinational (including European Union), or any agency, authority, bureau, commission, department or similar body or instrumentality thereof, or any governmental court or tribunal.

                  k. Further Assurances. Each party shall use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement as expeditiously as practicable and to ensure that the conditions set forth in Articles 6 and 7 are satisfied, insofar as such matters are within the control of any of them.

                  l.  Access And  Information.  From the date of this  Agreement until the first to occur of (x) the Closing Date and (y) the termination of this Agreement in accordance with Article 11, the Company shall permit the Buyer and its representatives to make such investigation of the business, operations and properties of the Company as the Buyer deems necessary or desirable in connection with the transactions contemplated by this Agreement. Such investigation shall include access to the respective directors, officers, employees, agents and representatives (including legal counsel and independent accountants) of the Company and the properties, books, records and commitments of the Company. The Company shall furnish the Buyer and its representatives with such financial, operating and other data and information, and copies of documents with respect to the Company or any of the transactions contemplated by this Agreement, as the Buyer shall from time to time reasonably request. Such access and investigation shall be made upon reasonable notice and at reasonable places and times. Such access and information shall not in any way affect or diminish any of the representations or warranties hereunder. Without limiting the foregoing, during such period, the Company shall keep the Buyer informed as to the business and operations of the Company and shall consult with the Buyer as appropriate.

                  m. Reporting Requirements. For so long as the Buyer and its Affiliates, in the aggregate, or its transferees (except transferees who acquire the Buyers' Common Stock in a transaction not exempt from the registration requirements of the 1933 Act), hold an amount of shares of Common Stock equal to at least five percent (5%) of the Common Stock then outstanding, the Buyer shall have the right to request, and if so requested the Company shall furnish to the Buyer, the following:

                  (i) as soon as practicable after the end of each month and fiscal quarter, and in any event within 45 days thereafter, copies of: (A) an unaudited consolidated balance sheet of the Company as at the end of such month and quarter, (B) unaudited consolidated statements of operations, shareholders' equity and cash flows of the Company for the period ending with such month and quarter and setting forth in comparative form the figures for the corresponding periods in the preceding fiscal year certified by the chief financial officer of the Company as complete and correct, and having been prepared in accordance with GAAP (other than monthly balance sheets and statements of operations, shareholders' equity and cash flows) subject to the absence of footnotes and changes resulting from year-end adjustments;

                  (ii) such financial information (other than the information described in clause (i) above) as the Company and Buyer may agree;

                  (iii) as soon as practicable after the end of each fiscal year of the Company, and in any event within 90 days thereafter, copies of: (i) a consolidated balance sheet of the Company as at the end of such year, and (ii) consolidated statements of operations, shareholders' equity and cash flows of the Company for such year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, together with supporting notes thereto and accompanied by an opinion thereon of independent accountants of recognized national standing, together with a summary prepared by the Company concerning the Company's operations and financial condition;

                  (iv) no later than 60 days prior to the end of each fiscal year of the Company, the proposed annual business plan and budget (including the capital expenditures and financing plans) of the Company for the next fiscal year;

                  (v) promptly after sending, making available, or filing the same, all reports and financial statements that the Company sends or makes available to the shareholders of the Company or files with the SEC; and

                  (vi) any other information respecting the business, properties or the condition or operations, financial or otherwise, of the Company that the Buyer may from time to time reasonably request, including, but not limited to, business units analyses, performance reviews analyses and monthly sales analyses.

                  The Buyer agrees that with respect to any information received by it pursuant to this subsection (m) ("Requested Information"), the Buyer will use the Requested Information solely for purposes of monitoring and/or assessing its investment in the Company and not for any other purpose and will keep the Requested Information confidential. The Buyer acknowledges that if, and to the extent, it receives Requested Information which is non-public, material information relating to the Company, it may be subject to legal restrictions in connection with the "insider trading" provisions of the federal securities laws with respect to such Requested Information.

                  n. No Shopping. From the date of this Agreement until the earlier of (i) the Closing Date and (ii) the date this Agreement is terminated in accordance with Article 11, the Company shall not, and shall ensure that any directors, officers, agents, representatives or Affiliates of the Company do not, directly or indirectly, solicit or initiate, enter into or conduct, discussions concerning, or exchange information (including by way of furnishing information concerning the Company or their respective businesses) or enter into any negotiations concerning, or solicit, entertain or agree to any proposals for, (i) a merger, consolidation or other business combination involving the Company, (ii) a sale of any equity interest in the Company, (iii) a sale of a significant portion of business or assets of the Company, (iv) a recapitalization or restructuring of the Company or (v) a transaction similar to any of the foregoing. In addition, during such time period, the Company shall not authorize, direct or knowingly permit any officer, shareholder, director, employee or agent of the Company to do any of the foregoing and the Company shall notify the Buyer promptly of the identity of any person who approaches the Company with respect to any of the foregoing, as well as the price and terms of any such proposal, if applicable

                  o. Public Announcements. No press release or public announcement related to this Agreement or the transactions contemplated hereby shall be issued or made without the joint approval of the Buyer and the Company, the Buyer's approval which shall not be unreasonably withheld, unless required by applicable law or legal process in which case the Buyer and the Company shall have the right, to the extent reasonably practicable, to review and comment on such press release or announcement prior to publication.

                  p. Reserved Shares. The Company shall reserve and at all times keep available, free from preemptive rights, out of its authorized but unissued stock, a sufficient number of shares of Common Stock to provide for the issuance of such shares upon the exercise of the Warrants.

                  q. Notification. The Company shall promptly notify the Buyer of (i) any notice or other communications from any person or entity that the consent of such person or entity is or may be required in connection with the consummation of the transactions contemplated hereby and (ii) any notice or other communication from any Governmental Authority (as defined in Section 4(j)(iii) of this Agreement) in connection with the consummation of the transactions contemplated hereby.

                  r. Negative Covenants. For so long as the Buyer and its Affiliates hold an aggregate amount of shares of Common Stock equal to at least five percent (5%) of the Common Stock then outstanding on a fully diluted basis, then the following actions by the Company or the Subsidiary, shall require the prior written consent of the Buyer (in addition to any stockholder or Board of Directors approval as may be required by applicable statute, agreement or otherwise):


                  (i) the purchase, construction, acquisition, sale, lease, exchange or disposition of any property or asset, or the making of any investment, other than in the ordinary course of business, the purchase price or value of which exceeds $100,000;

                  (ii) the entry into any agreement or series of related agreements, including any agreement to borrow money that, either individually or collectively, (A) creates a monetary obligation or a liability greater than $100,000 or (B) grants a mortgage on, a security interest in, a pledge or otherwise encumbers, any material asset of the Company or the Subsidiary;

                  (iii) the entry into any transaction, including any contract, agreement or other arrangement providing for the furnishing of services by, or rental of real or personal property from, or otherwise requiring payments or the issuance of securities (including stock options) (or any amendments, modifications or waivers of any such contract, agreement or arrangement) to any shareholder (who holds in excess of five percent (5%) of the issued and outstanding voting securities of the Company) or any officer or director of the Company or any of their respective Affiliates, or any Family Members of any of the foregoing;

                  (iv) the initiation by the Company of a voluntary case, the filing of, or authorization to file a bankruptcy petition, or request for relief, under Title 11 of the United States Code (11 U.S.C. ss. 1, et seq.) or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or consent by the Company to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or a general assignment by the Company for the benefit of creditors, or the failure by the Company generally to pay their respective debts as they become due, or the taking by the Company of any action to authorize any of the foregoing;

                  (v) the loan of funds to, or the guaranty of any obligation or liability of, or the entry into any other agreement, transaction or arrangement with any, officer, director or shareholder (who holds in excess of five percent (5%) of the issued and outstanding voting securities of the Company) of the Company, the Subsidiary or any of their respective Affiliates or of any Family Members of any of the foregoing other than the reimbursement of expenses of any such person in the ordinary course in accordance with the policies of the Company;

                  (vi) the merger or the consolidation of the Company or the Subsidiary with or into another entity or other business combination or the sale, assignment, lease or other disposition of all or substantially all of the assets of the Company or the Subsidiary;

                  (vii) any issuance of securities or any recapitalization, restructuring or other reorganization of the Company, including the capitalization of any subsidiaries of the Company, or any repurchase or redemption of the Company's securities, other than (A) the issuance of shares of Common Stock upon the exercise of stock options either currently outstanding or hereinafter granted pursuant to the Company's 1991 Stock Option Plan, (B) the issuance of shares of Common Stock (1) upon the exercise of warrants outstanding as of the date of this Agreement, (2) upon the conversion of Debentures (as defined in Section 7(i) of this Agreement) outstanding as of the date of this Agreement, (3) upon the exercise of the Affiliate Warrants, or (4) upon the exercise of the Placement Agent Warrants, and (C) as expressly provided in this Agreement;

                  (viii) any distributions or dividends, whether in cash, securities or in property in kind, by the Company to its stockholders;

                  (ix) any material changes in accounting policies of the Company and any removal or appointment of the Company's independent accountants;

                  (x) the settlement of legal, administrative or other suits or proceedings in the Company's name in which the amount in dispute equals or exceeds $100,000;

                  (xi) the establishment or amendment of, or the grant, acceleration or waiver of any terms or conditions in, or determination or acceleration pursuant to the terms of, any pension, retirement, savings, deferred compensation, profit sharing, benefit or incentive plan or any stock option, stock appreciation, stock purchase, performance or other similar plan, for any or all current or former employees, officers or directors of the Company or any of their respective Affiliates or of any Family Member of any of the foregoing; provided that the granting of options to employees (other than officers) for amounts less than 25,000 shares per employee, pursuant to the Company's 1991 Stock Option Plan, under which a maximum of 414,808 options are currently authorized but unissued and can therefore be additionally granted, shall not require the consent of the Buyer;

                  (xii) the amendment of the Certificate of Incorporation or By-laws in any respect;

                  (xiii) any change in any of the names under which the Company conducts business

                  (xiv) the issuance of any new, or amendment to or modification or restatement of any existing, warrants, options, Debentures, calls, rights, commitments, agreements, arrangements or similar undertakings, other than (A) the issuance of options pursuant to the Company's 1991 Stock Option Plan, (B) as may be required to effect the transactions contemplated by this Agreement, and
(C) as expressly provided in this Agreement; or

                  (xv) any other transaction, agreement or arrangement or series of related transactions, agreements or arrangements that is material to the business of the Company or to the condition (financial or otherwise), operations, business, assets, liabilities, earnings or prospects of the Company, taken as a whole.

                  s. Additional Listing Application. The Company shall, within two (2) Business Days of the execution of this Agreement, file with AMEX an Additional Listing Application (the "Initial Application") for the Registrable Securities (as defined below, but for purposes of this Section 4(s), excluding the Warrants). To the extent that AMEX approves the Initial Application as to only the Shares and not as to all Registrable Securities (excluding the Warrants), the Company shall, within two (2) Business Days of the Closing Date, file a second or amended Additional Listing Application for the portion of the Registrable Securities (excluding the Warrants) the listing of which was not approved pursuant to the Initial Application.

                  t. Registration of Warrants. The Company shall use its best efforts to, within 60 days of the Closing Date, register (as such term is defined in Section 18(a)(i) of this Agreement) the Warrants for public trading in the United States securities markets.

                  5. CLOSING DATE.

                  The date and time of the issuance and sale of the Shares and the Warrants (the "Closing Date") shall occur no later than 12:00 Noon, New York time on the first NYSE trading day after the fulfillment or waiver of all closing conditions pursuant to Sections 6 and 7, or such other mutually agreed to time. The closing shall occur on such date at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

                  6. CONDITIONS TO THE COMPANY'S OBLIGATION TO SELL.

                  The Buyer understands that the Company's obligation to sell the Shares on the Closing Date is subject to the following conditions, any of which may be waived by the Company (with the exception of the condition set forth in Section 6(d)):

                  a. Delivery by the Buyer of good funds as payment in full of an amount equal to the Purchase Price in accordance with Section 1(c) hereof;

                  b. The accuracy on the Closing Date of the representations and warranties of the Buyer contained in this Agreement as if made on the Closing Date and the performance by the Buyer on or before the Closing Date of all covenants and agreements of the Buyer required to be performed on or before the Closing Date;

                  c. There shall not be in effect any law, rule or regulation prohibiting or restricting the transactions contemplated hereby.

                  d. The Company shall have received notification from AMEX that the Shares have been approved for listing by AMEX.

                  7. CONDITIONS TO THE BUYER'S OBLIGATION TO PURCHASE.

                  The Company understands that the Buyer's obligation to purchase the Shares on the Closing Date is conditioned upon the following, any of which may be waived by the Buyer (with the exception of the condition set forth in Section 7(c)):

                  a. Delivery by the Company to the Buyer of this Agreement, duly executed by the Company;

                  b. Receipt by the Buyer from the Company of the Expense Reimbursement;

                  c. Delivery by the Company to the Buyer of certificates evidencing the Shares and the Warrants, each (i) duly and validly issued, (ii) in the case of the Shares, listed upon AMEX pursuant to an Additional Listing Application that has been approved by AMEX, and (iii) in accordance with this Agreement;

                  d. The accuracy in all material respects on the Closing Date of the representations and warranties of the Company contained in this Agreement as if made on the Closing Date and the performance by the Company on or before the Closing Date of all covenants and agreements of the Company required to be performed on or before the Closing Date and reasonably satisfactory to the Buyer.

                  e. All permits, consents, approvals, licenses, orders, authorizations, registrations, declarations, filings and other actions that are required in connection with the execution, delivery or performance of this Agreement, the Warrants and the certificates evidencing the Shares or the transactions contemplated hereby and thereby in order to prevent any of the effects described in Section 3(d) with respect to any note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment, agreement or arrangement to which the Company is a party or by which any of its properties or assets are bound or with respect to any license, franchise, permit or other similar authorization held by the Company shall have been obtained or taken.

                  f. There shall not have been any material adverse change in the condition (financial or otherwise), operations, business, assets, liabilities, earnings or prospects of the Company or the Subsidiary, taken as a whole.

                  g. The Buyer shall have received a certificate of (i) an executive officer of the Company, dated the Closing Date, in substantially the form of ANNEX II and (ii) the Clerk or Assistant Clerk of the Company, dated the Closing Date, in substantially the form of ANNEX III, together with a copy of all documents referenced therein.

                  h. Delivery by the Company to the Buyer of an opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., in substantially the form attached hereto as ANNEX IV.

                  i. Of the Company's 7% Convertible Subordinated Debentures Due March 24, 2000 and the 7% Convertible Debentures Due October 29, 2000 (collectively, the "Debentures"), no less than ninety percent (90%) of the Debentures have been either (i) converted into Common Stock at a price of ninety cents ($0.90) per share of Common Stock, or (ii) agreed in writing by the holders thereof to be amended such that each Debenture provides (A) for the conversion thereof, for a period of thirty (30) days from the Closing Date, into Common Stock at a price of ninety cents ($0.90) per share of Common Stock and thereafter shall be convertible at the terms originally set forth in such Debenture, and (B) for a minimum conversion price of ninety cents ($0.90) per share of Common Stock.

                  j. The Company's authorized and outstanding capital stock as of the Closing Date includes (i) no greater than 13,935,000 shares of Common Stock outstanding, including (A) the Shares to be issued to the Buyer pursuant to this Agreement and the shares of Common Stock to be issued pursuant to the Affiliate Purchase Agreement, and the capital stock issuable upon exercise of the Warrants and the warrants issued pursuant to the Affiliate Purchase Agreement (the "Affiliate Warrants"), and (B) shares of Common Stock issuable upon the conversion of any outstanding Debentures at a conversion price of ninety cents ($0.90) per share, and (ii) no greater than 3,540,000 outstanding options or warrants to purchase Common Stock, including (A) all options issued or authorized and unissued under the Company's 1991 Stock Option Plan and (B) the Placement Agent Warrants, and excluding the Warrants and the Affiliate Warrants.

                  k. The Buyer shall have received duplicate originals of (A) an executed copy of U.S. Small Business Administration (the "SBA") Form 480 Size Status Declaration, (B) an executed copy of SBA Form 652 Assurance of Compliance for Nondiscrimination and (C) the information needed to complete Part A and Part B of SBA Form 1031.

                  l. The Company shall be in compliance with the requirements of
Section 713(a) of the AMEX Listing Standards and Requirements in connection with the issuance of the Shares.

                  m. There shall not be in effect any law, rule or regulation prohibiting or restricting the transactions contemplated hereby.

                  n. The Market Price is less than or equal to $2.15.

                  8. LOCK-UP

                  The Buyer hereby covenants and agrees not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities of the Company that are substantially similar to the Common Stock, including but not limited to any securities that are convertible into or exchangeable for, or that represent the right to receive, the Common Stock or any substantially similar securities until the expiration of a period of seventy-five (75) days from the Closing Date; provided however, that this
Section 8 shall not apply, and have no effect upon the Buyer, if (i) there has been a public announcement that a person or group of affiliated or associated persons (other than the Buyer and its Affiliates) has acquired beneficial ownership of twenty percent (20%) or more of the outstanding Common Stock or
(ii) a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by a person or group of affiliated or associated persons (other than the Buyer and its Affiliates) of twenty percent (20%) or more of the outstanding Common Stock, has been commenced or an announcement of an intention to make such an offer has been made.

                  9. GOVERNING LAW; SPECIFIC ENFORCEMENT; MISCELLANEOUS.

                  (i) This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York. Each of the parties consents to the jurisdiction of the federal courts whose districts encompass any part of the City of New York or the state courts of the State of New York sitting in the City of New York in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions. A facsimile transmission of this signed Agreement shall be legal and binding on all parties hereto. This Agreement may be signed in one or more counterparts, each of which shall be deemed an original. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction. This Agreement may be amended only by an instrument in writing signed by the party to be charged with enforcement. This Agreement, the Warrants and the schedules, annexes and exhibits hereto or thereto contain the entire agreement among the parties with respect to the transactions contemplated by this Agreement and supersedes all prior agreements and understandings among the parties hereto with respect to the subject matter hereof.

                  (ii) Each party expressly agrees that the other party will be irreparably damaged if this Agreement is not specifically enforced, including, without limitation, the covenant set forth in Section 4(i). Upon a breach or threatened breach of the terms, covenants or conditions of this Agreement, the non-breaching party shall, in addition to all other remedies, be entitled to a temporary or permanent injunction, without any showing of any actual damage, or a decree for specific performance, in accordance with the provision hereof.

                  10. NOTICES.

                  All notices, requests and other communications to any party hereunder shall be in writing and sufficient if delivered personally or sent by telecopy (with confirmation of receipt) or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

COMPANY:                  MEDIA LOGIC, INC.
                          310 South Street
                          Plainville, MA  02762
                          Attention:  Chief Executive Officer
                          Telecopier No.:  (508) 695-8593

                          with a copy to:

                          Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. One Financial Center
                          Boston, MA 02111
                          Attention: Richard R. Kelly, Esq.
                          Telecopier No.:  (617) 542-2241


BUYER:                    WEXFORD SPECTRUM INVESTORS LLC
                          c/o Wexford Management LLC
                          411 West Putnam Avenue
                          Greenwich, Connecticut  06830
                          Attention:  Robert H. Holtz
                          Telecopy:  (203) 862-7310

                          With a copy to:

                          Howard, Darby & Levin
                          1330 Avenue of the Americas
                          New York, New York  10019
                          Attention:   Michael B. Hopkins, Esq.
                          Telecopy:  (212) 841-1010


or to such other address or telecopy number as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Each such notice, request or communication shall be effective when received or, if given by mail, when delivered at the address specified in this Section or on the fifth business day following the date on which such communication is posted, whichever occurs first.

                  11. TERMINATION. (a) This Agreement shall terminate on the earliest to occur of any of the following events:

                           (i) the mutual written agreement of the Buyer and the
Company;

                           (ii)  at  the  discretion  of  either  party,  if the
Closing shall not have occurred prior
to the close of business on December 31, 1997;

                           (iii) by written  notice of the Buyer to the Company,
if the Company shall have materially breached any of its representations, warranties or agreements contained in this Agreement; or

                           (iv) by written  notice of the  Company to the Buyer,
if the Buyer shall have materially breached any of its representations, warranties or agreements contained in this Agreement.

                  (b) Nothing in this Section shall relieve any party of any liability for a breach of this Agreement prior to its termination, except that if this Agreement terminates in accordance with Section 11(a) and the Buyer receives reimbursement of its costs and expenses in accordance with Section 4(h), then this Agreement shall terminate without any further liability. Except as aforesaid, upon the termination of this Agreement, all rights and obligations of the parties under this Agreement shall terminate, except their obligations under Section 4(g) and Section 4(o).

                  12. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Each of the Company's and the Buyer's representations, warranties, agreements and covenants shall survive the execution and delivery hereof of this Agreement and the delivery of the Shares and the Warrants. Neither the period of survival nor the liability of the Company with respect to the representations and warranties shall be reduced by any investigation made at any time by or on behalf of the Buyer.

                  13. INDEMNIFICATION. (a) The Company indemnifies and holds harmless the Buyer and its Affiliates and each of their members, directors, officers, employees and other agents and representatives from and against any and all liabilities, judgments, claims, settlements, losses, damages (including any diminution in value as appropriate), reasonable fees (including attorneys' and other experts' fees and disbursements), liens, taxes, penalties, obligations and expenses (collectively, "Losses") incurred or suffered by any such person or entity arising from, by reason of or in connection with any misrepresentation or breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement or any certificate or other document delivered by the Company under this Agreement. The Company shall indemnify and hold harmless the Buyer and its Affiliates and each of their members, directors, officers, employees and other agents and representatives from and against any and all Losses incurred or suffered by the Buyer, arising from, by reason of or in connection with any third party claim or action, or potential or threatened claim or action, related to this Agreement and the transactions contemplated hereby.

                  (b) The Company shall not have any liability under Section 13(a) unless the aggregate of all Losses relating thereto for which the Company would, but for this Section 13(b), be liable exceeds $50,000, in which case the Buyer shall be entitled to all Losses regardless of the limitation set forth in this sentence. The limitation on liability set forth in the immediately preceding sentence shall not apply (i) in the event of fraud, intentional misrepresentation or intentional breach or (ii) in the case of any representation or warranty set forth in Section 3(a) or Section 3(c).

                  (c) The Buyer indemnifies and holds harmless the Company and its Affiliates, directors, officers, employees and other agents and representatives, from and against any and all Losses incurred or suffered by any such person or entity arising from, by reason of or in connection with any misrepresentation or breach of any representation, warranty or agreement of the Buyer contained in this Agreement or any certificate or other document delivered by the Buyer under this Agreement.

                  (d) In case any claim or litigation which might give rise to any obligation of a party under the indemnity and reimbursement provisions of this Agreement (each an "Indemnifying Party") shall come to the attention of the party seeking indemnification hereunder (the "Indemnified Party"), the Indemnified Party shall notify in writing promptly the Indemnifying Party of the existence, nature and amount of potential loss. Failure to give such notice shall not affect the rights of the Indemnified Party, except to the extent that the Indemnifying Party shall have been materially prejudiced by such failure.
The Indemnifying Party shall be entitled to participate in and, if (i) such claim can properly be resolved by money damages alone and the Indemnifying Party has the financial resources to pay such damages and (ii) the Indemnifying Party admits that this indemnity fully covers the claim or litigation, the Indemnifying Party shall be entitled to direct the defense of any claim at its expense, but such defense shall be conducted by legal counsel reasonably satisfactory to the Indemnified Party. No Indemnifying Party shall be liable to an Indemnified Party for any settlement of any action or claim without the consent of the Indemnifying Party; provided that the Indemnifying Party shall not unreasonably withhold its consent to any such settlement. No Indemnifying Party shall, except with the consent of the Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability and equitable claims in response to such claim or litigation.

                  (e) Nothing contained in this Article 13, or elsewhere in this Agreement, shall be deemed an election of remedies under this Agreement or limit in any way the liability of any party under any other agreement to which such party is a party relating to this Agreement or the transactions contemplated by this Agreement.

                  14. ASSIGNMENT. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any party hereto without the prior written consent of the other party; provided that notwithstanding the foregoing, the Buyer may assign this Agreement and the rights and obligations hereunder, in whole or in part, to an Affiliate. Any instrument purporting to make an assignment in violation of this Section shall be void. All covenants, agreements, representations, warranties and undertakings in this Agreement made by and on behalf of any party hereto shall bind and inure to the benefit of the successors and permitted assigns of such party.

                  15. BENEFITS OF AGREEMENT. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement is for the sole benefit of the parties hereto and not for the benefit of any third party.

                  16.  DESCRIPTIVE  HEADINGS;   CERTAIN   INTERPRETATIONS.   (a)
Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

                  (b) Whenever any party makes any representation, warranty or other statement to such party's knowledge, such party will be deemed to have made due inquiry into the subject matter of such representation, warranty or other statement.

                  (c) Except as otherwise expressly provided in this Agreement, the following rules of interpretation apply to this Agreement: (i) the singular includes the plural and the plural includes the singular; (ii) "or" and "any" are not exclusive and "include" and "including" are not limiting; (iii) a reference to any agreement or other contract includes permitted supplements and amendments; (iv) a reference to a law includes any amendment or modification to such law and any rules or regulations issued thereunder; (v) a reference to a person includes its permitted successors and assigns; (vi) a reference to GAAP refers to United States GAAP; and (vii) a reference in this Agreement to an Article, Section, Exhibit or Schedule is to the Article, Section, Exhibit or Schedule of this Agreement.

                  17. GENERAL. All Exhibits, Annexes, Schedules and Disclosure Schedules are hereby incorporated by reference and made a part of this Agreement.

                  18. REGISTRATION OF REGISTRABLE SECURITIES.

                         (a)        Shelf Registration.

                           (i) The Company  shall (x) within thirty (30) days of
         the Closing Date file with the Securities and Exchange Commission (the "SEC") a Shelf Registration Statement (as defined below) relating to the offer and sale of (a) the Shares of Common Stock (including shares issuable or issued upon the exercise of any Warrants or the exercise of any other exchange, conversion or similar right), (b) any securities issued in respect of any such shares by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger or consolidation or reorganization and (c) the Warrants (collectively, the "Registrable Securities") by the holders of Registrable Securities from time to time in accordance with the methods of distribution elected by such holders and set forth in such Shelf Registration Statement. "Register," "registered" and "registration" each refer to a registration of Registrable Securities effected by filing with the SEC a registration statement in compliance with the Securities Act and the declaration or ordering by the SEC of effectiveness of such registration statement. "Shelf Registration" means a registration effected pursuant to this Section 18. "Shelf Registration Statement" means a shelf registration statement of the Company filed with the SEC pursuant to the provisions of this Section 18 which covers some or all of the Registrable Securities, as applicable, on Form S-3 under Rule 415 under the Securities Act, or any similar rule that may be adopted by the SEC, amendments and supplements to such registration statement, including post-effective amendments, in each case including the prospectus contained therein, all exhibits thereto and all material incorporated by reference therein; provided, however, that the registration of the Warrants pursuant to this Section 18 is subject to the prior approval of the Company's Board of Directors.

                           (ii) The Company shall use its best efforts (x) to cause such Shelf Registration Statement to be declared effective under the Securities Act as promptly as practicable but in no event more than ninety (90) days after the Closing Date and (y) after the effectiveness of the Shelf Registration Statement, promptly upon the request of the Buyer or any permitted transferee or assignee pursuant to Section 18(h) holding any Registrable Securities (such transferees and assignees, together with the Buyer, are collectively referred to in this Section 18 as the "Investors"), to take any action necessary to register the sale of any Registrable Securities of such Investor and to identify such Investor as a selling securityholder.

                           (iii) If the Shelf Registration Statement covering the Registrable Securities required to be filed by the Company under
         Section 18(a)(i) is not declared effective by ninety (90) days after the Closing Date (the "Required Effective Date"), then the Company will make payments to the Buyer in such amounts and at such times as shall be determined pursuant to this Section 18(a)(iii). The amount to be paid by the Company to the Buyer shall be equal to one (1) percent of the Purchase Price per calendar week (or any pro rata portion thereof) from the Required Effective Date until the Shelf Registration Statement is declared effective by the SEC and shall be paid to the Buyer based upon the period between (x) the Required Effective Date and the first Computation Date and (y) each Computation Date thereafter and the immediately preceding Computation Date (the "Periodic Amount"). The full amount of each Periodic Amount shall be paid to the Buyer in immediately available funds within five (5) days after each Computation Date. Notwithstanding the foregoing, the amount payable by the Company pursuant to this provision shall not be payable (x) to the extent any delay in the effectiveness of the Shelf Registration Statement occurs because of an act of, or a failure to act or to act timely by, the Buyer or its counsel in connection with any act for which the Buyer and its counsel have had adequate and sufficient notice, or (y) in the event all of the Registrable Securities may be sold pursuant to Section
         (k) of Rule 144 promulgated under the 1993 Act. As used in this Section, "Computation Date" means the date which is thirty (30) days after the Required Effective Date, and, if the Shelf Registration Statement required to be filed by the Company pursuant to this Section is not then effective, thirty (30) days after the previous Computation Date (pro rata for any partial period) until the Shelf Registration Statement is so declared effective by the SEC.

                           (b) Registration  Procedures.  In connection with any
Shelf Registration Statement, the Company shall do each of the following:

                           (i) prepare promptly, and file with the SEC by thirty
         (30) days after the Closing Date, a Shelf Registration Statement with respect to the Registrable Securities and use its best efforts to cause to keep the Shelf Registration Statement continuously effective in order to permit the prospectus forming part thereof to be usable by the Investors for a period (the "Registration Period") equal to the earliest of (1) five years from the effective date of such Shelf Registration Statement, (2) the date when each Investor may sell all Registrable Securities held by such Investor pursuant to Section (k) of Rule 144 and (3) the date the Investors no longer owns any Registrable Securities, which Shelf Registration Statement (including any amendments or supplements thereto and prospectuses contained therein) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading;

                           (ii) prepare and file with the SEC such amendments (including post-effective amendments) and supplements to the Shelf Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Shelf Registration Statement effective and current during the entire Registration Period and, at all times during the Registration Period, to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by the Shelf Registration Statement, including such amendments and supplements as may be necessary, until all of such Registrable Securities have been disposed of in accordance with the intended method of disposition from time to time by prospective seller or sellers of such Registrable Securities as set forth in the Shelf Registration Statement;

                           (iii) furnish to each selling Investor, and its legal counsel identified to the Company, (1) promptly after the same is prepared and publicly distributed, filed with the SEC or received by the Company, one copy of the Shelf Registration Statement and any amendment thereto, each prospectus and each amendment or supplement thereto, (2) each letter written by or on behalf of the Company to the SEC or the staff of the SEC and each item of correspondence from the SEC or the staff of the SEC relating to such Shelf Registration Statement (other than any portion of any thereof which contains information for which the Company has sought confidential treatment), and (y) such number of copies of a prospectus in conformity with the requirements of the Securities Act, and such other documents, as such Investor may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities owned by such Investor;

                           (iv) permit a single firm of counsel designated by the Buyer and reasonable satisfactory to the Company to review the Shelf Registration Statement and all amendments and supplements thereto at a reasonable period of time prior to their filing with the SEC, and not file any document in a form to which such counsel reasonably objects in written notice to the Company given within three (3) business days of counsel's receipt of the Shelf Registration Statement or any amendment or supplement thereto;

                           (v) use its best efforts to register or qualify the shares of Registrable Securities covered by such Shelf Registration Statement under such other securities or blue sky or other applicable laws of such jurisdiction within the United States as each prospective seller shall reasonably request, to enable such seller to consummate the public sale or other disposition in such jurisdictions of the shares of Registrable Securities owned by such seller;

                           (vi) as promptly as practicable after becoming aware of such event, notify each holder of Registrable Securities of the happening of any event of which the Company has knowledge, as a result of which the prospectus included in the Shelf Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make statements therein in light of the circumstances under which they were made, not misleading, and use its best efforts promptly to prepare a supplement or amendment to the Shelf Registration Statement or other appropriate filing with the SEC to correct such untrue statement or omission, and deliver a number of copies of such supplement or amendment to each such holder as such holder may reasonable request;

                           (vii) as promptly as practicable after becoming aware of such event, notify each Investor who holds Registrable Securities being sold (or, in the event of an underwritten offering, the managing underwriters) of the issuance by the SEC of a notice of effectiveness or any stop order or other suspension of the effectiveness of the Registration Statement at the earliest possible time;

                           (viii) use its best efforts to cause the Registrable Securities to be listed for trading on the American Stock Exchange (or on any other national securities exchange on which the Company's Common Stock is then listed);

                           (ix) provide a transfer agent and registrar, which may be a single entity, for the Registrable Securities not later than the effective date of the Shelf Registration Statement;

                           (x) cooperate with the Investors to facilitate the timely preparation and delivery of certificates for the Registrable Securities to be offered pursuant to the Shelf Registration Statement and enable such certificate for the Registrable Securities to be in such denominations or amount as the case may be, as the Investors may reasonable request; and

                           (xi) take all other reasonable actions necessary to expedite and facilitate disposition by any Investor of the Registrable Securities pursuant to the Shelf Registration Statement.

                           (c)  Designation of  Underwriter.  In the case of any
registration effected pursuant to this Section 18, a majority in interest of the holders of Registrable Securities shall have the right to designate the managing underwriter in any underwritten offering.

                           (d) Cooperation by Prospective Sellers.

                           (i) Each prospective seller of Registrable Securities, and each underwriter designated by each such seller, will furnish to the Company such information as the Company may reasonably require from such seller or underwriter in connection with the Shelf Registration Statement (and the prospectus included therein). No holder of Registrable Securities may participate in any offering unless such holder completes and executes all questionnaires, indemnities, underwriting agreements and other documents required in connection with the offering.

                           (ii) Failure of a prospective seller of Registrable Securities to furnish the information and agreements described in this Agreement shall not affect the obligations of the Company under this Agreement to remaining sellers to furnish such information and agreements unless, in the reasonable opinion of counsel to the Company or the underwriters, such failure impairs or may impair the viability of the offering or the legality of the registration or the underlying offering.

                           (iii) The Investor included in the registration will not (until further notice by the Company) effect sales thereof (or deliver a prospectus to any purchaser) after receipt of telegraphic or written notice from the Company to suspend sales to permit the Company to correct or update a registration statement or prospectus. In connection with any offering each Investor who is a prospective seller, will not use any offering document, offering circular or other offering materials with respect to the offer or sale of Registrable Securities, other than the prospectuses provided by the Company and any documents incorporated by reference therein.

                           (e) Expenses. All expenses incurred in complying with
this Section 18, including, without limitation, all registration, qualifications and filing fees (including all expenses incident to filing with the American Stock Exchange), fees and expenses of complying with securities and "blue sky" laws, printing expenses and fees and disbursements of counsel for the Company and one counsel for the Investors, and of the independent certified public accountants shall be paid by the Company; provided, however, that all underwriting discounts and selling commissions applicable to the Registrable Securities covered by registrations effected pursuant to this Section 18 shall not be borne by the Company but shall be borne by the seller or sellers.

                           (f) Indemnification.

                           (i)  In  the  event  of  any   registration   of  any
         Registrable  Securities  under  the  Securities  Act  pursuant  to this
         Section 18 or registration or qualification of any Registrable Securities pursuant to this Section 18, the Company shall indemnify and hold harmless the seller of such shares, each underwriter of such shares, if any, each broker or any other person acting on behalf of such seller and each other person, if any, who controls any of the foregoing persons, within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which any of the foregoing persons may become subject under the Securities Act, the 1934 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any registration statement under which such Registrable Securities as registered under the Securities Act, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, or any document prepared or furnished by the Company incident to the registration or qualification of any Registrable Securities pursuant to this Section 18, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or, with respect to any prospectus, necessary to make the statements therein in light of the circumstances under which they were made, not misleading, or any violation by the Company of the Securities Act, the 1934 Act or any state securities or "blue sky" laws or any rule regulation under the Securities Act, the 1934 Act or state securities law or relating to action or inaction required of the Company in connection with such registration or qualification under such state securities or blue sky laws; and shall reimburse such seller, such underwriter, broker or other person acting on behalf of such seller and each such controlling person for any legal or any other expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company shall not be liable (i) in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the registration statement, the preliminary prospectus or prospectus or in any amendment or supplement thereof pursuant to this Section 18 in reliance upon and in conformity with written information furnished to the Company through an instrument duly executed by such seller or such underwriter specifically for use in the preparation thereof and (ii) to any broker or other person acting on behalf of such seller to the extent that any such loss, claim, damage or liability arises out of or is based upon any representation or other statement of such broker or other person that is not in conformity with the preliminary prospectus or prospectus.

                           (ii) Before Registrable Securities held by a prospective seller shall be included in any registration pursuant to this Section 18 such prospective seller and any underwriter acting on its behalf shall have agreed to indemnify and hold harmless (in the same manner and to the same extent as set forth in (i) above) the Company, each director of the Company, each officer of the Company who shall sign such registration statement and any person who controls the Company within the meaning of the Securities Act, with respect to any untrue statement or omission from such registration statement, any preliminary prospectus or prospectus contained therein, or any amendment or supplement thereof, if such untrue statement or omission was made in reliance upon and in conformity with written information furnished to the Company through an instrument duly executed by such seller or such underwriter, as the case may be, specifically for use in the preparation of such registration statement, preliminary prospectus, prospectus or amendment or supplement; provided that the maximum amount of liability in respect of such indemnification shall be limited, in the case of each prospective seller of Registrable Securities, to an amount equal to the net proceeds actually received by such prospective seller from the sale of Registrable Securities effected pursuant to such registration.

                           (iii) Notwithstanding the foregoing provisions of this Section 18, if pursuant to an underwritten public offering of Common Stock, the Company, the selling shareholders and the underwriters enter into an underwriting or purchase agreement relating to such offering which contains provisions covering indemnification among the parties thereto in connection with such offering, the indemnification provisions as set forth in this Section 18 shall be deemed inoperative for purposes of such offering.

                           (iv) Each party  entitled  to  indemnification  under
         this Section 18(f) (the "indemnified party") shall give notice to the party required to provide indemnification (the "indemnifying party") promptly after such indemnified party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the indemnifying party (at its expense) to assume the defense of any claim or any litigation resulting therefrom; provided that counsel who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the indemnified party and shall not, without the consent of the indemnified party, be counsel to the indemnifying party, and the indemnified party may participate in such defense, but only at such indemnified party's expense, and provided, further, that the omission by any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under this
         Section 18(f) except to the extent that the omission results in a failure of actual notice to the indemnifying party and such indemnifying party is damaged solely as a result of the failure to give notice. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

                           (g) Contribution.  To the extent any  indemnification
by an indemnifying party is prohibited or limited by law, the indemnifying party agrees to make the maximum contribution with respect to any amounts for which it would otherwise be liable under Section 18(f) to the fullest extent permitted by law; provided, however, that (a) no contribution shall be made under circumstances where the maker would not have been liable for indemnification under the fault standards set forth in Section 18; (b) no seller of Registrable Securities guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any seller of Registrable Securities who was not guilty of such fraudulent misrepresentation; and (c) contribution by any seller of Registrable Securities shall be limited in amount to the net amount of proceeds received by such seller from the sale of such Registrable Securities.

                           (h) Reports under Exchange Act. With a view to making
available to the Investors the benefits of Rule 144 promulgated under the Securities Act or any other similar rule or regulation of the SEC that may at any time permit the Investors to sell securities of the Company to the public without registration ("Rule 144"), the Company agrees to use its best efforts to:

                  (a) make and keep public information available, as those terms are understood and defined in Rule 144;

                  (b) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

                  (c) furnish to each Investor so long as such Investor owns Registrable Securities which continue to be "restricted securities" within the meaning of Rule 144(a)(3) under the Securities Act, promptly upon request, (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed with the SEC by the Company and (iii) such other information as may be reasonably requested to permit the Investors to sell such securities pursuant to Rule 144 without registration.

                           (i) Assignment of the Registration Rights. The rights
to have the Company register Registrable Securities pursuant to this Agreement shall be automatically assigned by the Investors to any transferee of the Registrable Securities only if: (a) the Investor agrees in writing with the transferee or assignee to assign such rights, and a copy of such agreement is furnished to the Company within a reasonable time after such assignment, (b) the Company is, within a reasonable time after such transfer or assignment, furnished with written notice of (i) the name and address of such transferee or assignee and (ii) the securities with respect to which such registration rights are being transferred or assigned, (c) immediately following such transfer or assignment the further disposition of such securities by the transferee or assignee is restricted under the Securities Act and applicable state securities laws, and (d) at or before the time the Company received the written notice contemplated by clause (b) of this sentence the transferee or assignee agrees in writing with the Company to be bound by all of the provisions contained herein. In the event of any delay in filing or effectiveness of the Registration Statement as a result of such assignment, the Company shall not be liable for any damages arising from such delay, or the payments set forth in Section 18(a) hereof.

                           (j)  Persons  deemed  to be  Holders  of  Registrable
Securities.  A  person  or  entity  is  deemed  to be a  holder  of  Registrable
Securities  whenever  such  person or entity  owns of  record  such  Registrable
Securities. If the Company receives conflicting instructions, notices or elections from two or more persons or entities with respect to the same Registrable Securities, the Company shall act upon the basis of instructions, notice or election received from the registered owner of such Registrable Securities.


                      [THIS SPACE INTENTIONALLY LEFT BLANK]

                  IN WITNESS WHEREOF, this Agreement has been duly executed by a duly authorized officer of each of the Buyer and the Company as of the date first above written.


                                       MEDIA LOGIC, INC.


                                       By:      /s/ William E. Davis, Jr.
                                                -------------------------
                                                William E. Davis, Jr.
                                                Chief Executive Officer



                                       WEXFORD SPECTRUM INVESTORS LLC


                                       By:      WEXFORD MANAGEMENT LLC,
                                                its Manager



                                       By:      /s/Robert H. Holtz
                                                ------------------
                                       Name:    Robert H. Holtz
                                       Title:   Senior Vice President



                                       Address of Buyer: 411 West Putnam Avenue
                                                         Suite 125
                                                         Greenwich, CT 06830
                                       Telephone No.:    (203) 862-7000
                                       Telecopier No.:   (203) 862-7300

         ANNEX I     FORM OF WARRANT

         ANNEX II    FORM OF OFFICER'S CERTIFICATE OF THE COMPANY

         ANNEX III   FORM OF SECRETARY'S/ASSISTANT SECRETARY'S
                     CERTIFICATE OF THE COMPANY

         ANNEX IV FORM OF OPINION OF MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C.